Confidential Draft Submission No. 2 Submitted on September 21, 2012
As filed with the Securities and Exchange Commission on ______, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

U.S. WELL SERVICES, LLC
(Exact name of registrant as specified in its charter)

Delaware	1389	90-0794304
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

770 South Post Oak Lane, Suite 405
Houston, Texas 77056
(832) 562-3730
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrants below

Brian Stewart
President and Chief Executive Officer
U.S. Well Services, LLC
770 South Post Oak Lane, Suite 405
Houston, Texas 77056
(832) 562-3730
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
E. James Cowen
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Telecopy: (713) 228-1331

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date hereof.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
14.50% Senior Secured Notes due 2017	$68,414,660	100%	$68,414,660

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The following subsidiary of U.S. Well Services, LLC is a co-registrant under this registration statement.

Name	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
USW Financing Corp.	Delaware	45-4533036

The name and address, including zip code, of the agent for service for the co-registrant is Brian Stewart, President and Chief Executive Officer of U.S. Well Services, LLC, 770 South Post Oak Lane, Suite 405, Houston, Texas 77056. The telephone number, including area code, of the agent for service for the co-registrant is (832) 562-3730. The co-registrant has the same principal executive offices as U.S. Well Services, LLC.

The information is this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED __________, 2012

PROSPECTUS
U.S. WELL SERVICES, LLC
Offer to Exchange
$68,414,660 14.50% Senior Secured Notes due 2017
that have been registered under
the Securities Act of 1933 for any and all
$68,414,660 14.50% Senior Secured Notes due 2017
that have not been registered under the Securities Act of 1933
This Exchange Offer will expire at 5:00 P.M.,
New York City time, on , 2012, unless extended.
We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $68,414,660 aggregate principal amount of our registered Senior Secured Notes due 2017, or the exchange notes, for a like principal amount of our outstanding 14.50% Senior Secured Notes due 2017, or the old notes. We refer to the old notes and the exchange notes collectively as the “notes.” The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the old notes.
We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on , 2012, unless extended.
We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and will be subject to reduced public company reporting requirements permitted thereby. See “Risk Factors” beginning on page 12 for a discussion of certain risks you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2012.

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, OR THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE OLD NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: U.S. Well Services, LLC, 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, telephone number (832) 562-3730. The exchange offer is expected to expire on                     , 2012 and you must make your exchange decision by the expiration date. To obtain timely delivery, you must request the information no later than                    , 2012, or the date which is five business days before the expiration date of this exchange offer.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and similar expressions are intended to identify forward-looking statements in this prospectus regarding us and our subsidiary.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors,” including the following:

•	our limited operating history;

•	fulfillment of our existing customer contract;

•	our ability to obtain raw materials and specialized equipment;

•	potential conflicts of interest faced by our managers, sponsors and members;

•	concentration of our customer base;

•	our ability to renew our existing customer contract and enter into additional service contracts;

•	dependence on the spending levels and drilling activity of the onshore oil and natural gas industry;

•	the availability of water;

•	our ability to maintain pricing;

•	the cyclical nature of the oil and natural gas industry;

•	changes in customer ownership or management;

•	delays in obtaining required permits;

•	our ability to raise additional capital to fund future capital expenditures;

•	increased vulnerability to adverse economic conditions due to our levels of indebtedness;

•	competition within the oil and natural gas industry;

•	technological developments or enhancements affecting us or our competitors;

•	asset impairment and other charges;

•	the potential for excess capacity in the oil and natural gas industry;

•	our identifying, making and integrating acquisitions;

•	the loss of key executives;

•	the control of our sponsor over voting and management;

•	our ability to employ skilled and qualified workers;

•	work stoppages or other labor disputes;

•	hazards inherent to the oil and natural gas industry;

•	product liability, personal injury, property damage and other claims against us;

•	inadequacy of insurance coverage for certain losses or liabilities;

•	laws and regulations affecting the oil and natural gas industry;

•	federal legislation and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	costs and liabilities associated with environmental, health and safety laws, including any changes in the interpretation or enforcement thereof;

•	future legislative and regulatory developments;

•	changes in trucking regulations;

•	demand for oil and natural gas;

•	the effects of climate change;

•	terrorist attacks and armed conflict;

•	additional obligations and increased costs associated with being a reporting company;

•	evaluations of internal controls required by Sarbanes-Oxley; and

•	the status of available exemptions for emerging growth companies under the JOBS Act.

For a more complete description of the various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risk Factors” in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

All forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we become aware after the date of this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

EMERGING GROWTH COMPANY STATUS
We are an “emerging growth company” as defined in the recently-enacted Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. See “Risk Factors—Risks Related to Our Company and the Industry— As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.”
Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This exemption allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to rely on this exemption.
We may remain an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

PROSPECTUS SUMMARY
This summary provides a brief overview of certain information from this prospectus, but may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read “Cautionary Note Regarding Forward-Looking Statements.”
In this prospectus, we use the term “old notes” to refer to the 14.50% Senior Secured Notes due 2017 that were issued on February 21, 2012, and the term “exchange notes” to refer to the 14.50% Senior Secured Notes due 2017 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered in exchange for the old notes as described in this prospectus. References to the “notes” in this prospectus include both the old notes and the exchange notes. As used in this prospectus, unless the context otherwise requires, “we,” “us,” and “our” refer to U.S. Well Services, LLC and its subsidiary on a consolidated basis.

Our Company
We are a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. We currently engage in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing, or open hole under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.
We believe our hydraulic fracturing fleet purchased from Stewart & Stevenson Manufacturing Technologies, LLC (“Stewart & Stevenson”) is a reliable and high performing fleet with the capability to meet the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing completion services to exploration and production companies. We intend to focus on the most active shale and unconventional oil and natural gas plays in the United States.
We are currently under contract to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. We are also evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States, which may include the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.

Formation Transactions
Unit Offering. On February 21, 2012, we and USW Financing Corp., our wholly-owned subsidiary, completed an offering of 85,000 units consisting of $85.0 million aggregate principal amount of 14.50% Senior Secured Notes due 2017 (the "Notes") and 85,000 warrants to purchase Series B Units representing 15% of our common equity interests (the “Unit Offering”). We refer to our Series B, Series C and Series D Units as our common equity interests. The Series B, C and D Units are equal in all respects, except that the Series B Units have voting rights and is the sole class of equity that elects members to the Board of Managers. Additionally, the Series B Units have anti-dilution protections that the Series C and D Units do not have. See Notes 6, 7, and 8 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a description of our Series A, B, C and D Units. Approximately $47.5 million of the proceeds from the Unit Offering were used to acquire a substantial amount of our core operating equipment and for related fees and expenses and for general corporate purposes. A total of $22.5 million of the proceeds from the Unit Offering were used to consummate the Second Contract Repurchase Offer described below. The remainder of the proceeds from the Unit offering were used for the acquisition of our second hydraulic fracturing fleet, as well as general corporate purposes. The Unit Offering was made to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S.

Senior Secured Notes. The Notes were part of the units issued in the Unit Offering and will mature on February 15, 2017. The Notes have a fixed annual interest rate of 14.50% per annum. We will pay interest on the Notes semi-annually, on February 15 and August 15 of each year they are outstanding, commencing on August 15, 2012. The first interest payment on the Notes was paid on August 15, 2012, by increasing the principal amount of the outstanding Notes by $4,480,706, the amount of the first interest payment. Subsequent interest payments will be payable in cash. The Notes may be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our future domestic subsidiaries, other than subsidiaries designated as unrestricted subsidiaries. None of our future foreign subsidiaries will guarantee the Notes. As of the date hereof, our sole subsidiary, USW Financing Corp., was a co-issuer of the Notes. The Notes and any future guarantees are subject to a lien on substantially all of our and our future subsidiaries' assets, subject to certain exceptions. If and when we incur permitted first lien indebtedness, the liens on the assets securing the Notes and any future guarantees will likely be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement. The Notes are also subject to optional redemption features whereby: (a) on or after February 15, 2015, we may redeem some or all of the Notes at a premium that will decrease over time, (b) prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the Notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the Notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering, and (c) at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. The Notes are also subject to a mandatory redemption provision whereby within 45 days after each March 31 or September 30 beginning on March 31, 2013, for which our cash and cash equivalents are greater than $12.1 million, we are required to offer to repurchase Notes in the amount of such excess cash amount at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
Warrants. The warrants were part of the units issued in the Unit Offering, and are exercisable at a price of $0.01 per Series B Unit, subject to adjustment. The warrants expire at 5:00 p.m., New York City time, on February 21, 2019. We have granted holders of warrants certain “piggyback” registration rights for the resale of our Series B Units underlying the warrants. Holders of the warrants have preemptive and other equity protection rights identical to those granted to the purchasers in the Sponsor Equity Investment described below. Upon exercise of the warrants, the holders thereof will be required to become a party to our then-existing limited liability company agreement.
Sponsor Equity Investment. Concurrent with the closing of the Unit Offering, we received a $30.0 million equity investment from ORB Investments, LLC (“ORB”), in exchange for (a) 600,000 Series A Units which, among other things, entitle the holder thereof to a 13% preferred return on their capital contribution compounded semi-annually and payable upon the occurrence of certain liquidation or exit events or on February 21, 2017 and (b) 600,000 Series B Units (the “Sponsor Equity Investment”). The securities issued as part of the Sponsor Equity Investment were issued to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Restructuring. In order to facilitate the Unit Offering and the Sponsor Equity Investment we completed a corporate restructuring. Prior to the closing of the Unit Offering and the Sponsor Equity Investment, U.S. Well Services, Inc., our former parent, formed us and USW Financing Corp. U.S. Well Services Inc. then sold substantially all of its assets to us in exchange for 167,500 Series C Units representing, in the aggregate, 16.75% of our common equity immediately following the closing of the Unit Offering.
Resignation of Donald E. Stevenson. On March 19, 2012, at the request of our Board of Managers, Donald E. Stevenson resigned from his role as our President and Chief Executive Officer and as a member of our Board of Managers, effective March 22, 2012. There was no disagreement with Mr. Stevenson on any matter relating to our operations, policies or practices.

Recent Developments

Delivery of Initial Hydraulic Fracturing Fleet. We used a portion of the net proceeds of the Unit Offering to purchase our initial hydraulic fracturing fleet from Stewart & Stevenson. We received final delivery of our initial hydraulic fracturing fleet from Stewart & Stevenson in April 2012.
Performance under Antero Contract.  On November 1, 2011, our predecessor entered into a Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services with Antero Resources Appalachian Corporation ("Antero"). In April 2012 we began performing hydraulic fracturing and related services under our contract with Antero. Our initial operations under our contract with Antero have been focused in West Virginia. See "Business - Current Contracts - Original Antero Contract" for a description of our original contract with Antero.
Purchase Agreements for Second Hydraulic Fracturing Fleet. We entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet.  The fleet includes fourteen FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, two MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, one data van and two CT-5CAS/HYD hydration units. Delivery of the equipment was completed in August 2012.
Rider to the Original Antero Contract. On June 5, 2012, we entered into Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services with Antero (the “Rider”). The Rider amends certain terms of our contract with Antero. The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our second hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent. We believe that entering into the Rider strengthens our relationship with Antero and provides us with the opportunity to grow revenues by participating in Antero's expanding drilling program.
Hiring of Brian Stewart. On June 18, 2012, Brian Stewart was hired as our President and Chief Executive Officer. Mr. Stewart, 57, retired from Devon Energy Corporation, a publicly traded independent energy company, in 2012 after 35 years of service. Mr. Stewart’s last five years of service at Devon Energy Corporation were as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities.
Second Contract Repurchase Offer. Pursuant to the terms of the indenture governing the Notes, a total of $37.5 million of the net proceeds from the Unit Offering were placed into an escrow account to either be released to us upon our entrance into a second fracturing contract on terms similar to our original contract with Antero or to be used to repurchase Notes if we are unable to enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. We did not enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. As a result, on July 10, 2012, pursuant to the indenture governing the Notes, we commenced an offer to noteholders to repurchase notes for a maximum aggregate purchase price of $37.5 million (the "Second Contract Repurchase Offer") as well as the consent solicitation described below. On July 16, 2012, after obtaining the requisite consents in the consent solicitation, the maximum aggregate purchase price of the Second Contract Repurchase Offer was reduced from $37.5 million to $22.5 million. In conjunction with the Second Contract Repurchase Offer, $22.5 million was paid on August 10, 2012 for principal and accrued interest of the repurchased Notes, reducing the outstanding principal amount to approximately $63.9 million.
Consent Solicitation. On July 10, 2012, we commenced a consent solicitation to obtain the consent of at least a majority in aggregate principal amount of the outstanding notes to approve certain proposed amendments to the indenture governing the Notes, the Notes and the escrow agreement that governs the $37.5 million of the proceeds of the Unit Offering held in escrow (the "Proposed Amendments"). The Proposed Amendments, among other things, (a) amended the definition of “Second Fracturing Contract” in the indenture governing the Notes to mean Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between the U.S. Well Services, LLC and Antero Resources Appalachian Corporation, (b) added a definition to the indenture governing the Notes for “First Release of Funds,” (c) deleted Section 4.09(b)(1) of the indenture governing the Notes in its entirety and replaced it with a new Section 4.09(b)(1) that modifies the definition of “Permitted Debt,” (d) deleted Section 4.19 of the indenture governing the Notes in its entirety and replaced it with a section entitled “Partial Release of Escrowed Funds; Second Contract Repurchase Offer,” (e) deleted Section 7(d) of the Notes in its entirety and replaced it with a new Section 7(d), and (f) amended the escrow agreement in accordance with the above. On July 16, 2012, we obtained the requisite consents needed to adopt the Proposed Amendments and executed and delivered the first supplemental indenture to the indenture governing the Notes and an amendment to the escrow agreement effecting the Proposed Amendments. As a result of the Proposed Amendments, among other things, the amount of funds in the escrow account were reduced to $22.5 million and all other funds in the escrow account (approximately $15 million) were released to us.
Resignation of Leonard Travis. On August 6, 2012, the Company's Board of Managers accepted the resignation of Leonard Travis, Senior Vice President and Chief Financial Officer effective immediately. On August 7, 2012, Matthew Bernard, a member of the Board of Managers, was appointed as our Interim Chief Financial Officer.
Hiring of Kenneth Sill. On September 19, 2012, Kenneth Sill was hired as our Chief Financial Officer and Matthew Bernard resigned his position as Interim Chief Financial Officer. Immediately prior to being hired by us, Mr. Sill was a director and industry analyst for Tudor Pickering Holt Asset Management from December 2010 to September 2012, where he focused on the oilfield services industry, as well as coal and alternative energy equity markets.

The Exchange Offer
On February 21, 2012, we completed the Unit Offering. As part of the Unit Offering, we entered into a registration rights agreement with the initial purchasers of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	The exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	The exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	Our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.
The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange up to $68,414,660 aggregate principal amount of our exchange notes that have been registered under the Securities Act for an equal amount of our old notes.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend it, but in no event will we extend the exchange offer past ___, 2012.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. If we waive any condition as to any particular note, such waiver will apply to all notes tendered in connection with the exchange offer. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes
Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent;” or

•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but:

• the old notes are not immediately available,

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on  , 2012. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Considerations
The exchange of the exchange notes for the old notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, please see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent
We have appointed The Bank of New York Mellon Trust Company, N.A., as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange Agent.”

Resales of Exchange Notes
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

	•	the exchange notes are being acquired in the ordinary course of business;

•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

	•	you are not our affiliate; and

	•	you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of Exchange Notes” for more information regarding resales of the exchange notes.

Effect on Holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange
All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Terms of the Exchange Notes
The exchange notes will be identical to the old notes except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The exchange notes will evidence the same debt as the old notes, and the same indenture will govern the exchange notes and the old notes. Because the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.
The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of the Exchange Notes.”

Co-Issuers	U.S. Well Services, LLC and USW Financing Corp.

Notes Offered	$68,414,660 in aggregate principal amount of our 14.50% senior secured notes due 2017.

Interest
14.50% per year (calculated using a 360-day year). We paid interest on the notes on August 15, 2012, the first interest payment date after the issue date of the old notes, by increasing the principal amount of the outstanding notes. Interest on the exchange notes will thereafter be payable in cash.

Interest Payment Dates	Each February 15 and August 15, commencing August 15, 2012.

Maturity Date	February 15, 2017. All principal will be paid at maturity

Note Guarantees
The exchange notes may be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our future domestic subsidiaries (other than any unrestricted subsidiaries). None of our future foreign subsidiaries will guarantee the exchange notes. As of the date hereof, our sole subsidiary, USW Financing Corp., was a co-issuer of the notes.

Collateral
The exchange notes and the related note guarantees will be secured by a lien on all of our and our future domestic subsidiaries’ (other than any unrestricted subsidiaries’) assets, subject to certain exceptions. If, and when, we incur permitted first lien indebtedness, the liens on the assets securing the exchange notes and any future guarantees will be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement.

Ranking	The exchange notes and any future note guarantees will be our and the guarantors’ senior secured obligations and will:

• rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

• rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

• be effectively senior to all of our and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the exchange notes;

•
be effectively subordinated to any of our and the guarantors’ indebtedness that is secured by a first-priority lien on the collateral securing the exchange notes to the extent of the value of the collateral securing such indebtedness; and

• be structurally junior to all existing and future indebtedness and other liabilities of each of our subsidiaries that do not guarantee the notes.

Intercreditor Agreement
We or our domestic subsidiaries may incur permitted first lien indebtedness. In such circumstance, the administrative agent and the collateral agent under such permitted first lien indebtedness, on behalf of the secured parties thereunder, and the collateral agent for the exchange notes offered hereby, on behalf of the secured parties under the indenture governing the exchange notes offered hereby, will likely enter into an intercreditor agreement, which will, among other things, define the relative priorities of their respective security interests in the assets securing the exchange notes and the obligations under such first lien indebtedness and certain other matters relating to the administration of security interests, exercise of remedies, certain bankruptcy-related provisions and other intercreditor matters. The intercreditor agreement will also provide, among other things, that in the event of a foreclosure on the collateral or of insolvency proceedings, the holders of the exchange notes and any other pari passu indebtedness will receive proceeds from the collateral only after obligations under our such first lien indebtedness have been paid in full. See “Description of the Exchange Notes—Intercreditor Agreement.”

Optional Redemption
On or after February 15, 2015, we may redeem some or all of the exchange notes at a premium that will decrease over time as set forth under “Description of the Exchange Notes – Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

Prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the exchange notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the exchange notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering. In addition, at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the exchange notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the exchange notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer
If we experience certain kinds of changes of control (as defined in the indenture governing the exchange notes), the holders of the exchange notes will have the right to require us to purchase all or a portion of their exchange notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Asset Sale Offer
Upon certain asset sales, we may be required to offer to use the net proceeds of an asset sale to purchase the exchange notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Excess Cash Offer
Within 45 days after March 31 or September 30 for which our cash and cash equivalents is greater than $12.1 million, we will be required to offer to repurchase exchange notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes – Repurchase at the Option of Holders – Excess Cash Offer.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

	•	transfer or sell assets or use asset sale proceeds;

	•	pay dividends or make distributions, redeem subordinated debt or make other restricted payments;

	•	make certain investments;

	•	incur or guarantee additional debt or issue preferred equity securities;

	•	issue or sell common equity of certain subsidiaries;

	•	create or incur certain liens on our assets;

	•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

	•	merge, consolidate or transfer all or substantially all of our assets;

	•	enter into certain transactions with affiliates;

	•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses; and

	•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the exchange notes.

These covenants are subject to important exceptions and qualifications and are described in more detail in “Description of the Exchange Notes — Certain Covenants.”

Absence of Established Market for the Notes
The exchange notes are new issues of securities and there is currently no established market for them. Accordingly, a market for the exchange notes may not develop, or if one does develop, it may not provide adequate liquidity. The placement agent in the Unit Offering advised us that they intend to make a market for the exchange notes as permitted by applicable laws and regulations. However, the placement agent is not obligated to do so and may discontinue any such market making activities without any notice.

Risk Factors
Investing in the exchange notes involves substantial risk. Please read “Risk Factors,” beginning on page 12 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

Corporate Information
We were formed as a Delaware limited liability company in 2012. Our principal offices are located at 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, where our telephone number is (832) 562-3730. Our website address is www.uswellservices.com. Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
You should carefully consider the risks described below and other information in this prospectus before deciding to tender your old notes and participate in the exchange offer. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to the exchange notes offered hereby. The risks and uncertainties described below are not intended to be exhaustive but represent the risks that we believe are material. Additional risks and uncertainties not presently known to us, or which we currently deem immaterial, may also have a material adverse effect on our business, financial condition and operating results and could therefore affect your investment in the exchange notes.
Risk Related to the Exchange Offer
You may find it difficult to sell your exchange notes.
The exchange notes will not be listed on any securities exchange. Because there is no public market for the exchange notes, you may not be able to resell them.
An active market may not develop for the exchange notes and any trading market that does develop may not be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. If a market for the exchange notes develops, they may trade at a discount from their initial offering price. The trading market for the exchange notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates and general economic conditions.
Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the exchange notes, if any, may be subject to similar volatility. Prospective investors in the exchange notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.
Some holders who exchange their old notes may be deemed to be underwriters.
If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Risks Related to the Notes
Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and other indebtedness.
As of June 30, 2012, we had approximately $85 million in outstanding indebtedness. Our substantial indebtedness could have important consequences for your investment in the notes and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including with respect to the notes;

•	increase our vulnerability to general adverse economic, industry and competitive conditions;

•
reduce the availability of our cash flow to fund working capital and capital expenditures because we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•
prevent us from raising funds necessary to repurchase notes tendered to us if there is a change of control which would constitute a default under the indenture governing the notes and under any future permitted first lien indebtedness;

•
place us at a competitive disadvantage compared to our competitors that are less highly leveraged and that, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•	limit our ability to borrow additional funds.
Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to the notes and to satisfy any other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting us and our industry, many of which are beyond our control.
Despite current indebtedness levels, we may still be able to incur substantially more debt, which would increase the risks associated with our substantial leverage.
Even with our existing debt levels, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes does, and we anticipate that the agreements that will govern our future indebtedness will, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If we incur additional indebtedness, the related risks that we now face would intensify. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness under that agreement and we anticipate that any agreement governing our future indebtedness will similarly not prevent us from incurring obligations that do not constitute indebtedness under those agreements and could further exacerbate the risks associated with our substantial leverage.
We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the notes, due to events beyond our control.
Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic and financial conditions in the capital or commodity markets, the economy generally or other risks summarized herein. Our inability to execute our strategy in a timely manner could have a material adverse effect on our business, financial condition, results of operations and prospects, including our ability to generate positive cash flow in the future and our ability to service our debt and other obligations, including the notes. If we are unable to service our indebtedness or to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and operating and financial costs. Any of these actions may not be effected on satisfactory terms, if at all, or may not yield sufficient funds to make required payments on the notes and any other indebtedness or to fund our other liquidity needs. In addition, the terms of existing or future debt agreements, including the indenture governing the notes may restrict us from adopting any of these alternatives. Our business may not generate sufficient cash flows from operations or future borrowings may not be available in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.
The failure to generate sufficient cash flow or to effect any of these alternatives could significantly adversely affect the value of the notes and our ability to pay amounts due under the notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the notes and under our other debt facilities, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. In addition, these lenders could then seek to foreclose on our assets that are their collateral. If the amounts outstanding under the notes or under our other debt facilities were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to our debt holders, including you as a noteholder.
The liens on the collateral securing the notes will be junior and subordinate to liens on the collateral securing obligations under certain indebtedness that we may incur in the future.
The indenture under which the notes were issued permits us to incur certain indebtedness, which we call first lien indebtedness, and to grant the lenders of such indebtedness a lien on our assets that is senior, pursuant to the terms of an intercreditor agreement, to the lien securing the notes. The intercreditor agreement will provide, among other things and subject to certain exceptions, that the holders of the first lien indebtedness will control substantially all matters related to the collateral that secures the first lien indebtedness and the notes; the holders of first lien indebtedness may foreclose on or take other actions with respect to such collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes; to the extent such collateral is released from securing first lien indebtedness to satisfy such indebtedness, the liens securing the notes will also automatically be released without any further action by the trustee, the collateral agent or the holders of the notes; and the holders of the notes waive certain of their rights in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the notes. Further, the intercreditor agreement will provide that amounts received upon a realization of the collateral securing the notes will be applied first to amounts due under the first lien indebtedness before any amounts will be available to pay the holders of the notes. The collateral may not generate sufficient proceeds to repay all first lien indebtedness and the notes, and as a result holders of the notes may lose a substantial portion of or all of their investment.
The indenture governing the notes imposes, and the agreements governing our future indebtedness may impose, significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.
The indenture governing the notes contains, and the documentation governing our future indebtedness may contain, customary restrictions on our activities, including covenants that limit our and our restricted subsidiaries’ ability to:

•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred equity securities;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments;

•	create or incur certain liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer all or substantially all of our assets;

•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the notes.
In addition, the documentation governing our future indebtedness may require us to meet certain financial ratios, including regarding fixed charge coverage, total leverage or other similar such ratios. See “Description of Other Indebtedness—Future Permitted First Lien Indebtedness.”
The restrictions in the indenture governing the notes and the anticipated restrictions in our future indebtedness may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may not be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or we may not be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes or under our future indebtedness. An event of default under debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.
Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.
If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Our assets or cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. Last, we could be forced into bankruptcy or liquidation. As a result, any default by us on our indebtedness could have a material adverse effect on our business and could impact our ability to make payments under the notes.
We may be unable to repay or repurchase the notes at maturity.
At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes.
The notes and the guarantees will be structurally subordinated to indebtedness and other liabilities of any of our future non-guarantor subsidiaries.
The notes and the guarantees will be structurally subordinated to the indebtedness and other liabilities of any of our future non-guarantor subsidiaries and holders of the notes will not have any claim as a creditor against any non-guarantor subsidiary. In addition, subject to certain limitations, the indenture governing the notes permits non-guarantor subsidiaries to incur additional indebtedness, which indebtedness could be significant.
Our ability to repurchase the notes with cash upon a change of control, upon an offer to repurchase the notes in the case of an asset sale or if we have excess cash, if required by the indenture, may be limited.
Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to repurchase all of the outstanding notes at 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.” In addition, upon the occurrence of certain asset sales, as defined in the indenture governing the notes, we will be required to offer to repurchase all of the outstanding notes at 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales.” In addition, if we have excess cash as of certain determination dates, each as defined in the indenture governing the notes, we will be required to offer to repurchase an aggregate amount of notes equal to the amount of excess cash at 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

However, it is possible that we will not have sufficient funds at the time of the change of control, upon an asset sale or if we have excess cash, to the extent required by the indenture, to make the required repurchase of notes.
Moreover, the agreements governing any future indebtedness we incur may restrict our ability to repurchase the notes, including following a change of control event or upon an asset sale, as required by the indenture. As a result, following such an event, we would not be able to repurchase notes unless we first repay all such indebtedness or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain such a waiver. Our failure to purchase notes following a change of control, an asset sale or if we have excess cash, to the extent required by the indenture, would be an event of default under the indenture, which could cause a cross-default under our other indebtedness, if any, and could have a material adverse effect on our financial condition.
Any requirement to offer to repurchase outstanding notes may therefore require us to refinance any other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.
In addition, certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions, may not constitute a change of control under the indenture governing the notes and, therefore, would not permit the holders of the notes to require us to repurchase the notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”
In addition, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of our properties or assets and our subsidiaries, taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and, therefore, it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.
The value of the noteholders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the notes.
The notes and the guarantees of the notes will be secured by a lien on certain of our future domestic subsidiaries’ (other than any unrestricted subsidiaries’) assets, subject to certain permitted liens and certain excluded assets. See “Description of the Exchange Notes—Security.”
If we default on the notes, the holders of the notes will be secured only to the extent of the value of the assets underlying their security interest after taking into account any first lien obligations. Upon enforcement against any collateral or insolvency, under the terms of the intercreditor agreement, proceeds of such enforcement will be used first to pay obligations outstanding under first lien indebtedness in full (including post-petition interest, whether or not allowable in any bankruptcy case) and second to pay the notes. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the notes or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the notes to additional risks, including additional restrictions on exercising rights against collateral. See “—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”
The indenture governing the notes allows us to incur additional obligations secured by liens in amounts that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the notes could adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.
The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections and the liens securing the notes will remain subordinate to the liens securing first lien indebtedness even if the liens securing such obligations have defects or imperfections. In addition, certain of our material contracts contain anti-assignment provisions. Such provisions may be rendered unenforceable or ineffective by the Uniform Commercial Code as they relate to the collateral agent getting a perfected security interest in such contracts and licenses, but such anti-assignment provisions may significantly limit the ability of the collateral agent to enforce its rights and remedies thereunder following its realization of any such security interest. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature and because of regulatory limitations and limitations set forth in contracts, licenses and permits, some or all of the collateral may be illiquid and not saleable and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under our first lien obligations. The collateral may not be saleable, and, even if saleable, the timing of its liquidation would be uncertain.
With respect to some of the collateral, the trustee’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. Such required consents may not be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.
Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.
The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.
Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing obligations under the notes from time to time owned by us or the guarantors may not be perfected if the collateral agent has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the notes. The inability or failure of the collateral agent to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the noteholders to which they would have been otherwise entitled.
In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We and the guarantors will have limited obligations to perfect the security interest of the noteholders in specified collateral. The collateral trustee may not monitor, or we or the guarantors may not inform such collateral trustee of, the future acquisition of property and rights that constitute collateral, and the necessary action may not be taken to properly perfect the security interest in such after acquired collateral. The collateral trustee for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees against third parties.
The security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. The collateral agent may not be able to obtain any such consent or the consents of any third parties may not be given when required to facilitate a foreclosure on such assets. As a result, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. In addition, if the collateral trustee forecloses on our assets, including our equity or the equity of subsidiaries, it may constitute a change of control or assignment under our material contracts, and the counterparties may be entitled to amend or terminate the contracts, which could adversely affect the value of the collateral.

Your right to receive payments on the notes will be effectively subordinated to the right of lenders who have a security interest in our assets that are not part of the collateral securing the notes, to the extent of the value of those assets.
Subject to the restrictions in the indenture governing the notes, we, including our subsidiaries, may incur significant additional indebtedness secured by assets that are not part of the collateral securing the notes. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness secured by assets that are not part of the collateral securing the notes, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such indebtedness could foreclose on such assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by such assets, the remaining proceeds, if any, from the sale of such assets will be available to pay obligations on the notes only after such indebtedness has been paid in full.
The collateral is subject to casualty risks.
We are obligated under the indenture and collateral arrangements governing the notes to maintain adequate insurance or otherwise insure against hazards as is typically done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, the insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, any insurance proceeds received by us may not be sufficient to satisfy all of our secured obligations, including the notes.
The security interest in after-acquired property may not be perfected promptly or at all.
Applicable law requires that security interests in certain property acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee or the collateral agent may not monitor, or we may not inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and the necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in certain of the after-acquired collateral or the priority of the security interest in favor of the notes against third parties.
There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without holders’ consent or the consent of the trustee under the indenture governing the notes.
Under various circumstances, all or a portion of the collateral securing the notes and the guarantees may be released automatically, including:

•
a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes or the documentation governing our future indebtedness, including the sale of any entity in its entirety that owns or holds such collateral;

•	to the extent required in accordance with the intercreditor agreement;

•	to the extent we have defeased or satisfied and discharged the indenture governing the notes; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.
In addition, a guarantee will be automatically released in connection with a sale of such guarantor in a transaction not prohibited under the indenture governing the notes.
Certain assets will be excluded from the collateral.
Certain assets are excluded from the collateral securing the notes, as described under “Description of the Exchange Notes—Security,” including the following:

•	any equity of any foreign subsidiaries of the guarantors in excess of 65% of the equity of such foreign subsidiaries;

•	items as to which a security interest cannot be granted without violating contract rights or applicable law;

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assets securing purchase money debt or capitalized lease obligations permitted to be incurred under the indenture to the extent the documentation relating to such purchase money debt or capitalized lease obligations prohibits such assets from being collateral;

•	assets of our future non-guarantor subsidiaries, including our unrestricted subsidiaries; and

•	certain other exceptions described in the security documents governing the notes.
If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the security interest for the notes and the guarantees is less than the value of the claims of the holders of the notes, the holders of the notes might not receive any substantial recovery from the excluded assets.
Our unrestricted subsidiaries will not guarantee the notes and will not be subject to the covenants of the indenture, and their assets will not be pledged as collateral to secure the notes.
Under the circumstances described under the caption “Description of the Exchange Notes—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we may be able to designate unrestricted subsidiaries in the future. Our unrestricted subsidiaries will not guarantee the notes and will not be subject to the covenants of the indenture governing the notes, and their assets will not be pledged as collateral to secure the notes. Accordingly, the notes and the guarantees will be structurally subordinated to the indebtedness and other liabilities of our unrestricted subsidiaries.
Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.
The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.
Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.
Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the notes or guarantees could be avoided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•
we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.
We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our other debt or the debt of the guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to our presently existing and future indebtedness or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.
Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being avoided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.
In addition, different or additional fraudulent conveyance laws may exist in foreign jurisdictions which could result in the liens being avoided.
If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables.

The value of the collateral securing the notes and the guarantees may not be sufficient to secure post-petition interest.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral securing the notes and the guarantees is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared and therefore the value of the noteholders’ interest in the collateral may not equal or exceed the principal amount of the notes.
The notes could be wholly or partially voided as a preferential transfer.
If we or any guarantor become the subject of a bankruptcy proceeding within 90 days after the date of the indenture (or, with respect to any insiders specified in bankruptcy law who are holders of the notes, within one year after we issue the notes), and the court determines that we were insolvent at the time of the closing (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the obligations under the notes involved a preferential transfer. In addition, to the extent that certain of our collateral is not perfected until after the closing, such 90-day preferential transfer period would not begin until the date of perfection. If the court determined that the granting of the security interest was therefore a preferential transfer, which did not qualify for any defense under bankruptcy law, then holders of the notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the notes, including upon foreclosure of the collateral securing the notes and the guarantees, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the notes.
There is no established market for the notes.
The notes will not be listed on any securities exchange. Although the placement agent may make a market in the notes, they are not obligated to do so, and they may discontinue any market-making at any time without notice. An active market for the notes may not develop or, if it does develop, it may not continue. Further, if a market for the notes does develop, then the notes could trade at prices that may be higher or lower than the initial offering price thereof depending upon a number of factors, including prevailing interest rates, our operating results, events in the United States and the market for similar securities.
If a market for the notes does not develop or continue, then noteholders may be unable to resell the notes for an extended period of time at their fair market value, if at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Consequently, a purchaser of the notes may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans.

Risks Relating to Our Company and the Industry
Our operating history may not be sufficient for investors to evaluate our business and prospects.
We have a short operating history, which may make it more difficult for investors to evaluate our business and prospects and to forecast our future operating results.
If we cause disruptions to our customers’ businesses or provide inadequate service, particularly by failing to meet our delivery deadlines, our customers may have claims for damages against us, which could cause us to lose customers, have a negative effect on our reputation and adversely affect our results of operations.
If we fail to provide services under our contracts with our customers, including with Antero, we may disrupt such customers’ businesses, which could result in a termination of the applicable contract, reduction in our revenues or a claim for substantial damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business. The termination of a contract or the successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could materially adversely affect our business, financial condition and results of operations. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.
Our business depends upon our ability to obtain key specialized equipment and raw materials from suppliers.
The overall number of hydraulic fracturing equipment suppliers in the industry is limited. Should we be unable to enter into agreements for timely delivery of finished equipment, or should our current or future suppliers be unable to provide the necessary finished products (such as pumps, workover rigs or fluid-handling equipment) or otherwise fail to deliver the products in a timely manner and in the quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability to perform our obligations under our existing contract with Antero and future customer contracts.
In addition, there is also high demand for water, sand, guar and other fracturing inputs, which may increase the risk of delay or failure to deliver under our customer contracts, as well as limit our ability to find alternative suppliers. We may not be able to mitigate shortages of finished products, which could impair our performance of our existing contract with Antero and our ability to generate new customers. In addition, our existing contract with Antero provides for adjustments to service or materials fees payable thereunder based on changing market conditions, and we anticipate similar provisions will exist in contracts with future customers, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Certain of the members of our Board of Managers, our sponsors and our members may allocate some portion of their time to, and in certain instances owe fiduciary, contractual or other obligations to, other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs and whether to present opportunities to us. This conflict of interest could have a negative impact on our operations.
Certain of the members of our Board of Managers, our sponsors and our members who are not members of management of the Company are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. These individuals currently are employed by or are managers or directors of other entities, including entities with which we may compete, and are not obligated to devote any specific number of hours to our affairs. These individuals may also be subject to fiduciary, contractual or other obligations that would require them to present an opportunity to another company in addition to us or generally may be deemed to conflict with their other obligations, which may in turn cause them to recuse themselves from participating in decisions on our behalf. Such individuals may also be required to refrain from presenting an opportunity to us or from assisting us with existing opportunities. Further, certain members of our Board of Managers are subject to non-competition agreements with various third parties that limit their ability to operate in certain sectors of the oilfield services industry. We do not currently anticipate expanding our business into these sectors of the industry. Any of the foregoing could have a negative impact on our operations. Certain opportunities may not be presented to us or potential conflicts may not be resolved in our favor.
Our customer base is concentrated within the oil and natural gas production industry and loss of our existing customer contract could cause our revenue to decline substantially and adversely affect our business.
Our business is highly dependent on our contract and relationship with Antero. We anticipate that substantially all of our 2012 revenues will be generated through the services provided to Antero. A reduction in business from this customer resulting from reduced demand for its own products and services, a work stoppage, sourcing of products from other suppliers or other factors could have a material impact on our business, financial condition and results of operations. It is likely that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer, particularly Antero, failed to pay us or decided not to continue to use our services, revenue would decline and our operating results and financial condition could be harmed. Our agreements with Antero do not obligate Antero to order additional services from us beyond those currently contracted for. In addition, Antero is entitled to terminate our agreements with them at any time, subject to the obligation to make certain early termination payments if such termination is not for cause.
We may not be able to successfully fulfill, renew or replace our contract with Antero, which could adversely impact our results of operations, financial condition and cash flows.

We may not be able to successfully fulfill, renew or replace our agreements with Antero on or prior to their expiration on terms satisfactory to us or Antero, or we may not be able to continue to provide services under such agreements without service interruption. Furthermore, discussions to provide services to additional customers may not result in our entering into additional service contracts.
We will be dependent on entering into additional service contracts to grow our business.
We face strong competition from a wide variety of competitors, including competitors that have considerably greater financial, marketing and technological resources, which may make it difficult for us to win new contracts and compete successfully. Certain competitors operate larger facilities, have longer operating histories and presences in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, these competitors may affect our ability to compete for new contracts, which is essential for our growth.
Our business depends on spending and drilling activity by the onshore oil and natural gas industry and particularly on the level of activity for North American oil and natural gas. Our markets may be adversely affected by industry conditions that are beyond our control.
We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and natural gas in North America, particularly in the Marcellus and Utica Shales in Ohio, West Virginia, New York and Pennsylvania. If these expenditures decline, our business may suffer. Our customers’ willingness to explore for, develop and produce oil and gas depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

•	the supply of and demand for oil and natural gas, including current natural gas storage capacity and usage;

•	the supply of and demand for hydraulic fracturing and other well service equipment in the United States;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas, including fracturing services;

•	the expected rate of decline in current oil and natural gas production;

•	the discovery rates of new oil and natural gas reserves;

•	available pipeline and other transportation capacity;

•	lead times associated with acquiring equipment and products and availability of personnel;

•	global weather conditions, including hurricanes, tornadoes, wildfires, drought or man-made disasters that can affect oil and natural gas operations over a wide area;

•	domestic and worldwide economic conditions;

•	contractions in the credit market;

•	political instability in oil and natural gas producing countries;

•	the continued threat of terrorism and the impact of military and other action, including military action in the Middle East;

•	regulation of drilling activity;

•	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	potential acceleration of development of alternative fuels;

•	the availability of water resources for use in hydraulic fracturing operations;

•	technical advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	the access to and cost of capital for oil and natural gas producers; and

•	merger and divestiture activity among oil and natural gas producers.
Demand for our services and products will be particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies in North America, particularly in the Marcellus and Utica Shales in Ohio, West Virginia, New York and Pennsylvania. Demand will directly be affected by trends in oil and natural gas prices, which, historically, have been volatile and are likely to continue to be volatile.
Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other economic factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects.
Our ability to successfully operate depends on the availability of water.
Hydraulic fracturing, and pressure pumping more generally, requires a significant supply of water, and water supply and quality are important requirements to our operations. Our water requirements will be met by our customers from sources on or near their sites, but our customers may not be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought. If our customers are unable to secure water on or near their sites, they may not be able to obtain water through other means on economically feasible terms. Any of these factors could have a material adverse effect on our results and financial condition and our ability to sustain our operations.
We may be unable to maintain pricing on our core services.
Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain our prices. We face pricing pressure from our competitors. We may be compelled to make price concessions in order to gain or maintain market share.
Because the oil and natural gas industry is cyclical, our operating results may fluctuate.
Oil and natural gas prices are volatile. The recent decline in natural gas prices has resulted in, and future fluctuations in such prices may result in, a decrease in the expenditure levels of oil and natural gas companies and drilling contractors which in turn adversely affects us. Unexpected material declines in oil and natural gas prices, or drilling or completion activity in the northern United States oil and natural gas shale regions, particularly in the Marcellus and Utica Shales in Ohio, West Virginia, New York and Pennsylvania, could have a material adverse effect on our customers’ businesses, financial conditions, results of operations and cash flows. In addition, a decrease in the development rate of oil and natural gas reserves in our customers’ market areas may also have an adverse impact on their businesses, even in an environment of stronger oil and natural gas prices. We may experience significant fluctuations in operating results as a result of the reactions of our customers to actual and anticipated changes in oil and natural gas prices.
Our original contract with Antero has a term of 24 months commencing on the start of our services, which we began in April 2012, and does not obligate Antero to order additional work from us beyond such current term.

Our agreements with Antero contain provisions whereby Antero may terminate the agreements at any time upon payment of an early termination fee. We expect that additional contracts going forward will have similar provisions.
Because we currently rely on only one customer for our fracturing services, the change in ownership and management of such customer may adversely affect our business, financial condition and results of operations.
Our success will depend on developing and maintaining close working relationships with our customers. Currently, we expect to generate a substantial majority of our revenue from the hydraulic fracturing and related services we will provide to Antero. We expect that our agreements with Antero will account for a substantial portion of our revenue in the near term. Changes in the business of this customer, particularly with respect to a change in its management or ownership, could change the dynamics of our current relationship and subject us to the risk of new management or ownership choosing to enter into relationships with preferred service providers. If we are not able to establish a strategic relationship with the new management or ownership, or if new management or ownership chooses to enter into relationships with preferred service providers, it may materially and adversely affect our business, financial condition and results of operations.
Regulatory compliance costs and restrictions, as well as delays in obtaining permits by our customer for its operations, such as for hydraulic fracturing, or by us for our operations, could impair our business.
Our operations and the operations of our customer and any future customers are subject to or impacted by a wide array of regulations in the jurisdictions in which we and our customers operate. As a result of regulations and laws relating to the oil and natural gas industry, including hydraulic fracturing, or changes in such regulations or laws, our and our customers’ operations could be disrupted or curtailed by governmental authorities. For example, oil and natural gas exploration and production may become less cost-effective and decline as a result of increasingly stringent environmental requirements (including bans or moratoria on drilling in specific areas, land use policies responsive to environmental concerns and delays or difficulties in obtaining environmental permits). Our customers generally will be required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental authorities. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. The high cost of compliance with applicable regulations and delays in obtaining required permits may cause our customer and other companies with similar operations to discontinue or limit their operations, and may discourage our customer and other companies from continuing exploration and production activities which could result in a decrease in demand for our services and, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We participate in a capital intensive business. We may not be able to finance future growth of our operations.
If we do not generate sufficient cash from our business to continue to fund operations, including the mobilization of new core operating equipment, our growth could be limited unless we are able to obtain additional capital through equity or debt financings. In the future, we may not be able to obtain funding through these sources or otherwise obtain sufficient bank debt at competitive rates or complete equity and other debt financings. Our inability to grow may reduce our chances of maintaining or improving profitability and attracting new customers for our services.
Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.
Our current level of indebtedness taking into account our future indebtedness and other future needs for financing for equipment acquisition and working capital may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	our vulnerability to general adverse economic and industry conditions;

•	the covenants that are contained in the agreements that govern our indebtedness limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•
any failure to comply with the financial or other covenants of our debt could result in an event of default, which could result in some or all of our indebtedness becoming immediately due and payable; and

•	our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.
Our industry is highly competitive and we may not be able to provide services that meet the specific needs of oil and natural gas exploration and production companies at competitive prices.
The markets in which we operate are highly competitive and have relatively few barriers to entry and the competitive environment has intensified as recent mergers among exploration and production companies have reduced the number of available customers. The principal competitive factors in our markets are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. We face competition from large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Several of our competitors provide a broader array of services and have a stronger presence in more geographic markets. In addition, we face competition from several companies capable of competing effectively on a regional or local basis. Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Some contracts are awarded on a bid basis, which further increases competition based on price. As a result of competition, we may lose market share or be unable to maintain or increase prices for our services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality. We may not be able to maintain our competitive position.
In addition, some exploration and production companies have begun performing hydraulic fracturing and directional drilling on their wells using their own equipment and personnel. Any increase in the development and utilization of in-house fracturing and directional drilling capabilities by our customers could decrease the demand for our services and have a material adverse impact on our business.
New technology may cause us to become less competitive.
The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than our own, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before we can. We may not be able to implement new technologies or products on a timely basis or at an acceptable cost. Thus, limits on our ability to effectively use and implement new and emerging technologies may have a material adverse effect on our business, financial condition or results of operations.
Our future financial results could be adversely impacted by asset impairments or other charges.
We evaluate our long-term assets including property, plant and equipment in accordance with GAAP. In performing this assessment, we project future cash flows on an undiscounted basis for long-term assets, and compare these cash flows to the carrying amount of the related net assets. The cash flow projections are based on our operating plan, estimates and judgmental assessments. We perform this assessment of potential impairment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” If we determine that our estimates of future cash flows were inaccurate or our actual results for 2012 are materially different than we have predicted, we could record impairment charges for interim periods in future years, which could have a material adverse effect on our business, financial condition and results of operations.
Our industry can be affected by excess equipment inventory levels.
Because of the long-life nature of oilfield service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment. Periods of high demand often spur increased capital expenditures on equipment, and those capital expenditures may add capacity that exceeds actual demand. Such a capital overbuild could cause our competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
There is significant potential for excess capacity in our industry, which could adversely affect our business and operating results.
Significant increases in overall market capacity could cause our competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally. Additionally, the recent decline in natural gas prices has resulted in reduced drilling activity in natural gas shale plays, which has driven oilfield services companies operating in natural gas shale plays to relocate their equipment to more oil and liquids rich shale plays, including markets which we hope to enter in the future. As the number of crews and equipment in these areas increases, the increase in supply relative to demand may result in lower prices and utilization of our services and could adversely affect our business and results of operations.
Our inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect our operations.
Our management believes acquisitions could potentially be a key element of our business strategy in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. We may not be able to secure additional capital to fund acquisitions. If we are able to obtain financing, such additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to members. Acquisitions may not perform as expected when the acquisition is made and may be dilutive to our overall operating results. Additional risks relating to acquisitions we expect to face include:

•	retaining and attracting key employees;

•	retaining and attracting new customers;

•	increased administrative burden of acquisitions;

•	managing our growth effectively;

•	integrating operations;

•	operating a new line of business; and

•	increased logistical problems common to large, expansive operations.
If we fail to manage these risks successfully, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We depend on the services of key executives, the loss of whom could materially harm our business.
Our senior executives are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and identifying expansion opportunities. Losing the services of any of these individuals could adversely affect our business, operating results and financial condition until a suitable replacement could be found. We do not maintain key man life insurance on any of our senior executives. As a result, we are not insured against any losses resulting from the death of our key executives.
 Our sponsor may take actions that conflict with your interests.
ORB Investments, LLC, our sponsor, has the power to elect our Board of Managers, to appoint members of management and to approve all actions requiring the approval of the holders of our voting equity, including adopting amendments to our limited liability company agreement and approving mergers, acquisitions or sales of all or substantially all of our assets. The interests of our controlling equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with your interests as a holder of the notes. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as a holder of the notes.
We may be unable to employ a sufficient number of skilled and qualified workers.
The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers in our industry is high and the supply is limited.
Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from competitors or other industries are factors that could affect our ability to attract and retain workers. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If either of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.
Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers and at times of high demand we may not be able to retain, recruit and train an adequate number of workers. In addition, our ability to expand our operations will depend in part on our ability to increase the size of our skilled labor force. Our inability to attract and retain skilled workers in sufficient numbers to satisfy our existing service contract and enter into new contracts could materially adversely affect our business, financial condition and results of operations.
We may be adversely impacted by work stoppages or other labor matters.
We currently do not have any employees represented by a labor union. However, it is possible that we may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving our employees could have a material adverse impact on our combined results of operations and financial condition by disrupting our ability to perform hydraulic fracturing and other services for our current customer or future customers under our service contracts. Moreover, unionization efforts have been made from time to time within our industry, with varying degrees of success. Any such unionization could increase our costs or limit our flexibility.
Our operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.
We provide hydraulic fracturing services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Risks inherent to our industry create the potential for significant losses associated with damage to the environment or natural resources. Equipment design or operational failures, or vehicle operator error can result in explosions, increased seismicity, and spills and discharges of toxic gases, releases of chemicals and hazardous substances, and, in rare cases, uncontrollable flows of gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of our business or the business or livelihood of third parties, damage to geologic formations (including possible increased seismicity), environmental media and natural resources, equipment, facilities and property. We use hazardous substances and will generate hazardous wastes in our operations and must comply with environmental requirements relating to proper use, handling, storage, disposal and transport of such. We also may become subject to claims or other liabilities relating to the release of such substances or wastes into the environment or human exposure to such. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages. Depending on the frequency and severity of such liabilities or losses, it is possible that our operating costs, profitability, insurability, competitive position and relationships with customers, employees and regulators could be materially impaired. In particular, our customers may elect not to purchase our services if they view our safety or environmental record as unacceptable. This could also cause us to lose customers and substantial revenues.
Our business involves certain operating risks and our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations.

Our operations are subject to many hazards and risks, including the following:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by our equipment;

•	pollution and other damage to the environment;

•	reservoir damage;

•	increased seismicity;

•	blow-outs or the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere, an underground formation or other environmental media; and

•	fires and explosions.
If any of these hazards occur, it could result in suspension of operations and other business interruptions, damage to or destruction of our equipment and the property of others or injury or death to our or a third party’s personnel.
Our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.
We will maintain operational insurance coverage of types and amounts that we believe to be customary in the industry, including commercial general liability, workers’ compensation, business auto, excess auto liability, commercial property, motor truck cargo, contractor’s pollution, downhole, umbrella liability and excess liability insurance policies, all subject to certain limitations, deductibles and caps. We are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risks. Further, any insurance obtained by us may not be adequate to cover any losses or liabilities, and this insurance may not continue to be available at all or on terms which are acceptable to us. Insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on our business activities, financial condition and results of operations.
We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
We intend to operate with most of our customers through master service agreements (“MSAs”). We endeavor to allocate potential liabilities and risks between the parties in the MSAs. We expect that our MSAs generally will provide for indemnification in our favor for liability for pollution or environmental claims arising from subsurface conditions or resulting from the drilling activities of our customers or their operators, unless resulting from our gross negligence or willful misconduct. We may have liability in such cases if we are negligent or commit willful acts and, although the actual terms may vary among our various contracts, typically we expect to be allocated liability under the MSAs for pollution or contamination caused by us or attributable to our equipment or vessels, or otherwise resulting from our negligence. We expect that our customers generally will also agree to indemnify us against claims arising from their employees’ personal injury or death, without regard to fault. Similarly, we expect to agree to indemnify our customers for liabilities arising from personal injury or death of any of our employees, without regard to fault. In addition, we expect that our customers will agree to indemnify us for loss or destruction of customer-owned property or equipment and in turn, for us to agree to indemnify our customers for loss or destruction of property or equipment we own, without regard to fault. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer, unless resulting from our gross negligence or willful misconduct. However, despite this anticipated general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. As a result, we may incur substantial losses that could materially and adversely affect our financial condition and results of operations.
We may incur significant costs and liabilities as a result of environmental, health and safety laws and regulations that govern our operations.
As part of our business we will handle, transport and dispose of a variety of fluids and substances used by our customers in connection with their oil and natural gas exploration and production activities. We will also generate and dispose of hazardous waste. Therefore, our operations will be subject to stringent laws and regulations governing the release or disposal of materials into the environment or otherwise relating to environmental protection. We may be required to make significant capital and operating expenditures or perform other corrective actions at wells we service and at properties we own, lease or operate in order to comply with the requirements of these environmental, health and safety laws and regulations or the terms or conditions of permits issued pursuant to such requirements, and our compliance with future laws or regulations, or with any adverse change in the interpretation or enforcement of existing laws and regulations, could increase such compliance costs. Regulatory limitations and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.
The costs of compliance with or liabilities imposed under these laws can be significant. Failure to comply with these and other applicable laws and regulations or the terms or conditions of required environmental permits may result in the assessment of damages, including natural resource damages, administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations including corrective actions, revocation of permits and the issuance of injunctions limiting or prohibiting some or all of our operations. In addition, claims for damages to persons, property or natural resources may result from environmental and other impacts of our operations. Future spills or releases of regulated substances or accidents or the discovery of currently unknown contamination could expose us to material losses, expenditures and environmental or health and safety liabilities, including liabilities resulting from lawsuits brought by private litigants or neighboring property owners or operators for personal injury or property damage related to our operations or the land on which our operations are conducted. Such claims, damages, penalties or sanctions and related costs could cause us to incur substantial costs or losses and could have a material adverse effect on our business, financial condition and results of operations.
Future legislative and regulatory developments at both the federal and state level could materially increase our operating costs or adversely affect our competitive position.
Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in our costs for future environmental compliance and remediation. Future changes in relevant laws, regulations or enforcement policies could significantly increase our compliance costs or liabilities or limit our future business opportunities in presently unforeseen ways. In such an event, our business, financial condition and results of operations could be materially impaired.
In addition to changes in existing environmental health or safety laws or regulations, various new and more stringent regulatory requirements directed to the gas exploration industry, and hydraulic fracturing in particular, are being imposed or considered at the federal, state and local levels. EPA is undertaking a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Interim study results are expected by late 2012 and the final report is expected in 2014. The results of this study could spur further initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Such measures could subject us to increased costs, limits on the productivity of certain wells and limits on our ability to deploy our technology at or in the vicinity of sensitive areas. The adoption of any such laws or implementing regulations imposing additional permitting, disclosure or regulatory obligations related to, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells and could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Changes in trucking regulations may increase our costs and negatively impact our results of operations.
For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, as well as hazardous materials, we will need to operate trucks and other heavy equipment. We therefore will be subject to regulation as a motor carrier by the United States Department of Transportation (the “DOT”) and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements, and containerization, placarding and handling requirements for the transportation of hazardous materials. The DOT periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria, which could result in a suspension of operations. The rating scale consists of “satisfactory,” “conditional” and “unsatisfactory” ratings. Currently, we are operating with a “satisfactory” rating.
 The trucking industry is subject to other regulatory changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. New national fuel efficiency and emissions standards have been promulgated by EPA for medium- and heavy-duty engines and vehicles. The rule covers vehicles made between 2014 and 2018. Associated with this ruling, we may experience an increase in costs related to truck purchases or maintenance. Additionally, the EPA’s Tier IV regulations apply to certain off-road diesel engines that are needed to power our equipment in the field. Under these regulations, we are limited in the number of non-compliant off-road diesel engines we can purchase. If Tier IV-compliant engines that meet our needs are not available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.
Conservation measures and technological advances could reduce demand for oil and natural gas.
Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. Changing demand for oil and natural gas services and products, and any other major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.
Compliance with climate change legislation or initiatives could negatively impact our business.
The U.S. Congress is considering legislation to reduce emissions of greenhouse gases (“GHGs”) and more than half of the states, either individually or through multi-state initiatives, have already begun implementing legal measures to reduce emissions of GHGs. The U.S. Supreme Court has held that carbon dioxide may be regulated as an “air pollutant” under the CAA, and EPA has proceeded with regulatory initiatives to curb emissions of GHGs even in the absence of Congressional action. The EPA published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such GHGs are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These EPA findings allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. The EPA has proposed and finalized a number of rules requiring various industry sectors to track and report, and, in some cases, control GHG emissions, including a GHG rule applicable to certain sources in the oil and natural gas industry. Several of the EPA rules relating to control of GHG emissions and climate change concerns are subject to challenge in court. We cannot predict either the outcome of these challenges or the impact that EPA’s GHG regulatory initiatives would have on our operations or those of our customers if upheld.
The U.S. Congress has considered climate change initiatives that would, among other things, establish a cap-and-trade system to regulate GHG emissions, but such initiatives have been unsuccessful to date. However, even without federal legislation of GHG emissions, U.S. regions and states have undertaken regulatory action to address GHG emissions. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry and, therefore, could reduce the demand for our products and services.
The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas our current customer or future customers produce. Consequently, although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for us and our customers, and could have a material adverse effect on our business or demand for our services, our financial condition and results of operations.
The effects of climate change or severe weather could adversely affect our operations.
Changes in climate due to global warming trends could adversely affect our operations by limiting or increasing the costs associated with equipment or product supplies. In addition, coastal flooding and adverse weather conditions could impair our ability to operate in affected regions of the country. Oil and natural gas operations of our existing or future customers may be adversely affected by severe weather events, resulting in reduced demand for our services. Repercussions of severe weather conditions may include: curtailment of services; weather-related damage to facilities and equipment, resulting in suspension of operations; inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and loss of productivity. These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters also adversely affect the demand for our services by decreasing the demand for natural gas.
A terrorist attack or armed conflict could harm our business.
Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and natural gas-related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to operations of our customers is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.
The obligations associated with becoming a public company will require significant resources and management attention and may divert management’s focus from our business operations.
In connection with the Unit Offering, we entered into a registration rights agreement that requires us to conduct this registered exchange offer for the notes. As a result, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as well as certain provisions of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”). The Exchange Act requires that we file annual, quarterly and current reports with the Securities and Exchange Commission. Sarbanes-Oxley requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. We will have to incur significant costs to comply with these laws, including hiring additional personnel, implementing more complex reporting systems, and paying higher fees to our third party consultants and independent registered public accounting firm. These will include both upfront costs to establish compliance as well as higher annual costs, each of which may be material to investors. Furthermore, the need to establish the corporate infrastructure appropriate for a public company will require our management to engage in complex analysis and decision making, which may divert their attention away from the other aspects of our business. This could prevent us from implementing our growth strategy or may otherwise adversely affect our business, results of operations and financial condition.
We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley.
After this registration statement is declared effective by the SEC, pursuant to Section 404(a) of the Sarbanes-Oxley Act, our management will be required to furnish a report on the effectiveness of our internal controls over financial reporting. Our internal controls may not be deemed to be effective and our assessment may need to disclose any material weakness identified by us. If we conclude that there are one or more material weaknesses and we are not able to complete remediation in a timely manner, we will not be able to report that our internal controls are effective.
When we cease being an emerging growth company, our auditors will be required to express an opinion on the effectiveness of our internal controls over financial reporting. If either assessment results in a conclusion that internal controls are not effective, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.
As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say on pay” and “say on frequency;” and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.
The exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.
In addition, as an “emerging growth company,” we have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
On February 21, 2012, we completed the Unit Offering. In April 2012, the units separated and the old notes and the warrants became eligible to trade as separate securities. In connection with the Unit Offering, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration rights agreement provides that we will (i) file the registration statement with the SEC on or prior to 180 days after February 21, 2012; (ii) use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 270 days after February 21, 2012; and (iii) upon the effectiveness of the registration statement, use our reasonable best efforts to consummate the Exchange Offer within 30 business days (the “Exchange Date”). The registration statement of which this prospectus forms a part was filed in compliance with this obligation.
Pursuant to the exchange offer, we will issue the exchange notes in exchange for old notes. The terms of the exchange notes are identical in all material respects to those of the old notes, except that the exchange notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any additional interest related to the obligation to register. Please read “Description of the Exchange Notes” for more information on the terms of the respective notes and the differences between them.
We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the “Depository”), who desires to deliver such old notes by book-entry transfer at the Depository.
We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.
In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•
you have full power and authority to transfer old notes in exchange for the exchange notes and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims;

•	you do not have and to your knowledge, no one receiving exchange notes from you has, any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•
you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.
Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”
Shelf Registration
The registration rights agreement further provides that, if:

•	for any reason the exchange offer is not consummated by the Exchange Date; or

•	prior to the Exchange Date, any initial purchaser or any holder of Transfer Restricted Securities (as defined below) notifies us that:

1.	it is prohibited by law or SEC policy from participating in the exchange offer;

2.	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

3.	it is a broker-dealer and owns notes acquired directly from us or an affiliate of us, then, in each case, we (i) will file with the SEC a shelf registration statement on or prior to the 30th day after the date the obligation to file a shelf registration statement arises (the “Shelf Filing Deadline”) to cover resales of the old notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and (ii) use our reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC on or before the later of (A) the 60th day after the Shelf Filing Deadline or (B) the 270th day after February 21, 2012 (the “Shelf Effectiveness Deadline”).
For purposes of the preceding, “Transfer Restricted Securities” means each old note until the earliest to occur of:

•
the date on which such old note is exchanged in the exchange offer for an exchange note entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

•	the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement;

•	the date on which such old note is distributed to the public by a broker-dealer pursuant to the “Plan of Distribution” section of this prospectus;

•
the date that such old note is freely transferable (the “Freely Transferable Date”) in accordance with Rule 144 by a person that is not an “affiliate” (as defined in Rule 144) of us where no conditions under Rule 144 are then applicable; provided, however, that the Freely Transferable Date shall not precede (i) the consummation of the exchange offer, or (ii) as to such note held by holders that require us to file a shelf registration statement, to keep such shelf registration statement effective; and

•	the date on which such old note ceases to be outstanding

Additional Interest
The registration rights agreement further provides that, if: (i) the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to 270 days after February 21, 2012; (ii) the exchange offer is not consummated by the Exchange Date or the shelf registration statement, if required, has not been declared effective by the Shelf Effectiveness Deadline; or (iii) the shelf registration statement or the registration statement of which this prospectus forms a part is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (i) through (iii) above, a “Registration Default”), then we will pay Additional Interest to each holder of Transfer Restricted Securities. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Additional Interest will be paid in an amount equal to 0.25% per annum of the principal amount of the Transfer Restricted Securities. The amount of Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Additional Interest rate of 1.00% per annum of the Transfer Restricted Securities in the aggregate.
Terms of the Exchange Offer
Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $68,414,660 aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $1.00 and any integral multiple of $1.00. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights contained in the old notes.
Expiration, Extension and Amendment
The expiration time of the exchange offer is 5:00 P.M., New York City time, on , 2012. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the exchange offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer, but in no event will we extend the exchange offer past ____, 2012. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our sole reasonable discretion. If we waive a condition as to the acceptance of any particular old note, such waiver shall apply to all old notes tendered in connection with the exchange offer. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.
Procedures for Tendering
Valid Tender
Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through the Depository’s Automated Tender Offer Program, referred to as ATOP.
In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time;

•
deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at the Depository, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.
The term “agent’s message” means a message, transmitted by the Depository to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that the Depository has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.
If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”
The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through the Depository’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of the Depository on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in the Depository’s ATOP system may make book-entry delivery of the old notes by causing the Depository to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through the Depository’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole reasonable discretion or by the exchange agent, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.
Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.
Book-Entry Transfer
The exchange agent will make a request to establish an account for the old notes at the Depository for purposes of the exchange offer. Any financial institution that is a participant in the Depository’s system may make book-entry delivery of old notes by causing the Depository to transfer those old notes into the exchange agent’s account at the Depository in accordance with the Depository’s procedure for transfer. The participant should transmit its acceptance to the Depository at or prior to the expiration time or comply with the guaranteed delivery procedures described below. The Depository will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at the Depository and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that the Depository has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at the Depository. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.
Delivery of documents to the Depository in accordance with the Depository’s procedures does not constitute delivery to the exchange agent.
Guaranteed Delivery
If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•
prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

1.	stating the name and address of the holder of old notes and the amount of old notes tendered,

2.	stating that the tender is being made, and

3.
guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity
We will determine in our sole reasonable discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular old note tendered either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.
Acceptance of Old Notes for Exchange; Issuance of Exchange Notes
Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the exchange notes promptly after the expiration of the exchange offer. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
For each old note accepted for exchange, the holder will receive a new note having a principal amount equal to that of the surrendered old note. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from February 21, 2012. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer.
In all cases, issuance of exchange notes for old notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with the Depository as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.
Interest Payments on the Exchange Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.
Withdrawal Rights
Tender of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through the Depository’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•
other than a notice transmitted through the Depository’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.
If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.
Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.
Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•
there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•
any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•
trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•
an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•
a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of such exchange offer; or

•
any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

If any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.
If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.
We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our sole reasonable discretion. In the event we waive any condition with respect to one old note tendered, such waiver will apply to all old notes.Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.
If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.
Resales of Exchange Notes
Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for exchange notes will be required to represent that it meets the above four requirements.
Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
Each broker-dealer that receives exchange notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.
In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A., has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery or Regular Mail:
The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations - Reorganization Unit
101 Barclay St., Floor 7E
New York, NY 10286
Attn: Carolle Montreuil
(212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5920
The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations - Reorganization Unit
101 Barclay St., Floor 7E
New York, NY 10286
Attn: Carolle Montreuil

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
We will pay the expenses of soliciting tenders pursuant to this exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
Consequences of Failure to Exchange Outstanding Securities
Holders who desire to tender their old notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.
Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes issued in the exchange offer and any old notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Accounting Treatment
We will record the exchange notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.
Other
Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the exchange notes. Old notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, include forward-looking statements that involve risks and uncertainties. You should review the section entitled “Risk Factors” included elsewhere herein for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
For purposes of this Management’s Discussion and Analysis of Financial Condition and Results of Operation,” we refer to the old notes as the “notes.”
Overview
We are a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. We currently engage in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing, or open hole under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.
We believe our hydraulic fracturing fleet purchased from Stewart & Stevenson is a reliable and high performing fleet with the capability to meet the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing completion services to exploration and production companies. We intend to focus on the most active shale and unconventional oil and natural gas plays in the United States.
We are currently under contract to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. We are also evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States, which may include the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
We are a Delaware limited liability company. Our principal executive offices are located at 770 South Post Oak Lane, Suite 405, Houston, Texas 77056 and our main telephone number is (832) 562-3730.
We began operations under a take or pay contract, our original contract, with Antero, for a 24-month service period commencing on April 12, 2012. Prior to beginning operations in the second quarter of 2012, the Company was in the development stage.
Formation Transactions
Unit Offering. On February 21, 2012, we and USW Financing Corp., our wholly-owned subsidiary, completed the Unit Offering. Approximately $47.5 million of the proceeds from the Unit Offering were used to acquire a substantial amount of our core operating equipment and for related fees and expenses and for general corporate purposes. The remainder of the proceeds of the Unit Offering were used to consummate the Second Contract Repurchase Offer and for general corporate purposes, including the acquisition of our second hydraulic fracturing fleet. The Unit Offering was made to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S.
Senior Secured Notes. The Notes were part of the units issued in the Unit Offering and will mature on February 15, 2017. The Notes have a fixed annual interest rate of 14.50% per annum. We will pay interest on the Notes semi-annually, on February 15 and August 15 of each year they are outstanding, commencing on August 15, 2012. The first interest payment on the Notes was paid on August 15, 2012 by increasing the principal amount of the outstanding notes by $4,480,706, the amount of the first interest payment. Subsequent interest payments will be payable in cash. The Notes may be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our future domestic subsidiaries, other than subsidiaries designated as unrestricted subsidiaries. None of our future foreign subsidiaries will guarantee the Notes. As of the date hereof, our sole subsidiary, USW Financing Corp., was a co-issuer of the Notes. The Notes and any future guarantees are subject to a lien on substantially all of our and our future subsidiaries' assets, subject to certain exceptions. If and when we incur permitted first lien indebtedness, the liens on the assets securing the Notes and any future guarantees will likely be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement. The Notes are also subject to optional redemption features whereby: (a) on or after February 15, 2015, we may redeem some or all of the Notes at a premium that will decrease over time, (b) prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the Notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the Notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering, and (c) at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. The Notes are also subject to a mandatory redemption provision whereby within 45 days after each March 31 or September 30 beginning on March 31, 2013, for which our cash and cash equivalents are greater than $12.1 million, we are required to offer to repurchase notes in the amount of such excess cash amount at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
Warrants. The warrants were part of the units issued in the Unit Offering, and are exercisable at a price of $0.01 per Series B Unit, subject to adjustment. The warrants expire at 5:00 p.m., New York City time, on February 21, 2019. We have granted holders of warrants certain “piggyback” registration rights for the resale of our Series B Units underlying the warrants. Holders of the warrants have preemptive and other equity protection rights identical to those granted to the purchasers in the Sponsor Equity Investment described below. Upon exercise of the warrants, the holders thereof will be required to become a party to our then-existing limited liability company agreement.
Sponsor Equity Investment. Concurrent with the closing of the Unit Offering, we received a $30.0 million equity investment from ORB, in exchange for (a) 600,000 Series A Units which, among other things, entitle the holders thereof to a 13% preferred return on their capital contribution compounded semi-annually and payable upon the occurrence of certain liquidation or exit events or on February 21, 2017 and (b) 600,000 Series B Units. The securities issued as part of the Sponsor Equity Investment were issued to institutional accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Restructuring. In order to facilitate the Unit Offering and the Sponsor Equity Investment we completed a corporate restructuring. Prior to the closing of the Unit Offering and the Sponsor Equity Investment, U.S. Well Services, Inc., our former parent, formed us and USW Financing Corp. U.S. Well Services, Inc. then sold substantially all of its assets to us in exchange for 167,500 Series C Units representing, in the aggregate, 16.75% of our common equity immediately following the closing of the Unit Offering.
Resignation of Donald E. Stevenson. On March 19, 2012, at the request of our Board of Managers, Donald E. Stevenson resigned from his role as our President and Chief Executive Officer and as a member of our Board of Managers, effective March 22, 2012. There was no disagreement with Mr. Stevenson on any matter relating to our operations, policies or practices.
Recent Developments
Delivery of Initial Hydraulic Fracturing Fleet. We used a portion of the net proceeds of Unit Offering to purchase our initial hydraulic fracturing fleet from Stewart & Stevenson. We received final delivery of our initial hydraulic fracturing fleet from Stewart & Stevenson in April 2012.
Performance under Original Antero Contract. On November 1, 2011, our predecessor entered into a Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services with Antero. In April 2012 we began performing hydraulic fracturing and related services under our contract with Antero. Our initial operations under our contract with Antero have been focused in West Virginia. See "Business - Current Contracts - Original Antero Contract" for a description of our original contract with Antero.
Purchase Agreements for Second Hydraulic Fracturing Fleet. We entered into agreements with Stewart & Stevenson and other vendors for the purchase of our second hydraulic fracturing fleet.  The fleet includes fourteen FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, two MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, one data van and two CT-5CAS/HYD hydration units. Delivery of the equipment was completed in August 2012.
Rider to the Original Antero Contract. On June 5, 2012, we entered into the Rider. The Rider amends certain terms of our contract with Antero. The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our second hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent. We believe that entering into the Rider strengthens our relationship with Antero and provides us with the opportunity to grow revenues by participating in Antero's expanding drilling program.
Hiring of Brian Stewart. On June 18, 2012, Brian Stewart was hired as our President and Chief Executive Officer. Mr. Stewart, 57, retired from Devon Energy Corporation, a publicly traded independent energy company, in 2012 after 35 years of service. Mr. Stewart’s last five years of service at Devon Energy Corporation were as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities.
Second Contract Repurchase Offer. Pursuant to the terms of the indenture governing the Notes, a total of $37.5 million of the net proceeds from the Unit Offering were placed into an escrow account to either be released to us upon our entrance into a second fracturing contract on terms similar to our original contract with Antero or to be used to repurchase notes if we are unable to enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. We did not enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. As a result, on July 10, 2012, pursuant to the indenture governing the Notes, we commenced the Second Contract Repurchase Offer as well as the consent solicitation described below. On July 16, 2012, after obtaining the requisite consents in the consent solicitation, the maximum aggregate purchase price of the Second Contract Repurchase Offer was reduced from $37.5 million to $22.5 million. In conjunction with the Second Contract Repurchase Offer, $22.5 million was paid on August 10, 2012 for the principal and accrued interest of the repurchased Notes.
Consent Solicitation. On July 10, 2012, we commenced a consent solicitation to obtain the consent of at least a majority in aggregate principal amount of the outstanding notes to approve the proposed amendments (the "Proposed Amendments"). The Proposed Amendments, among other things, (a) amended the definition of “Second Fracturing Contract” in the indenture governing the Notes to mean Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between the U.S. Well Services, LLC and Antero Resources Appalachian Corporation, (b) added a definition to the indenture governing the Notes for “First Release of Funds,” (c) deleted Section 4.09(b)(1) of the indenture governing the Notes in its entirety and replaced it with a new Section 4.09(b)(1) that modifies the definition of “Permitted Debt,” (d) deleted Section 4.19 of the indenture governing the Notes in its entirety and replaced it with a section entitled “Partial Release of Escrowed Funds; Second Contract Repurchase Offer,” (e) deleted Section 7(d) of the Notes in its entirety and replaced it with a new Section 7(d), and (f) amended the escrow agreement in accordance with the above. On July 16, 2012, we obtained the requisite consents needed to adopt the Proposed Amendments and executed and delivered the first supplemental indenture to the indenture governing the Notes and an amendment to the escrow agreement effecting the Proposed Amendments. As a result of the Proposed Amendments, among other things, the amount of funds in the escrow account were reduced to $22.5 million and all other funds in the escrow account (approximately $15 million) were released to us, reducing the outstanding principal amount to approximately $63.9 million.
Resignation of Leonard Travis. On August 6, 2012, the Company's Board of Managers accepted the resignation of Leonard Travis, Senior Vice President and Chief Financial Officer effective immediately. On August

7, 2012, Matthew Bernard, a member of the Board of Managers, was appointed as our Interim Chief Financial Officer.
Hiring of Kenneth Sill. On September 19, 2012, Kenneth Sill was hired as our Chief Financial Officer and Matthew Bernard resigned his position as Interim Chief Financial Officer. Immediately prior to being hired by us, Mr. Sill was a director and industry analyst for Tudor Pickering Holt Asset Management from December 2010 to September 2012, where he focused on the oilfield services industry, as well as coal and alternative energy equity markets.
How We Generate Our Revenues
Hydraulic fracturing services enhance the production of oil and natural gas from formations with restricted natural flow of hydrocarbons. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing or open holes under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore. Sand, bauxite, resin-coated sand or ceramic particles, each referred to as a proppant or propping agent, are suspended in the fracturing fluid and prop open the cracks created by the hydraulic fracturing process in the underground formation. The extremely high pressure required to stimulate wells in many of the regions in which we intend to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important element of the services we provide to oil and natural gas producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. We intend to focus on the most active shale and unconventional oil and natural gas plays in the United States.
We are currently party to a two-year take or pay contract with Antero to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Antero Resources LLC (with its subsidiaries including Antero) is an oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania and the Piceance Basin in Colorado. Our original contract with Antero includes minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly, which we anticipate would generate approximately $116.4 million in revenues throughout the term of the original contract. If Antero does not provide us with the minimum quarterly stages through no fault of ours, Antero will owe us an agreed upon rate of dedicated fracturing fleet charges ("DFFCs") per stage for any stages less than the minimum quarterly stages. We may expand our business to include other unconventional oil and natural gas formations, which may include certain areas of the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Current Contracts
Original Antero Contract.  Our original contract with Antero provides for a 24-month service period commencing when services began on April 12, 2012. The contract is renewable for one additional year upon the mutual written consent of both parties. The contract includes minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly.
If Antero requires more than the minimum agreed upon fracturing days per month, it will give us written notice thereof, and we will charge a per-stage price for such additional services at the same rate. We will operate on a 24-hour service schedule. We will be paid mobilization fees (based on mileage from the location of our fleet, charged at the initial stage of each job), as well as operating stage/well/day rates described in the contract and standby time rates under certain circumstances, DFFCs and agreed upon down-time rates per stage. If Antero does not provide us with the minimum quarterly stages through no fault of ours, Antero will owe us an agreed upon rate of DFFCs per stage for any stages less than the minimum quarterly stages. The contract also provides for force majeure payment rates and payments in the event a governmental body or regulatory agency issues a mandate that either makes it impossible for us to continue operations or causes an increase in our rate. Antero may terminate the contract on 60 days’ written notice, in which case it must pay us a lump sum payment of up to a maximum agreed upon amount within an agreed upon time. The contract also allows Antero to direct the stoppage of services on reasonable written notice to us, in which case it must pay us a standby time rate. The rates described in the contract are to be revised on an agreed upon schedule to reflect certain cost increases or decreases if the costs exceed an agreed upon percentage of start date costs.
Rider to Original Antero Contract. On June 5, 2012, we entered into the Rider. The Rider amends certain terms of our original contract with Antero. The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our second hydraulic fracturing fleet. If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider. In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent. We believe that entering into the Rider strengthens our relationship with Antero and provides us with the opportunity to grow revenues by participating in Antero's expanding drilling program.
Although we have entered into a term contract for our first hydraulic fracturing fleet, we also have the flexibility to pursue spot market projects. Our agreements with Antero allow us to supplement monthly contract revenue by deploying equipment on short-term spot market jobs on those days when Antero does not require our services or is not entitled to our services. When providing these types of short-term services we will charge prevailing market prices per hour for spot market work. We may also charge fees for the set up and mobilization of equipment depending on the job. These fees and other charges vary depending on the equipment and personnel required for the job and the market conditions in the region in which the services are performed. We believe our ability to provide services in the spot market allows us to take advantage of favorable market conditions while allowing us to develop new customer relationships.
We may also source chemicals and proppants that are consumed during the fracturing process and charge our customers a fee for providing such materials. We may also charge our customers a handling fee for chemicals and proppants supplied by the customer. Such charges for materials will generally reflect the cost of the materials plus a markup and will be based on the actual quantity of materials used in the fracturing process.
How We Obtain Our Equipment
On November 9, 2011, we entered into an agreement with Stewart & Stevenson to purchase a technologically advanced hydraulic fracturing fleet to service our original contract with Antero. This is our initial hydraulic fracturing fleet and was manufactured to our specifications. This hydraulic fracturing fleet is equipped to perform all aspects of hydraulic fracturing operations, including acid stimulation, high-pressure pumping and pressure testing. The fleet includes twenty FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 hydraulic horsepower ("HHP") per pump, three MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, two data trailers, one chemical additive trailer and two CT-5CAS/HYD hydration units. Initial deliveries of our fracturing fleet began in February 2012 and were completed in April 2012.
We entered into agreements with Stewart & Stevenson and other vendors for the purchase of our second hydraulic fracturing fleet.  The fleet includes fourteen FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, two MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, one data van and two CT-5CAS/HYD hydration units. Delivery of the equipment was completed in August 2012.
Our Challenges
We face many challenges and risks in the industry in which we operate. Although many factors contributing to these risks are beyond our ability to control, we continuously monitor these risks, and we have taken steps to mitigate them to the extent practicable. In addition, we believe that we are well positioned to capitalize on the current growth opportunities in the hydraulic fracturing market. However, we may be unable to capitalize on our competitive strengths to achieve our business objectives and, consequently, our results of operations may be adversely affected. Please read the sections titled “Cautionary Note Regarding Forward-Looking Statements” and "Risk Factors" in this prospectus for additional information about the risks we face.
Hydraulic Fracturing Legislation and Regulation. Congress has from time to time, including during the current session, considered legislation to provide for the federal regulation of hydraulic fracturing and to require public disclosure of the chemicals used in the fracturing process. If such current or any future legislation becomes law, it could establish an additional level of regulation that could lead to us experiencing operational delays or increased operating costs. The EPA promulgated rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. Among other controls, the rules require operators to use “green completions” for hydraulic fracturing by January 1, 2015 (unless required earlier under a state or local law), meaning operators will have to recover rather than vent the gas and natural gas liquids that come to the surface during completion of the fracturing process. In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing. The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting or regulating, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells in shale formations, increase our and our customers’ costs of compliance and adversely affect the quality of the hydraulic fracturing services that we provide for our customers. Additionally, if hydraulic fracturing becomes further regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA or if states or localities impose additional regulatory requirements, fracturing activities could become subject to additional permitting or regulatory requirements and also to permitting delays and potential costs increases all of which could adversely affect our business and results of operations. See “Risk Factors – Regulatory compliance costs and restrictions, as well as delays in obtaining permits by our customer for its operations, such as hydraulic fracturing, or by us for our operations, could impair our business” and “Risk Factors – Future legislative and regulatory developments at both the federal and state level could materially increase our operating costs or adversely affect our competitive position” for a discussion of risks related to the regulatory oversight of hydraulic fracturing.
Financing Future Growth. To date we have used the proceeds of the Unit Offering and the Sponsor Equity Investment to acquire two hydraulic fracturing fleets and to fund our operations. The successful execution of our business strategy depends on our ability to raise capital as needed to, among other things, finance the purchase of additional hydraulic fracturing fleets and to maintain the equipment we have already purchased. If we are unable to generate sufficient cash flows from operations or obtain additional capital, we may be unable to sustain or increase our current level of growth in the future. There is no guarantee that we will be able to raise the additional capital that will be needed to grow our business on favorable terms or at all.
Outlook
The demand for hydraulic fracturing services has increased significantly in recent years. We believe the following trends, among others, have led to increased demand for our services and have the potential to continue to support the growth of our business going forward:

•	Increased Drilling. Drilling has increased in unconventional resource basins, particularly liquids-rich formations, through the application of horizontal drilling and completion technologies.

•
Implementation of New Drilling Technologies. New horizontal drilling and completion technologies which use hydraulic fracturing to produce oil and natural gas from unconventional resources plays have been implemented across the United States.

•
Improvements to Fracturing Processes. Increased hydraulic fracturing intensity, with increasingly longer laterals and a greater number of fracturing stages, has made hydraulic fracturing an option for exploration and production companies working in demanding and technologically complex formations.

Results of Operations
Three Months Ended June 30, 2012

Three months ended
June 30, 2012
(unaudited)
Revenue	$9,159,594
Cost of services	10,311,755
Gross margin	(1,152,161)
Depreciation and amortization	1,475,090
Selling, general and administrative expenses	734,317
Loss from operations	(3,361,568)
Other income (expense):
Interest expense, net	(4,308,136)
Other income	708
Total other expense	(4,307,428)
Loss before income taxes	(7,668,996)
Income tax expense	—
Net loss	$(7,668,996)
Our operating activities for the three months ended June 30, 2012 consisted of the performance of services by our initial fleet under our original contract with Antero, which commenced in April 2012. For the three months ended June 30, 2012, we completed the first 72 stages and recognized revenues totaling $9.2 million. Cost of services totaled $10.3 million for the three months ended June 30, 2012 and were primarily for salaries and wages and operating materials and supplies. Our gross loss of $1.2 million was primarily due to underutilization during the start-up period associated with the new contract with Antero. Depreciation and amortization totaled $1.5 million for the three months ended June 30, 2012 and was primarily for depreciation of our first fleet, which was placed into service in April 2012. Our selling, general and administrative expenses totaled $0.7 million for the three months ended June 30, 2012 and were primarily for salaries and wages and professional fees. Interest expense totaled $4.3 million and was due primarily to the interest expense accrued in conjunction with the Notes and the mandatorily redeemable Class A Units, offset by the interest amounts capitalized during the three months ended June 30, 2012.

Period from January 1, 2012 (inception) to February 20, 2012 (Predecessor) and February 21, 2012 to June 30, 2012 (Successor)

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	June 30, 2012	February 20, 2012
	(unaudited)	(unaudited)
Revenue	$9,159,594	$—
Cost of services	11,001,350	—
Gross margin	(1,841,756)	—
Depreciation & amortization	1,484,862	—
Selling, general & administrative expenses	1,440,314	432,773
Other operating expenses	—	40,587
Loss from operations	(4,766,932)	(473,360)
Other income (expense):
Interest expense, net	(6,076,382)	—
Other income	708	—
Total other income (expense)	(6,075,674)	—
Loss before income taxes	(10,842,606)	(473,360)
Income tax expense	—	—
Net loss from development stage activities	$(10,842,606)	$(473,360)
Our operating activities for the period from February 21, 2012 (inception) to June 30, 2012 consisted of overseeing the construction of our initial hydraulic fracturing fleet, establishing a field office in West Virginia and the performance of services by our initial fleet under our contract with Antero, which commenced in April 2012. For the period from February 21, 2012 (inception) to June 30, 2012, we completed 72 stages and recognized revenues totaling $9.2 million. Cost of services totaled $11.0 million for the period from February 21, 2012 (inception) to June 30, 2012 and were primarily for salaries and wages, operating materials and supplies, and various operating expenses associated with overseeing the construction of our initial fleet and establishment of a field office. Depreciation and amortization totaled $1.5 million for the period from February 21, 2012 (inception) to June 30, 2012 and was primarily for depreciation of our first fleet, which was placed into service in April 2012. Our selling, general and administrative expenses totaled $1.4 million for the period from February 21, 2012 (inception) to June 30, 2012 and were primarily for salaries and wages and professional fees. Interest expense totaled $6.1 million and was due primarily to the interest expense accrued in conjunction with the Notes and the mandatorily redeemable Class A Units, offset by the interest amounts capitalized during the period from February 21, 2012 (inception) to June 30, 2012.
The operating activities of our predecessor for the period from January 1, 2012 to February 20, 2012, primarily consisted of start-up activities, including ordering equipment and acquiring financing. Consequently, no revenues were earned during this period. For the period January 1, 2012 to February 20, 2012, USWS, Inc. recognized a loss from operations of approximately $0.5 million directly as a result of the expenses incurred. General and administrative expenses totaled $0.4 million for the period January 1, 2012 to February 20, 2012 and were primarily for salaries and wages to officers and various professional fees. Other operating expenses totaled less than $0.1 million and were primarily for salaries and wages to officers and various professional fees.

Period from August 18, 2011 to December 31, 2011

The following table sets forth the results of operations of USWS, Inc., our predecessor, for the period from August 18, 2011 (predecessor inception) to December 31, 2011:

Predecessor
August 18, 2011
(inception) to
December 31, 2011
Revenues	$—
Cost of services	—
Selling, general and administrative expenses	283,729
Other operating expenses	104,015
Loss before income taxes	(387,744)
Income tax expense	—
Net loss from development stage activities	$(387,744)
The operating activities of our predecessor for the period August 18, 2011 to December 31, 2011, primarily consisted of start-up activities, including acquiring equipment and securing a customer contract. Consequently, no revenues were earned during this period. For the period August 18, 2011 to December 31, 2011, USWS, Inc. recognized a loss from operations of approximately $0.4 million directly as a result of the expenses incurred. Selling, general and administrative expenses totaled $0.3 million for the period August 18, 2011 to December 31, 2011 and were primarily for salaries and wages to officers and various professional fees. Other operating expenses totaled $0.1 million and were primarily for share-based payments to officers, a director and a vendor.
Liquidity and Capital Resources
Our primary sources of liquidity are the proceeds we received from the Unit Offering and the Sponsor Equity Investment. Our primary uses of capital have been the acquisition of our two hydraulic fracturing fleets, newly hired operations labor, and selling, general and administrative expenses. We continually monitor potential sources of capital, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements. As of June 30, 2012, we had a balance of cash and cash equivalents totaling $15.5 million. Our cash balance has been subsequently impacted primarily by:

•	in July 2012, we received approximately $15.0 million of funds that were released from escrow (see "Recent Developments - Consent Solicitation" above for further information), and

•	approximately $20.5 million was spent to complete the purchase of our second hydraulic fracturing fleet.
Our ability to meet our future liquidity requirements for satisfying our debt service obligations, funding operations and funding future capital expenditures will depend in large part on our future performance, which is subject to factors beyond our control. However, we believe that our cash on hand after capital spending, coupled with future cash flows from operating activities related to our two hydraulic fracturing fleets, are sufficient to fund ongoing operations and to meet our debt servicing obligations. We expect future cash flows from operating activities to improve as our original contract with Antero continues and we gain consistency regarding the number of stages completed, billed and collected. We also expect future gross margin to improve as we gain synergies from operating multiple fleets in the same region.We have a total capital expenditure budget of approximately $71.4 million for 2012 which we plan to be financed from the proceeds we received from the Unit Offering, the Sponsor Equity Investment, a capital lease, and anticipated cash flows from operations. As of June 30, 2012, we had expended a total of $45.7 million of our total capital expenditure budget for 2012 primarily related to the purchase of our first hydraulic fracturing fleet. The total cost of our second hydraulic fracturing fleet was $24.5 million through September 18, 2012. Refer to discussion of the Consent Solicitation for further information. The remaining capital expenditure budget relates to estimated costs of normal repairs and maintenance of the two fleets during 2012.

Our capital budget may be adjusted as business conditions warrant. While we maintain some discretion related to our capital budget, the amount, timing and allocation of capital expenditures for 2012 will be subject to covenants under our indenture governing our notes and our agreements with Antero. However, if oil and natural gas prices decline or our costs increase significantly, we could defer a significant portion of our budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We will routinely monitor our capital expenditures in response to changes in prices, availability of financing, drilling and equipment acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack thereof in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside of our control.
Capital Requirements
The energy services business is capital intensive, requiring significant investment to expand, upgrade and maintain equipment. Our capital requirements have consisted primarily of, and we anticipate will continue to be:

•	Growth capital expenditures, such as those to acquire additional equipment and other assets or upgrade our existing equipment to grow our business; and

•	Maintenance capital expenditures, which are capital expenditures made to extend the useful life of our assets. There have been no maintenance capital expenditures to date.
Additionally, we continually monitor new advances in hydraulic fracturing equipment and down-hole technology as well as technologies that may complement our business, and opportunities to acquire additional equipment to meet our customers’ needs. Our ability to make any significant acquisition for cash would likely require us to obtain additional equity or debt financing, which may not be available to us on favorable terms or at all.
Financial Condition and Cash Flows
The net cash provided by or used in our operating, investing and financing activities is summarized below (in thousands):

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	June 30, 2012	February 20, 2012
	(unaudited)	(unaudited)
Cash flow provided by (used in):
Operating activities	$(9,156)	$—
Investing activities	(45,747)	—
Financing activities	70,428	—
Change in cash and cash equivalents	$15,525	$—
Cash Used by Operating Activities. Net cash used in operating activities was $9.2 million for the period February 21, 2012 (inception) through June 30, 2012 and was due primarily to our net loss, the purchase of inventory, prepaid insurance premiums and deposits, partially offset by the accrued interest on the debt.
Cash Flows Used in Investing Activities. Net cash used in investing activities was $45.7 million for the period February 21, 2012 (inception) through June 30, 2012 and was due to capital expenditures, primarily related to the acquisition of our initial hydraulic fracturing fleet and deposits paid toward our second hydraulic fracturing fleet.
Cash Flows Provided by Financing Activities. Net cash provided by financing activities was $70.4 million for the period February 21, 2012 through June 30, 2012 and was due primarily to the net proceeds received from the Unit Offering and the Sponsor Equity Investment, partially offset by the restricted cash held in escrow for the second contract repurchase offer and for future purchase of additional property and equipment.

Off-Balance Sheet Arrangements
As of June 30, 2012, we had no off-balance sheet arrangements other than the operating leases discussed below.
Contractual Obligations
We have various contractual obligations in the normal course of our operations and financing activities. The following table summarizes our contractual cash obligations as of June 30, 2012 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Secured Notes	$85,000	$21,074	$—	$63,926	$—
Redeemable Series A Units	56,743	—	—	56,743	—
Short-Term Note Payable (1)	1,416	1,416	—	—	—
Operating Leases (2) (3) (4)	936	351	585	—	—
Service Agreements (5)	325	130	195	—	—
Total	$144,420	$22,971	$780	$120,669	$—

(1)	We entered into a finance agreement to pay the remaining balance of our general liability insurance premiums. We are to make monthly installment payments of $205,936 over the term of ten months.

(2)
We have leased a 70,500 square foot field office/operations facility on 10.844 acres in Jane Lew, West Virginia for our initial fleet operations. We are to make monthly payments of $24,000 over the term of three years with annual rent escalations of 2%.

(3)	We have leased one trailer for our Jane Lew facility and are to make monthly payments of $313 over the term of 24 months.

(4)	We have leased 2,584 square feet of office space in Houston, Texas for our corporate headquarters. We are to make monthly payments of $4,899 over the term of three years.

(5)
We entered into two separate agreements with third party providers to service/manage our human resource and IT functions for the company. We are to make monthly payments of $6,000 and $7,038 over the terms of 1 and 3 years, respectively.

Critical Accounting Policies and Estimates
The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting standards have developed. Accounting standards generally do not involve a selection among alternatives, but involve the implementation and interpretation of existing standards, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable standards on or before their adoption, and we believe the proper implementation and consistent application of the accounting standards are critical.
Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
Pursuant to the JOBS Act, we are reporting in accordance with certain reduced public company reporting requirements permitted by this act. See "Risk Factors--Risks Relating to Our Company and the Industry . As an "emerging growth company" under the JOBS Act, we are permitted to, and intended to, rely on exemptions from certain disclosure requirements. As a result of this, our financial statements may not be comparable to companies that are not emerging growth companies or elect to avail themselves of this provision.

We believe the following critical accounting policies involve significant areas of management’s judgments and estimates in the preparation of our consolidated financial statements.
Property and Equipment. Fixed asset additions are recorded at cost. Cost of units manufactured consists of products, components, labor and overhead. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. An allocable amount of interest on borrowings is capitalized for self-constructed assets and equipment during their construction period. Amounts spent for maintenance and repairs are charged against operations as incurred. Costs of fixed assets are depreciated on a straight-line basis over the estimated useful lives of the related assets which range from two to seven years for service equipment. Leasehold improvements will be depreciated over the lesser of the estimated useful life of the improvement or the remaining lease term. Management is responsible for reviewing the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value of assets. When making this assessment, the following factors are considered: current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.
Revenue Recognition. Revenues are recognized as services are completed and collectability is reasonably assured. With respect to our hydraulic fracturing services, we recognize revenue and invoice our customers upon the completion of each fracturing stage. We typically complete multiple fracturing stages per day during the course of a job.
Unit-Based Payments. We account for unit-based awards, consisting of restricted equity and equity options, issued to employees and non-employees in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. Accordingly, employee equity-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (or the vesting period in the case of restricted equity or equity options). Equity-based awards to non-employees are expensed over the period in which the related services are rendered. Assessing the fair value of restricted equity requires significant judgment and is a subjective assessment based on our discounted projected cash flows, the price of our units purchased by unrelated third parties and the equity value of comparable publicly traded oilfield service providers. The determination of the fair value of our equity options is estimated using the Black-Scholes option-pricing model which requires the use of highly subjective assumptions such as the estimated market value of our units, expected term of the award, expected volatility and the risk-free interest rate. We also need to apply significant judgment to estimate the forfeiture rate, which affects the amount of aggregate compensation that we are required to record as an expense. We estimate our forfeiture rate based on an analysis of our actual forfeitures, to the extent available, and will continue to evaluate the appropriateness of, and possible adjustments to, the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We have had virtually no employee turnover to date, therefore quarterly changes in the estimated forfeiture rate will likely have a significant effect on reported equity-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher or lower than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease or increase to the equity-based compensation expense recognized in the financial statements. We continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our equity-based compensation on a prospective basis and incorporate these factors into our option-pricing model. Each of these inputs is subjective and generally requires significant management judgment. If, in the future, we determine that another method for calculating the fair value of our equity options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee equity options could change significantly. Higher volatility and longer expected terms generally result in an increase to equity-based compensation expense determined at the date of grant.
Income Taxes. The Company is a limited liability company and is treated as a partnership for federal and certain state income tax purposes. No provision or benefit for federal or certain state income taxes is included in the financial statements of the Company because the results of operations are allocated to the members for inclusion in their income tax returns. In certain state jurisdictions the Company is subject to income-based taxes. In such instances, the Company would account for them using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The financial statements have been prepared in accordance with U.S. GAAP which may differ from the accounting practices that will be used in the members’ tax returns.
Recently Issued Accounting Pronouncements. We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our consolidated results of operations, balance sheet or cash flows.
New Accounting Pronouncements. As an “emerging growth company” under the JOBS Act, we have elected to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

BUSINESS
Our Company
We are a Houston, Texas based oilfield service provider engaged in pressure pumping and related services, including high-pressure hydraulic fracturing in unconventional oil and natural gas basins. We believe our pressure pumping fleet is a reliable and high performing fleet and that it is capable of meeting the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing completion services to exploration and production companies.
Hydraulic fracturing services enhance the production of oil and natural gas from formations with restricted natural flow of hydrocarbons. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing or open hole under high pressure causing the underground formation to crack or fracture, allowing the hydrocarbon to flow more freely. Sand, bauxite, resin-coated sand or ceramic particles, each referred to as a proppant or propping agent, are suspended in the fracturing fluid and prop open the cracks created by the hydraulic fracturing process in the underground formation. The extremely high pressure required to stimulate wells in many of the regions in which we intend to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important element of the services we provide to oil and natural gas producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. We focus on the most active shale and unconventional oil and natural gas plays in the United States where we believe we have a competitive advantage due to the high performance and durability of our equipment and our ability to support high asset utilization that results in more efficient operations.
We are currently under a contract with Antero to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Antero Resources LLC (with its subsidiaries including Antero) is an oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma. Our original contract with Antero provides for minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly, over the term of the contract.
We may expand our business to include other unconventional oil and natural gas formations, which may include certain areas of the Utica Shale in Ohio, the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
The delivery of our initial hydraulic fracturing fleet, consisting of a total of 20 Stewart & Stevenson fracturing pumps and associated heavy equipment from various suppliers, was completed in April 2012. The delivery of our second hydraulic fracturing fleet, consisting of 14 Stewart & Stevenson fracturing pumps and associated heavy equipment from various suppliers was delivered by August 2012. With the new equipment, we believe that we will be able to provide our existing customer and future customers with one of the most effective levels of service in the industry.
Current Contracts
Original Antero Contract.  Our original contract with Antero provides for a 24-month service period commencing when services began on April 12, 2012. The contract is renewable for one additional year upon the mutual written consent of both parties. The contract includes minimum performance requirements related to the number of stages to be completed daily, monthly and quarterly. If Antero requires more than the minimum agreed upon fracturing days per month, it will give us written notice thereof, and we will charge a per-stage price for such additional services at the same rate. We will operate on a 24-hour service schedule. We will be paid mobilization fees (based on mileage from the location of our fleet, charged at the initial stage of each job), as well as operating stage/well/day rates described in the contract and standby time rates under certain circumstances, Dedicated Fracturing Fleet Charges (“DFFCs”) and agreed upon down-time rates per stage. If Antero does not provide us with the minimum quarterly stages through no fault of ours, Antero will owe us an agreed upon rate of DFFCs per stage for any stages less than the minimum quarterly stages. The contract also provides for force majeure payment rates and payments in the event a governmental body or regulatory agency issues a mandate that either makes it impossible for us to continue operations or causes an increase in our rate. Antero may terminate the contract on 60 days’ written notice, in which case it must pay us a lump sum payment of up to a maximum agreed upon amount within an agreed upon time. The contract also allows Antero to direct the stoppage of services on reasonable written notice to us, in which case it must pay us a standby time rate. The rates described in the contract are to be revised on an agreed upon schedule to reflect certain cost increases or decreases if the costs exceed an agreed upon percentage of start date costs.
Rider to Original Contract. On June 5, 2012, we entered into the Rider with Antero, which amends certain terms of our original contract with Antero.   The Rider gives Antero, in its sole discretion, a right of first refusal to engage all or any portion of our next available hydraulic fracturing fleet as soon as such fleet becomes available.  If Antero chooses to exercise its right of first refusal, any work performed by our second hydraulic fracturing fleet will be governed under the terms of our original contract with Antero as modified by the Rider.  In addition, the Rider modifies our original contract with Antero to discount all services performed by us for Antero (whether such services are performed under the our original contract with Antero or in the future by our second hydraulic fracturing fleet) by ten percent.  We believe that entering into the Rider strengthens our relationship with Antero and provides us the opportunity to grow revenues by participating in Antero's expanded drilling program.
Purchase Agreements – Initial Hydraulic Fracturing Fleet.  On November 9, 2011, we entered into agreements with Stewart & Stevenson to purchase a technologically advanced hydraulic fracturing fleet to service our contract with Antero. This is our initial hydraulic fracturing fleet and was manufactured to our specifications. This hydraulic fracturing fleet is equipped to perform all aspects of hydraulic fracturing operations, including acid stimulation, high-pressure pumping and pressure testing. The fleet includes twenty FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, three MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, two data trailers, one chemical additive trailer and one CT-5CAS/HYD hydration unit. Initial deliveries of our fracturing fleet began in February 2012 and were completed in April 2012.
Purchase Agreements – Second Hydraulic Fracturing Fleet. We entered into agreements with Stewart & Stevenson and other vendors for the purchase of our second hydraulic fracturing fleet.  The fleet includes fourteen FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, two MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, one data van and two CT-5CAS/HYD hydration units. Delivery of the equipment was completed in August 2012.
Industry Overview
The pressure pumping industry provides hydraulic fracturing, cementing and other well stimulation services to exploration and production companies. Hydraulic fracturing involves pumping a specially formulated fluid down well casing or tubing under high pressure causing the underground formation to crack or fracture, allowing the oil or natural gas to flow more freely to the surface. Fracturing is required when the formation holding the oil and natural gas lacks the permeability to release hydrocarbons quickly, as is typical in many active shale and unconventional oil and natural gas plays. Proppants, generally consisting of sand, resin-coated sand or ceramic particles, suspended in the fracturing fluid keep the cracks in formations open.
The total size of the North American pressure pumping market, on a revenue basis, was approximately $7 billion in 2009, approximately $15 billion in 2010 and approximately $27 billion in 2011 based on data from a January 2012 report by Spears and Associates, Inc.
The main factors influencing the increased demand for fracturing services in North America are the level of horizontal drilling activity by exploration and production companies as well as the fracturing requirements in the respective shale and unconventional oil and natural gas plays. There has been a dramatic increase in the development of shale formations in the U.S. resulting in a significant increase in horizontal drilling activity. The number of horizontal drilling rigs in the United States has climbed from 48 (6% of the total operating rigs) at the end of 1999 to 1,164 (60% of the total operating rigs) as of July 20, 2012, based on data from Baker Hughes Incorporated.
As a result of depressed natural gas prices, there has been increasing horizontal drilling and completion related activity in oil and liquids-rich formations such as the Eagle Ford Shale, Permian Basin, Granite Wash, Utica Shale, Bakken Shale and Niobrara Shale. We believe that the oil and liquids content in these plays significantly enhance the returns for our customers relative to opportunities in dry gas basins due to the significant disparity between oil and natural gas prices on a Btu basis. Based on industry data, we believe the price disparity will continue over the near to mid-term with such disparity resulting in an increased demand for services in oil and liquids-rich formations. We expect to continue to benefit from increased horizontal drilling and completion-related activity in those complex unconventional resource plays that are oil- and liquids-rich, even as those areas absorb drilling and completion capacity moving from regions with higher dry gas content.
Our Strengths
Proven Technology.  We have purchased a total of thirty-four FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps from Stewart & Stevenson. We currently have a total of two operational hydraulic fracturing fleets. These units are capable of delivering up to 2,250 brake horsepower pumps ("BHP") yielding 2,000 HHP and are rated over 14,500 PSI. This technology is currently being used in the Eagle Ford Shale and operators are experiencing substantial chemical costs savings, decreased environmental impact and minimal waste due to the onsite storage of more than 15 times greater than a typical tank. The increased storage capacity also improves safety by significantly decreasing the handling of the chemicals used in the fracturing process.
Existing Service Contract.  Our original contract with Antero provides for our initial hydraulic fracturing fleet to be used over a 24-month service period commencing when services began on April 12, 2012. According to Antero's website, Antero is a leader in the Marcellus Shale with over 250,000 net acres (approximately 21% classified as proved) and a five-year drilling program resulting in a large long-term revenue opportunity. Antero is well positioned to aggressively develop its Marcellus Shale acreage with 844 billion cubic feet equivalent of natural gas hedges through 2017 at $5.15 per NYMEX-equivalent (as of April 1, 2012). For a more detailed description of the terms of our original contract with Antero see “Business – Current Contracts – Original Antero Contract.”
Long-Standing Customer and Supplier Relationships.  Members of our management team and our Board of Managers have long-standing relationships with exploration and production companies throughout the United States. We are currently negotiating and pursuing contracts with major independent exploration and production companies in close proximity to our area of operations under our contract with Antero in order to expand our customer base. Additionally, we have secured high-quality American Petroleum Institute certified fracturing sand and storage facilities near our area of initial operations through our strong supplier relationships.
Uniform Fleet Composition.  Our business strategy is to consistently employ our standardized Stewart & Stevenson fleet including SPM Triplex 2,250 BHP pumps yielding 2,000 HHP, while allowing for efficiencies gained from maintenance and crew training. We believe the uniform composition of our fleet allows us to operate in substantially all of the basins throughout the United States which provides greater flexibility in securing additional contracts with favorable terms. Our uniform fleet is able to be deployed between contracts and jobsites, maximizing utilization and minimizing downtime. As we perform under our current and future contracts, our requirement to provide onsite backup will be reduced, allowing us to deploy “back-up” units into the field to generate additional revenue.
Innovative Safety Planning.  Our operational plan includes the placement of an on-site professional fire and emergency medical team for each of our fleets. This has been implemented for our first fleet and we intend to implement a similar plan for our second fleet. We believe this approach makes us among the leaders in the development of a comprehensive safety plan within our initial contracted service area.
Highly Experienced Management Team. We have a highly experienced management team with an average of more than 20 years of industry experience. Brian Stewart, our President and Chief Executive Officer, worked for Devon Energy Corporation for 35 years, most recently serving as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities. Mr. Stewart has extensive completions experience, including working on some of the first fracture treatments in the Gulf of Mexico. Edward S. Self, our Vice President of Business Development, previously managed the Northeast Sales and Marketing division for Calfrac Well Services, and also has previous experience with Halliburton Energy Services. Jeffrey McPherson, our Vice President of Operations, has employment experience with Calfrac Well Services in West Virginia and in other fracturing management capacities including with BJ Services and Weatherford International. Kenneth Sill, our Chief Financial Officer, has more than 20 years of accounting and finance experience. Most recently, Mr. Sill was a director and industry analyst for Tudor Pickering Holt Asset Management.

Our Strategy
Expand Our Geographic Footprint in the United States.  We plan to expand our operations to regions in the United States that contain unconventional formations that are likely to require multi-stage, high-pressure hydraulic fracturing efforts. We are currently under contract to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. We plan to explore the expansion of our business to include other unconventional oil and natural gas formations, which may include the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Increase Operational Efficiencies.  We have the ability to operate our fleet on a 24-hour-per-day, seven-day-per-week basis by utilizing three rotating crews, which increases our asset utilization. We anticipate many of our jobs in the Marcellus and Utica Shales to be fracturing multiple wells (up to 10) from a single pad, significantly increasing our efficiency by eliminating mobilization and demobilization time. Our uniform fleet is also deployable between contracts and jobsites, maximizing utilization and minimizing downtime. Further, our increased chemical storage capacity reduces handling costs and minimizes waste. We intend to focus on all of these factors which will allow us to increase our operating efficiencies, maximize fleet utilization, generate additional revenues and improve margins.
Negotiate Additional Long-Term Contracts with Customers. We expect to negotiate additional written contracts with customers pursuant to which we would agree to commit one or more fleets to their operations. These contracts are typically for terms ranging from 24 to 36 months. We expect that any new fleets that we acquire would operate under written contracts. We are in discussions with several exploration and production companies and intend to expand our operations in the United States.
Hydraulic Fracturing Operations
We are currently under contract with Antero to provide high-pressure hydraulic fracturing services. Fracturing services are performed when the formations holding the oil and natural gas lack the permeability to release their hydrocarbon quickly, as is typical in many active shale and unconventional oil and natural gas plays. Fracturing involves pumping a fluid down a well casing or tubing under high pressure to cause the underground formation to crack, allowing the oil or natural gas to flow more freely.
We provide our fracturing services through our technologically advanced fleet of mobile, high-pressure pumping systems and other heavy equipment. We refer to these pumping systems, each of which consists of hydraulic pumping units, chemical additive trailers, data vans, hydration units and trailer mounted blenders as “fracturing units.” The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet” and the personnel assigned to each fleet are commonly referred to as a “crew.”
 We are currently under contract to provide fracturing services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Additionally, we are targeting expansion into other shale and unconventional plays including the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Marcellus Shale.  The Marcellus Shale is a Devonian Stage unconventional wet gas play that underlies approximately 50 million acres throughout much of the Appalachian Basin in eastern North America, including Ohio, West Virginia, New York and Pennsylvania. The Marcellus Shale reservoir is defined by as much as 200 feet of an organic rich black shale at depths ranging from 4,000 to 8,500 feet. The Marcellus Shale has become one of the most active natural gas reservoirs in the United States and holds the promise of becoming one of the most significant natural gas discoveries in the United States.
As of December 31, 2011, there were approximately 1,222 horizontal natural gas wells being operated in the Marcellus Shale. A single well in the Marcellus Shale may be completed in as many as 26 stages, or horizontal zones, each of which requires a separate fracturing job. Our initial hydraulic fracturing fleet is currently deployed in the Ohio, West Virginia and Pennsylvania areas of the Marcellus Shale.
Utica Shale.  The Utica Shale is a geological formation that lies several thousand feet directly beneath the Marcellus Shale formation. It is a stratigraphic unit of Middle Ordovician age in the Appalachian Basin, and underlies much of the northeastern United States and adjacent parts of Canada. Chesapeake Energy Corporation has recently completed the first 12 horizontal wells in the Utica Shale with encouraging results. Results suggest the initial wells recovered over 1,000 barrels of oil equivalent per day with high quality liquid hydrocarbons comparable to the Eagle Ford Shale. The Utica Shale is approximately 50% oil and 50% gas, making it an attractive play in the current depressed natural gas price environment. We are targeting customers who are operating in the Utica Shale.
Other Formations.  We plan to expand our business to include other unconventional oil and natural gas formations, which may include the Bakken Shale in North Dakota and Montana, the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma.
Customer
Our current customer base consists of Antero, an independent oil and natural gas producer operating in the United States. We are currently in negotiations that will, if successful, expand our customer base to include several large independent and integrated exploration and production companies active in the Marcellus and Utica Shales.
Competition
Our competition includes multi-national oilfield service companies as well as regional competitors. Our major multi-national competitors include Halliburton Company, Schlumberger Ltd., Baker Hughes Incorporated, Weatherford International Ltd., Trican Well Service Ltd. and Calfrac Well Services Ltd. Our multi-national competitors typically have more diverse product and service offerings than us. In addition, we compete against a number of smaller, regional operators, such as Superior Well Services, Inc. (a subsidiary of Nabors Industries Ltd.) and Frac Tech International, LLC, which offer products and services similar to the products and services we offer.
Seasonality
Our results of operations to date have not reflected any material seasonal tendencies, and we do not believe that seasonal fluctuations will have a material impact on us in the foreseeable future.
Offices
On April 1, 2012, we entered into an agreement for the lease of approximately 2,584 square feet of office space in Houston, Texas to serve as our corporate headquarters. The total amount of monthly payments over the term of 36 months is $176,358.
On March 1, 2012, we entered into an agreement for the lease of a 70,500 square foot field office/operations facility on 10.844 acres in Jane Lew, West Virginia for our initial fleet operations. The total amount of monthly payments over the term of 36 months is $881,395. The lease agreement has annual rent escalations of 2% on each anniversary.
Employees
As of June 30, 2012, we had 101 full-time employees and no part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we will utilize the services of independent contractors to perform various field and other services.
Legal Proceedings
We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business that have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.

Environmental Matters
Our hydraulic fracturing operations are subject to various federal, regional, state and local laws and regulations and initiatives respecting health and safety, the discharge of materials into the environment or otherwise relating to the protection of the environment or natural resources. These laws and regulations may, among other things, require the acquisition of permits to conduct our operations; restrict the amounts and types of substances that may be released into the environment; cause us to incur significant capital expenditures to install pollution control or safety-related equipment at our operating facilities; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection and impose substantial liabilities on us for pollution resulting from our operations. These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal sanctions, including monetary penalties, the imposition of investigatory and remedial obligations, denial or revocation of permits, imposition of new operational requirements, or limitations on our areas of operations, which could materially impair our financial condition or ability to operate in particular locations and the issuance of orders enjoining some or all of our operations in affected areas.
While these environmental, health and safety laws and regulations are revised from time to time and can in some cases result in more stringent regulatory or liability standards, enforcement initiatives, limitations or restrictions on locations or methods of oil and natural gas exploration and production operations, we cannot predict the level of enforcement of existing laws or regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. We also cannot predict whether additional laws and regulations affecting our business will be adopted, or the effect such changes might have on us, our financial condition or our business. However, any changes that result in more stringent and costly requirements for the oil and natural gas industry could have a significant impact on our operations and financial position. We may be unable to pass along such increased compliance costs to our customers. We are not aware of any environmental obligations that will require material capital expenditures during 2012 or that will have a material impact on our financial position or results of operations in the future. However, we cannot provide any assurance that we will be able to remain in compliance with existing or new environmental requirements in the future or that future compliance will not have a material adverse effect on our business and operating results.
The following is a summary of certain key existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse impact on our results of operations, financial position or cash flows.
Hazardous Substances and Waste. The federal Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) or the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain defined persons, including current and prior owners or operators of a facility where there is a release or threatened release of hazardous substances, certain transporters of hazardous substances, and entities that arranged for disposal of the hazardous substances at the site. Under CERCLA, these “responsible persons” may be held jointly and severally liable for the costs of cleaning up the hazardous substances, as well as for damages to natural resources and for the costs of certain health studies, relocation expenses and other response costs.
CERCLA generally exempts “petroleum” from the definition of hazardous substance; however, in the course of our operations, we have generated and will generate or otherwise handle materials that are considered “hazardous substances”. Further, hazardous substances or hazardous wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these substances or wastes were taken for treatment or disposal. To our knowledge, neither we nor our predecessors have been identified as a potentially responsible person (“PRP”) with regard to any release of hazardous substances; we also do not know of any prior owners or operators of our properties that are named as PRPs related to their ownership or operation of such properties. In the event contamination is discovered at a site of which we are or have been an owner or operator or to which we sent hazardous substances, we could be liable for response costs under CERCLA or comparable state laws.

The federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws regulate solid and hazardous waste. Waste generated from oil and natural gas exploration generally is exempt from federal regulation as hazardous waste under RCRA. However, our hydraulic fracturing operations will generate certain “hazardous wastes” and “solid wastes” that are subject to the requirements of RCRA and those of comparable state statutes or regulations, including those which pertain to the treatment, storage, and disposal of such wastes.
Air Emissions. The federal Clean Air Act (“CAA”) and similar state laws and regulations restrict the emission of air pollutants and impose various monitoring and reporting requirements. These laws and regulations may require us or our customers to obtain approvals or permits for construction, modification or operation of certain projects or facilities and may require the use of technological controls to limit emissions of air pollutants. The U.S. Environmental Protection Agency (“EPA”) has imposed new emission control requirements on new or modified natural gas wells developed with the use of hydraulic fracturing, including a requirement to use green completion technology by 2015. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies can bring lawsuits for civil or criminal penalties or require us to forego construction, modification or operation of certain air emission sources.
Global Warming and Climate Change. In response to certain scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic changes, the U.S. Congress has considered legislation to reduce such emissions and many states, either individually or through multi-state initiatives, have begun taking actions to control or reduce emissions of GHGs, primarily through the planned development of GHG emission inventories or regional GHG cap and trade programs. Although it is not possible at this time to predict Congressional action on climate change legislation, when adopted such legislation could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas that our current customer or future customers produce.
In addition, the EPA published its finding that emissions of GHGs present an endangerment to public health and the environment, a finding that would authorize EPA to proceed with a process to restrict emissions of GHGs under existing provisions of the CAA. Subsequently, EPA promulgated rules requiring certain sources, including certain large stationary sources in the natural gas production industry, to report GHG emissions and other rules to address a phase-in of certain permit requirements over time based on the quantity of emissions (the so-called “tailoring” rule). EPA’s GHG rulemakings have been challenged in court and we cannot predict the outcome of any such challenges. However, the adoption and implementation of any legislation or regulations imposing obligations on, or limiting emissions of GHGs from, our equipment and operations could result in increased compliance costs or additional operating restrictions for us and our customers, and could have a material adverse effect on our business or demand for our services.
Water Discharges. Our services and the facilities to which we provide our services are subject to requirements of the federal Clean Water Act (“CWA”), and analogous state laws that impose restrictions and controls on the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or a state agency. Wastewater generated in the course of our operations and, in some cases, stormwater associated with our operations must be permitted before discharge to regulated waters. EPA has announced that it will develop new wastewater discharge standards for the shale gas extraction industry. Although we cannot predict the outcome of EPA’s plans to develop such standards, more stringent standards may result in increased operational costs or otherwise further limit our wastewater discharge options. In addition, the CWA and various state authorities mandate measures, including contingency plans, to prevent, and in some cases, remediate spills of oil or hazardous substances to regulated waters. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for noncompliance with wastewater discharge and spill-related requirements.
Occupational Safety and Health Act. The federal Occupational Safety and Health Act (“OSHA”) and comparable state laws regulate the protection of employee health and safety. The agency that administers OSHA has promulgated standards to protect employees from various equipment and other workplace hazards. In addition, OSHA’s hazard communication standard, community-right-to-know regulations promulgated by EPA under Title III of CERCLA and similar state statutes require that information about hazardous materials used or produced in our operations be maintained and provided to employees, and to state and local government authorities and citizens.
Safe Drinking Water Act and Underground Injection. The federal Safe Drinking Water Act (“SDWA”) regulates, among other things, underground injection operations, including hydraulic fracturing operations that use diesel in their fracturing fluids. As a result of an exemption to the SDWA enacted by Congress in 2005, hydraulic fracturing injections that do not contain diesel are not regulated under the SDWA. More recently, Congress has considered legislation known as the FRAC Act that would remove the general exemption for hydraulic fracturing operations and impose additional regulation under the SDWA. If enacted, the legislation could impose permit and financial assurance requirements on hydraulic fracturing operators and require well operators to adhere to certain construction specifications and meet monitoring, reporting and recordkeeping obligations, as well as plugging and abandonment requirements. A federal requirement for disclosure of the chemicals contained in hydraulic fracturing fluids used is also being considered, although a number of states have already imposed disclosure requirements. Disclosure could facilitate efforts by third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water. If the FRAC Act or similar legislation is enacted, we could incur substantial compliance costs and the requirements could negatively impact our ability to conduct our fracturing operations.
Materials Transportation. For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, as well as hazardous materials, we operate trucks and other heavy equipment. We are therefore subject to regulation as a motor carrier by the DOT and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements and containerization, placarding and handling requirements for the transportation of hazardous materials. The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. Also, national fuel efficiency and emissions standards for medium and heavy-duty engines and vehicles have been promulgated under the CAA for vehicles made between 2014 and 2018. Due to this ruling, we may experience an increase in costs related to truck purchases or maintenance. Additionally, the EPA’s Tier IV regulations apply to certain off-road diesel engines that are needed to power our equipment in the field. Under these regulations, we are limited in the number of non-compliant off-road diesel engines we can purchase. If Tier IV-compliant engines that meet our needs are not available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.
Drilling and Hydraulic Fracturing. Authorization from one or more governmental agencies is generally required to perform drilling and completion activities, including hydraulic fracturing, and increased restrictions are being imposed on gas exploration operations. State permits directed toward preventing adverse impacts to drinking water, among other things, are required in the states in which we intend initially to operate (Ohio, West Virginia, New York and Pennsylvania), as well as in other states to which we may expand our operations. State permit requirements and other regulatory standards vary from state to state, but often establish stringent well design and construction standards, restrict well locations, impose investigation and response requirements in the event of mishaps or accidents, and mandate disclosure of well data (including the chemical content of fracturing fluids). Hydraulic fracturing activities are controversial with the public both in the states in which we operate and elsewhere, and new regulatory initiatives aimed at banning or restricting hydraulic fracturing are being developed not only at the state levels, but also at the federal and local levels. For example, in New York, zoning provisions have been adopted by some municipalities that effectively ban or temporarily prohibit certain exploration and production activity including hydraulic fracturing within their jurisdictions, and to date challenges to these local provisions have not been successful in the courts. At the federal level, the Bureau of Land Management (“BLM”) has proposed regulations that would impose requirements on hydraulic fracturing operations on federal lands. Increased seismic activity that has been alleged to have occurred as a result of disposal of wastewater from drilling activities by injection has prompted consideration of regulatory restrictions on injection wells to address such concerns. Various federal, state and local limitations may prohibit or restrict drilling and hydraulic fracturing operations in certain locales including geographic locales considered environmentally sensitive such as wetlands, endangered species habitats, floodplains, and the like. Such limitations have been imposed through executive or legislative moratoria, local zoning or land use restrictions, permit conditions and other mechanisms. These developments may result in increased costs of our operations, increased enforcement activities by governmental authorities, and otherwise adversely impact our business and that of our customers.

MANAGEMENT
The following table sets forth the names, ages and offices of the members of our Board of Managers and our executive officers. There are no family relationships among any of the members of our Board of Managers or executive officers.
Executive Officers and Board of Managers

Name	Age	Title
Brian Stewart	57	President, Chief Executive Officer and Member of the Board of Managers

Kenneth I. Sill	51	Chief Financial Officer

Jeffrey McPherson	55	Vice President of Operations

Edward S. Self III	31	Vice President of Business Development

Cornelius Dupre	60	Chairman of the Board of Managers

Matthew Bernard	41	Member of the Board of Managers

Joel Broussard	45	Member of the Board of Managers

Gregg H. Falgout	53	Member of the Board of Managers

Steve Orlando	55	Member of the Board of Managers
Set forth below is the description of the backgrounds of the members of our Board of Managers and executive officers.
Brian Stewart has been our President, Chief Executive Officer and a member of our Board of Managers since June 2012. Mr. Stewart retired from Devon Energy Corporation, a publicly traded independent energy company, in 2012 after 35 years of service. Mr. Stewart’s last five years of service, from 2007 to 2012, at Devon Energy Corporation were as the Vice President of Well Engineering for the Offshore Division. In this role he was responsible for Gulf of Mexico and international drilling and completion activities. Mr. Stewart has extensive completions experience, including working on some of the first fracture treatments in the Gulf of Mexico. Mr. Stewart received his BS in Petroleum Engineering from Louisiana State University and a MS in Engineering Management from University of Southwestern Louisiana. Mr. Stewart is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Stewart is also the chairman of the LSU Petroleum Engineering Industry Advisory Council.
Kenneth I. Sill has been our Chief Financial Officer since September 2012. Mr. Sill previously was a director and industry analyst for Tudor Pickering Holt Asset Management from December 2010 to September 2012, where he focused on the oilfield services industry, as well as coal and alternative energy equity markets. From July 2008 to December 2010, Mr. Sill was the Senior Energy Analyst for CAVU Capital Advisors, a Connecticut based long/short equity fund. Prior to joining CVAU Capital Advisors, Mr. Sill was with Credit Suisse/Credit Suisse First Boston Corporation for 12 years, and served there as the Senior Oilfield Services & Equipment Analyst from 2001 to 2008. Prior to joining Credit Suisse/Credit Suisse First Boston Corporation, Mr. Sill held various consulting, auditing and accounting positions, including two years for Solvay America, four years with Price Waterhouse and three years with Arthur Young & Co. Mr. Sill received his M.B.A., with Honors, from the University of Texas in 1989, and his B.A. in Economics and Managerial Studies, cum laude, from Rice University in 1983, and is a Certified Public Accountant.
Jeffrey McPherson has been our Vice President of Operations since February 2012 and served in the same capacity with our predecessor, U.S. Well Services, Inc., from November 2011 to February 2012. Mr. McPherson has a long and extensive record of fracturing management spanning over 25 years. Mr. McPherson served as interim District Manager - Account manager for Calfrac Well Services in West Virginia from 2009 to 2011, managing fracturing operations in the Marcellus Shale. From 2005 to 2009, Mr. McPherson served as account manager for Weatherford International in Ft. Worth, Texas and was responsible for fracturing and all product development in the Mid-Continent region. Mr. McPherson started at the Western Company of North America in the late 1970s, and then following BJ Services’ acquisition of the Western Company of North America in 1995, Mr. McPherson managed cement operations in Rocky Mountain Region and later in the Gulf of Mexico for BJ Services.
Edward S. Self III has been our Vice President of Business Development since February 2012 and served in the same capacity with our predecessor, U.S. Well Services, Inc., from November 2011 to February 2012. From 2007 to 2011, Mr. Self was employed by Calfrac Well Services, where he was a Sales Manager from 2007 to 2009 and managed the Northeast Sales and Marketing division from 2009 to 2011. As manager of the Northeast Sales and Marketing division for Calfrac Well Services, Mr. Self’s responsibilities included obtaining new multiyear hydraulic fracturing contracts with oil and gas operators and maintaining the existing contracts that were in place. Mr. Self was employed by Halliburton Energy Services in Rock Springs, Wyoming and Farmington, New Mexico from 2003 to 2007. Mr. Self also co-founded ODM Services in 2011, which specialized in supplying oil and gas companies with safety equipment during hydraulic fracturing operations. Mr. Self is a member of the Society of Petroleum Engineers and has a Bachelor of Science Degree in Business from Azusa Pacific University.
Cornelius Dupre has been a member and Chairman of our Board of Managers since March 2012. Mr. Dupré is also the Chairman of Dupré Interests, a private equity family office, serving in that capacity since founding the company in 2004. Additionally, Mr. Dupré is the Chairman of Dupré Energy Services, LLC, which encompasses several oil and gas service companies, including KSW Oilfield Rentals, Dolphin Energy Equipment, Catalyst Construction and CSI Inspection, LLC. Mr. Dupré has served on the Board of Directors of Caza Oil & Gas, Inc. since April 2008, Crystal Fuels Inc. since 2006, Domain Energy Partners since February 2005 and Energy XXI since September 2010. Mr. Dupré belongs to a number of industry groups, as well as charitable and community organizations, including: Society of Petroleum Engineers, American Petroleum Institute, IPAA, Petroleum Equipment Suppliers Association, International Association Drilling Contractors, Houston Producers Forum, Baylor College of Medicine Partnership Foundation, Board of Western Energy Alliance, National Ocean Industries Association, Sam Houston Area Boy Scouts of America, and Spindletop Charity Foundation. Mr. Dupré has a Bachelor of Science degree from Louisiana State University, a Master of Business Administration from Northeastern University and a Juris Doctor from Louisiana State University Law Center.
Joel Broussard has been a member of our Board of Managers since February 2012. Mr. Broussard is the founding member of ORB Investments, LLC which he founded in February 2012. Mr. Broussard was most recently a principal investor in Go-Coil, LLC, a provider of coiled tubing services both onshore and offshore in the United States. Additionally, since 2003 Mr. Broussard has been the Chief Executive Officer of Gulf Offshore Logistics, L.L.C., a provider of offshore service vessels and vessel brokerage services primarily in the Gulf of Mexico, which he founded. He is also the founder and Chief Executive Officer of GOL Docks, L.L.C., which owns a dock facility that leases space to oil companies. Mr. Broussard founded GOL Docks, L.L.C. in 2007. Prior to founding Gulf Offshore Logistics, L.L.C. and GOL Docks, L.L.C., Mr. Broussard worked in sales and marketing with C&G Marine. Mr. Broussard began his career in the United States Army before working in sales and marketing in the industrial and heavy equipment business.
Gregg H. Falgout has been a member of our Board of Managers since February 2012. Mr. Falgout has been the Chairman, Chief Executive Officer and President of Island Operating Company, Inc., a company he founded in 1984, from July 1986 to present. Island Operating Company is the largest privately-held oil and gas lease operating company in the Gulf of Mexico, servicing over four hundred production platforms in the Gulf. It was awarded the SAFE Award for Excellence by the Secretary of the Interior in 1999 and 2002 and was a finalist for the same award in 2000, 2006 and 2007. Mr. Falgout was awarded the U.S. Department of the Interior, Minerals Management Service’s Corporate Leadership Award in 2006. He has also served on the Advisory Board of Directors of Northern Trust Bank. Mr. Falgout holds a Bachelor of Business Administration from the University of Texas and a Juris Doctor from the University of Houston School of Law.
Matthew Bernard has been a member of our Board of Managers since February 2012 and served as our interim Chief Financial Officer from August 2012 to September 2012. Mr. Bernard has been the President since 2010 of Gulf Offshore Logistics, L.L.C., which he joined in 2007 as Executive Vice President/Chief Financial Officer responsible for finance, accounting, human resources and information technology and was promoted to President/Chief Financial Officer in 2010. Prior to joining Gulf Offshore Logistics, L.L.C., Mr. Bernard served as Corporate Controller for Edison Chouest Offshore from 2002 to 2007 and was responsible for financial reporting, forecasting and management of the accounting department. From 1992 to 2002, Mr. Bernard worked for Ernst &

Young’s audit practice in the New Orleans, The Hague (the Netherlands) and Houston offices, rising to the senior manager level prior to his departure. Mr. Bernard holds a bachelor of science in accounting from Nicholls State University.
Steve Orlando has been a member of our Board of Managers since May 2012. Mr. Orlando has been the Chairman, President and Chief Executive Officer Allison Marine Holdings, LLC, a company that he founded, since 1995. Mr. Orlando is the chairman of the board of directors for Tarpon Systems International, a company acquired from Acergy S.A. in May 2008, which owns several worldwide patents for its proprietary system that provides underwater caisson stabilization. Mr. Orlando is also the chairman of the board of directors for JAB Energy Solutions, a company that he founded in 2008, which provides integrated turnkey and project management services for large offshore abandonments. Mr. Orlando has been involved with the oil and gas service industry in various sales and management capacities since the late 1970’s. Allison Marine Holdings, LLC, JAB Energy Solutions, and Tarpon Systems International were acquired by Lincolnshire Management in July 2011 along with other companies formed by Mr. Orlando, including Allison Marine Contractors, Allison Marine Morgan City, LLC, Allison Offshore Services and Allison Land Development.
Board Composition
Our business and affairs are managed under the direction of the Board of Managers. Our Board of Managers currently consists of Brian Stewart, Cornelius Dupre, Joel Broussard, Gregg H. Falgout, Matthew Bernard and Steve Orlando.
Currently, we do not have any board committees, including an audit, compensation or corporate governance and nominating committee, and our full Board of Managers performs the functions typically designated to those committees. In connection with the registration of the notes with the SEC, we intend to establish an audit committee to, among other things, engage our external auditors and provide oversight for our external financial reporting and our internal controls. Further, we intend to adopt a code of ethics for the members of our Board of Managers, officers and employees, as well as corporate governance guidelines.
Compensation Information
General
We were formed on February 21, 2012. Prior to that date we did not have any operations or employees. As a private company, our executive compensation program has not historically consisted of formal policies or procedures. Instead, compensation decisions were made either in accordance with the terms of existing employment agreements with our executive officers, or on an ad hoc basis and at the discretion of our Board of Managers and certain members of our senior management.
We expect that the future compensation of our executive and non-executive officers will include a significant component of incentive compensation based on our performance. We expect to employ a compensation philosophy that will emphasize pay-for-performance, which will be based on a combination of our performance and the individual’s impact on our performance. Such a system will place a large portion of each officer’s compensation at risk. The performance metrics governing incentive compensation will not be tied in any way to the performance of entities other than us. We believe this pay-for-performance approach generally aligns the interests of our executive officers with that of our equity holders, and at the same time enables us to maintain a lower level of base overhead in the event our operating and financial performance fails to meet expectations. We expect to design our executive compensation program to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interests with those of our equity holders, and to reward success in reaching such goals.
We expect that we will use three primary elements of compensation to fulfill this design – salary, cash bonus and long-term equity incentive awards. Cash bonus and equity incentives (as opposed to salary) represent the performance driven elements. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals’ cash bonuses will reflect their relative contribution to achieving or exceeding annual goals, and the determination of specific individuals’ long-term incentive awards will be based on their expected contributions in respect to longer-term performance objectives.

Employment Agreements
We have entered into employment agreements with each of our named executive officers providing for certain payments upon termination of their employment with us under various scenarios. These payments are described in detail below under “Potential Payments upon Termination and Change in Control.” The following details those terms of the employment agreements:
Brian Stewart. On June 18, 2012, we entered into an employment agreement with Mr. Stewart that provides for his employment as our President and Chief Executive Officer. The employment agreement provides for a term of employment beginning on June 18, 2012 and ending on June 18, 2015, with a renewal provision that allows us to repeatedly extend the term of Mr. Stewart’s employment for an additional year upon providing Mr. Stewart with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. Stewart an annual base salary of $275,000 per annum for the first twelve months of the employment agreement and $325,000 per annum thereafter. Mr. Stewart is also eligible to receive a discretionary bonus with the maximum amount of such bonus not to exceed fifty percent (50%) of Mr. Stewart’s then current base salary. If we terminate Mr. Stewart’s employment without “cause” (as such term is defined in his employment agreement), then Mr. Stewart is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary though the end of the then-current term of the agreement, (c) the continuation of his health benefits through the end of the then-current term of the agreement at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if Mr. Stewart terminates his employment with us for “good reason” (as such term is defined in his employment agreement). If Mr. Stewart’s employment with us is terminated due to his becoming disabled, Mr. Stewart is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. Stewart (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. Stewart’s employment with us is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for two years after the termination of Mr. Stewart’s employment (for whatever reason), Mr. Stewart will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Stewart. At the time he executed his employment agreement, Mr. Stewart was also granted 34,737 of the Company’s Series D Units, none of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. Stewart described below.
Kenneth Sill. On September 19, 2012, we entered into an employment agreement with Kenneth Sill that provides for his employment as our Chief Financial Officer. The employment agreement provides for a term of employment beginning on September 19, 2012 and ending on September 19, 2015, with a renewal provision that allows us to repeatedly extend the term of Mr. Sill's employment for an additional year upon providing Mr. Sill with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. Sill a base salary of $250,000 per year. Mr. Sill is also eligible to receive a discretionary bonus pursuant to a bonus plan to be determined by our Board of Managers and Mr. Sill. If we terminate Mr. Sill's employment without “cause” (as such term is defined in his employment agreement), or if Mr. Sill terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Sill is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary for a period of twelve (12) months after the date of his termination, (c) the continuation of his health benefits for a period of twelve (12) months after the date of his termination at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. If Mr. Sill's employment with us is terminated due to his becoming disabled, Mr. Sill is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. Sill (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. Sill's employment with us is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for twelve (12) months after the termination of Mr. Sill's employment (for whatever reason), Mr. Sill will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Sill. At the time he executed his employment agreement, Mr. Sill was also granted 25,882 of our Series D Units, none of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. Sill described below.
Jeffrey McPherson. On February 21, 2012, we entered into an employment agreement with Jeffrey McPherson that provides for his employment as our Vice President of Operations. The employment agreement provides for a term of employment beginning on February 21, 2012 and ending on December 31, 2013, with a renewal provision that allows us to repeatedly extend the term of Mr. McPherson’s employment for an additional year upon providing him with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. McPherson an annual base salary of $200,000 per year, with Mr. McPherson also being eligible to receive a discretionary bonus the amount of which will be determined by the Board of Managers. If we terminate Mr. McPherson’s employment without “cause” (as such term is defined in the agreement), then Mr. McPherson is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary though the end of the then-current term of the agreement, (c) the continuation of his health benefits through the end of the then-current term of the agreement at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if Mr. McPherson terminates his employment with us for “good reason” (as such term is defined in the agreement). If Mr. McPherson’s employment with us is terminated due to his becoming disabled, Mr. McPherson is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. McPherson (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. McPherson’s employment with us is terminated as a result of his death we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for four years after the termination of Mr. McPherson’s employment (for whatever reason), Mr. McPherson will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. McPherson. At the time he executed his employment agreement, Mr. McPherson was also granted 84,493 of our Series D Units, 10,000 of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. McPherson described below.
Edward S. Self III. On February 21, 2012, we entered into an employment agreement with Edward S. Self III that provides for his employment as our Vice President of Business Development. The employment agreement provides for a term of employment beginning on February 21, 2012 and ending on December 31, 2013, with a renewal provision that allows us to repeatedly extend the term of Mr. Self’s employment for an additional year upon providing him with written notice of the extension at least 30 days prior to the expiration of then-current term of the agreement. Pursuant to the employment agreement, we are required to pay Mr. Self an annual base salary of $200,000 per year, with Mr. Self also being eligible to receive a discretionary bonus the amount of which will be determined by the Board of Managers. If we terminate Mr. Self’s employment without “cause” (as such term is defined in the agreement), then Mr. Self is entitled to (a) his base salary accrued to the date of his termination, (b) the continued payment of his base salary though the end of the then-current term of the agreement, (c) the continuation of his health benefits through the end of the then-current term of the agreement at the same cost as when he was employed by us, and (d) the reimbursement of certain business expenses. These entitlements are also triggered if Mr. Self terminates his employment with us for “good reason” (as such term is defined in the agreement). If Mr. Self’s employment with us is terminated due to his becoming disabled, Mr. Self is entitled to (a) his base salary accrued to the date of his termination, (b) the continuation of the payment of his base salary for the lesser of (i) the then remaining term of his employment agreement, (ii) six consecutive months thereafter, or (iii) the period until disability insurance benefits commence under the disability insurance coverage provided by us to Mr. Self (if any), and (c) the continuation of his health benefits through the end of the then-current term of his employment agreement at the same cost as when he was employed by us. If Mr. Self’s employment with us is terminated as a result of his death we are required to pay his estate his base salary accrued through the date of his death and to reimburse his estate for certain business expenses. The employment agreement also provides that during the term of the agreement and for four years after the termination of Mr. Self’s employment (for whatever reason), Mr. Self will not compete with us or solicit our customers or employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Self. At the time he executed his employment agreement, Mr. Self was also granted 84,493 of our Series D Units, 10,000 of which vested immediately, and the rest of which will vest pursuant to the Series D Unit Agreement between us and Mr. Self described below.
Restricted Equity Agreements
We have entered into Restricted Equity Agreements with each of our executive officers . We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. The following details the terms of those Restricted Equity Agreements:
Brian Stewart. On June 18, 2012, we entered into a Series D Unit Agreement with Brian Stewart pursuant to which we granted a total of 34,737 of our Series D Units to Mr. Stewart. The Series D Units are intended to constitute “profits interests” under the Internal Revenue Code of 1986, as amended (the “Code”). Of the Series D Units granted to Mr. Stewart, one-third will vest on June 18, 2013, one-third will vest on June 18, 2014, with the remaining Series D Units vesting on June 18, 2015. However, if the Series D Units granted to Mr. Stewart have not already vested according to the schedule detailed in the previous sentence, then all granted Series D Units will vest upon the occurrence of a liquidation event or exit event. If Mr. Stewart’s employment with us is terminated (a) as a result of his death or disability, (b) as a result of his terminating his employment without “good reason” (as defined in his employment agreement) or (c) for “cause” (as such term is defined in his employment agreement), then on the date of such termination Mr. Stewart shall forfeit all of his unvested Series D Units. Following any termination of employment, all vested Series D Units shall be retained by Mr. Stewart or his estate and held subject to the terms of the Company’s Amended and Restated Limited Liability Company Agreement. The number of Series D Units granted to Mr. Stewart represent as of the date of the Series D Unit Agreement the right to receive three percent (3%) of all distributions made on our Series B, Series C and Series D Units. The number of Series D Units granted pursuant to the Series D Unit Agreement will be adjusted (either up or down) as reasonably determined by the Board of Managers so that such Series D Units, assuming they were to become fully vested, represent the right to receive three percent (3%) of all distributions on our Series B, Series C and Series D Units.
Kenneth Sill. On September 19, 2012, we entered into a Series D Unit Agreement with Kenneth Sill pursuant to which we issued a total of 25,882 of its Series D Units to Mr. Sill. The Series D Units are intended to constitute “profits interests” under the Internal Revenue Code of 1986, as amended. Of the Series D Units granted to Mr. Sill, one-third will vest on September 19, 2013, one-third will vest on September 19, 2014, with the remaining one-third vesting on September 19, 2015. However, if the Series D Units granted to Mr. Sill have not already vested according to the schedule detailed in the previous sentence, then all granted Series D Units will vest upon the occurrence of a First Trigger Event (as such term is defined in Mr. Sill's Series D Unit Agreement). Upon the occurrence of an exit event or a liquidation event, all unvested Series D Units awarded to Mr. Sill pursuant to the Series D Unit Agreement that have not vested will vest immediately. If Mr. Sill's employment with us is terminated (a) as a result of his death or disability, or (b) as a result of his terminating his employment without “good reason” (as defined in his employment agreement), or (c) for “cause” (as defined in his employment agreement), then on the date of such termination Mr. Sill shall forfeit all of his unvested Series D Units. Following any termination of employment, all vested Series D Units shall be retained by Mr. Sill or his estate and held subject to the terms of the Company's Amended and Restated Limited Liability Company Agreement. The number of Series D Units granted to Mr. Sill represent as of the date of the Series D Unit Agreement the right to receive two percent (2%) of all distributions made on our Series B, Series C and Series D Units. The number of Series D Units granted pursuant to the Series D Unit Agreement will be adjusted (either up or down) as reasonably determined by the our Board of Managers so that such Series D Units, assuming they were to become fully vested, represent the right to receive two percent (2%) of all distributions on the Company's Series B, Series C and Series D Units.
Jeffrey McPherson. On February 21, 2012, we entered into a Series D Unit Agreement with Jeffrey McPherson pursuant to which we granted a total of 84,493 of our Series D Units to Mr. McPherson. The Series D Units are intended to constitute “profits interests” under the Code. Of the Series D Units granted to Mr. McPherson, 10,000 vested immediately. Of the remaining unvested Series D Units, 37,247 will vest upon the occurrence of a First Trigger Event and 37,246 will vest upon the occurrence of a Second Trigger Event. Upon the occurrence of an exit event or a liquidation event (including a First Trigger Event), all unvested Series D Units awarded to Mr. McPherson pursuant to the agreement that have not vested will be forfeited. If Mr. McPherson’s employment with us is terminated (a) as a result of his death or disability, (b) as a result of his terminating his employment without “good reason” (as defined in his employment agreement), (c) for “cause” (as defined in his employment agreement) or (d) the then-current term of his employment agreement expiring, then on the date of such termination Mr. McPherson shall forfeit to us all of his unvested Series D Units. If Mr. McPherson’s employment is terminated without cause or if Mr. McPherson terminates his employment for good reason, then (a) if the First Trigger Event occurs prior to what would have been the expiration of the then-current term of his employment agreement, 37,247 of Mr. McPherson’s unvested Series D Units will vest, (b) if the Second Trigger Event occurs prior to what would have been the expiration of the then-current term of his employment agreement, 74,493 of Mr. McPherson’s unvested Series D Units will vest.
Edward S. Self III. On February 21, 2012, we entered into a Series D Unit Agreement with Edward S. Self III pursuant to which we granted a total of 84,493 of our Series D Units to Mr. Self. The terms of Mr. Self’s Series D Unit Agreement are identical to those of Mr. McPherson’s Series D Unit Agreement.
Other Executive Benefits and Perquisites
We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and accidental death and dismemberment insurance

•	short-term and long-term disability.
We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.
Other Compensation Practices and Policies
Policy regarding the timing of equity awards. As a privately-owned company, there is no market for our common equity. Accordingly, we do not have a program, plan or practice pertaining to the timing of equity grants to executive officers coinciding with the release of material non-public information. We do not, as of yet, have any plans to implement such a program, plan or practice after becoming a reporting company.
Policy regarding restatements. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, our Board of Managers or a committee thereof, would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement.
Equity Ownership Policies. We have not established equity ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have an indirect equity interest in our company through their restricted unit awards and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.
Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Relation of Compensation Policies and Practices to Risk Management

In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are reasonably likely to have a material adverse effect on us.
Compensation of the members of the Board of Managers
Members of the Board of Managers are reimbursed for reasonable out of pocket expenses incurred in attending meetings of the Board of Managers and other reasonable expenses related to the performance of their duties as members of the Board of Managers. Each member of our Board of Managers, excluding our Chief Executive Officer, also receives annual compensation of $25,000 per year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common equity for: (i) each person that is a member of our Board of Managers and executive officer; (ii) all such members of our Board of Managers and executive officers as a group; and (iii) each person or entity that beneficially owns (directly or together with affiliates) more than 5% of our common equity. We refer to our Series B, Series C and Series D Units as our common equity. To our knowledge, each individual or entity named has sole investment and voting power with respect to units of common equity beneficially owned by them, except as otherwise noted. The number of units of common equity and the percentages of beneficial ownership are based on a total of approximately 1,000,000 units of common equity issued and outstanding and not subject to repurchase, or subject to issuance upon exercise of the warrants.

Name of Beneficial Owner	Units Beneficially Owned	Common Equity Percentage Ownership
ORB Investments, LLC(1)	694,737	60.0%
Joel Broussard(1)	694,737	60.0%
Gregg H. Falgout(1)	694,737	60.0%
Matthew Bernard(1)	694,737	60.0%
Cornelius Dupre(1)	694,737	60.0%
Steve Orlando(1)	694,737	60.0%
USWS Inc.(2)	167,500	14.5%
Brian Stewart(3)	34,737	3.0%
Kenneth I. Sill(4)	25,882	2.0%
Jeffrey McPherson(5)	10,000	0.9%
Edward S. Self III(6)	10,000	0.9%
Executive Officers and members of the Board of Managers as a Group	775,356	66.8%

(1)
Messrs. Broussard, Bernard, Falgout, Dupre and Orlando, each a member of the Board of Managers, are also members of ORB Investments, LLC. The securities attributable to Messrs. Broussard, Bernard, Falgout, Dupre and Orlando include all of the units of our common equity held by ORB Investments, LLC.

(2)	Daniel T. Layton has voting and investment power with respect to the units of common equity held by USWS Inc.

(3)
Mr. Stewart's units are not fully vested and vest in accordance with the terms of his Series D Unit Agreement.  Further, the number of Series D Units granted to Mr. Stewart represents, as of the date of the Series D Unit Agreement, the right to receive three percent (3%) of all distributions made on our Series B, Series C and Series D Units.  The number of Series D Units granted pursuant to Mr. Stewart's Series D Unit Agreement will be adjusted (either up or down) as reasonably determined by the Board of Managers so that such Series D Units, assuming they were to become fully vested, represent the right to receive three percent (3%) of all distributions on our Series B, Series C and Series D Units.  For a summary of Mr. Stewart's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

(4)
Mr. Sill's units are not fully vested and vest in accordance with the terms of his Series D Unit Agreement. Further, the number of Series D Units granted to Mr. Sill represents the right to receive two percent (2%) of all distributions made on our Series B, Series C and Series D Units. The number of Series D Units granted pursuant to Mr. Sill's Series D Unit Agreement will be adjusted (either up or down) as reasonably determined by the Board of Managers so that such Series D Units, assuming they were to become fully vested, represent the right to receive two percent (2%) of all distributions on our Series B, Series C and Series D Units. For a summary Mr. Sill's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

(5)
Of the units granted to Mr. McPherson (a) 10,000 vested immediately upon execution of his Series D Unit Agreement, (b) 37,247 will vest upon the occurrence of a First Trigger Event and (c) 37,246 will vest upon the occurrence of a Second Trigger Event. For a summary of Mr. McPherson's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

(6)
Of the units granted to Mr. Self (a) 10,000 vested immediately upon execution of his Series D Unit Agreement, (b) 37,247 will vest upon the occurrence of a First Trigger Event and (c) 37,246 will vest upon the occurrence of a Second Trigger Event. For a summary of Mr. Self's Series D Unit Agreement see “Management - Compensation Information - Restricted Equity Agreements.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of our business and in connection with our financing activities, we have entered into transactions with certain of our affiliates and significant equity holders. All of the transactions set forth below were approved by the unanimous vote of our predecessor’s Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties.
During 2011, Layton Corporation, a company owned and controlled by Daniel T. Layton, advanced our predecessor certain startup expenses totaling $29,700. This advance was repaid from the proceeds the Unit Offering.
In connection with the Unit Offering, a placement fee of $1,000,000 was paid to the Layton Corporation with the proceeds of the Unit Offering.

DESCRIPTION OF OTHER INDEBTEDNESS
Future Permitted First Lien Indebtedness
We may enter into permitted first lien indebtedness in the future, which may come in the form of term loans, revolving or non-revolving facilities or some combination thereof. Borrowings may bear interest at either a fixed rate or a floating rate such as prime or LIBOR (plus a certain percentage in certain circumstances). Our obligations under our future permitted first lien indebtedness are anticipated to be guaranteed by all of our existing and future domestic subsidiaries, and secured by a first-priority lien on substantially all of our and our domestic subsidiaries’ current and fixed assets (subject to certain exceptions). We anticipate that our future permitted first lien indebtedness will be subject to certain customary fees and expenses of the lenders and agents.
Any such future permitted first lien indebtedness may contain customary covenants, including, but not limited to, restrictions on our and our subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets subject to security interests created under our future permitted first lien indebtedness, make acquisitions, loans, advances or investments, pay dividends or other payments to our equity holders, sell or otherwise transfer assets, enter into transactions with affiliates or change our line of business, and will include, at least, covenants to maintain a specific current ratio and a specific interest charge coverage ratio.
Any such future permitted first lien indebtedness may provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default would likely include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, certain change of control events and other customary events of default.
In connection with the closing of any future permitted first lien indebtedness, we intend to enter into, along with the guarantors, the agent for the lenders of such future permitted first lien indebtedness and the indenture trustee, an intercreditor agreement which will set forth the respective rights and obligations of the parties to the intercreditor agreement with respect to the collateral securing our future permitted first lien indebtedness and the notes. Although we expect that the intercreditor agreement will, when entered into, contain terms substantively similar to those described herein, there can be no assurance that the terms of such intercreditor agreement will be commercially reasonable or customary. The terms of the intercreditor agreement may differ from those set forth herein. See “Description of the Exchange Notes—Intercreditor Agreement.”
We can give no assurances that we will enter into the future permitted first lien indebtedness described herein, or that the terms of any facility in respect thereof will contain the terms described herein.
Furthermore, we cannot anticipate what type of facility such future permitted first lien indebtedness may be incurred under. Under the indenture governing the notes, such future permitted first lien indebtedness may take the form of credit loans, term loans, bonds, notes or other debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credits or similar facilities.

DESCRIPTION OF THE EXCHANGE NOTES
The exchange notes offered hereby will be issued under an Indenture dated as of February 21, 2012 (as amended and supplemented to date, the "Indenture"), among U.S. Well Services, LLC, a Delaware limited liability company (“USW LLC”), USW Financing Corp., a Delaware corporation (“USW Finance”), all of USW LLC’s direct and indirect wholly owned Domestic Subsidiaries, as guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). Unless the context requires otherwise, all references to the “notes” in this “Description of the Exchange Notes” include the old notes and the exchange notes. The old notes and the exchange notes will be treated as a single class for all purposes of the Indenture.
The following description is a summary of the material terms and provisions of the notes, the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement. It does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement. We urge you to read the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement because they, and not this description, define your rights as holders of the notes.
You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” In this description, the term “LLC” refers only to U.S. Well Services, LLC and “USW,” “we,” “us” and “our” refers only to USW LLC and USW Finance collectively as issuers of the notes and not to any of their subsidiaries (other than USW Finance, which is a direct subsidiary of USW LLC), and the term “Guarantor” refers to each Domestic Subsidiary that guarantees the notes, so long as it guarantees the notes.
USW Finance is a Delaware corporation that was formed for the purpose of acting as co-issuer of the notes. USW Finance is nominally capitalized and will not have any significant operations or revenues. As a result, prospective purchasers of the notes should not expect USW Finance to participate in servicing the interest and principal obligations on the notes. See ‘‘—Restrictions on Activities of USW Finance.’’
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees
The Notes
The old notes are, and the exchange notes will be:

•	general and joint and several senior secured obligations of USW;

•	pari passu in right of payment with all existing and future senior Indebtedness of USW;

•	senior in right of payment to all existing and future senior subordinated Indebtedness of USW;

•	effectively senior to all future unsecured Indebtedness and unsecured trade credit of USW;

•	effectively subordinated to any of USW’s First Lien Obligations to the extent of the value of the Collateral securing all such First Lien Obligations;

•	structurally subordinated to all existing and future liabilities and preferred stock of Subsidiaries of USW that are not Guarantors; and

•	unconditionally guaranteed on a senior secured basis by each Guarantor.
The Note Guarantees
The exchange notes may be guaranteed by all of USW LLC’s Subsidiaries, if any, other than USW Finance, a co-issuer of the exchange notes, Unrestricted Subsidiaries and Foreign Subsidiaries.
Each guarantee of the exchange notes, if any, will be:

•	a general senior secured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor;

•	senior in right of payment to all existing and future senior subordinated Indebtedness of the Guarantor;

•	effectively senior to all future unsecured Indebtedness and unsecured trade credit of the Guarantor; and

•	effectively subordinated to any First Lien Obligations of the Guarantor and certain other Indebtedness to the extent of the value of the Collateral securing such First Lien Obligations.
As of the Issue Date, USW LLC's sole subsidiary, USW Financing Corp., was a co-issuer of the notes. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” USW LLC will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” USW LLC’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture, and its Unrestricted Subsidiaries will not guarantee the notes.
Principal, Maturity and Interest
USW issued $85.0 million in aggregate principal amount of notes in the offering. As a result of the consummation of the Second Contract Repurchase Offer and the PIK Payment in August 2012, $68,414,660 in aggregate principal amount of the old notes are presently outstanding. USW may issue additional notes under the Indenture from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes offered hereby and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and under the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any additional notes that are actually issued. USW has and will issue notes in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The notes will mature on February 15, 2017.
Interest on the notes accrues at the rate of 14.50% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2012. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. USW will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.
USW will pay interest on the notes on the first interest payment date after the Issue Date by increasing the principal amount of the outstanding notes (“PIK Interest”). Interest on the notes will thereafter be payable in cash. PIK Interest will be payable by increasing the principal amount of the outstanding notes by an amount equal to the amount of PIK Interest for the first interest period (the “PIK Payment”). The Company made the PIK Payment on August 15, 2012.

On August 15, 2012, the interest payment date for the PIK Payment, the principal amount of each note was increased by the amount of the PIK Interest payable for the first interest period on the principal amount of such note, to the credit of the applicable holder on the relevant record date for such interest payment date, automatically without any further action by any Person. In the case of notes represented by one or more global notes registered in the name of, or held by, DTC or its nominee, such increase in principal amount was recorded in the registrar’s books and records and in the schedule to the global notes in accordance with the provisions of the Indenture. In the case of certificated notes (if any), holders were entitled upon surrender for transfer or exchange of certificated notes to receive one or more new certificated notes reflecting such increase in principal amount in accordance with the terms of the Indenture. References in Indenture and the notes to the “principal amount” of the notes shall include increases in the principal amount of the notes as a result of the PIK Payment.
Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a holder of notes has given wire transfer instructions to USW, USW will pay all principal of, and interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless USW elects to make interest payments by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided, that all payments of principal of and interest and premium with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof.
Paying Agent and Registrar for the Notes
The Trustee will initially act as paying agent and registrar. USW may change the paying agent or registrar without prior notice to the holders of the notes, and USW LLC or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. USW will not be required to transfer or exchange any note selected for redemption. Also, USW will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantees
As of the Issue Date, USW LLC's sole subsidiary, USW Finance, was a co-issuer of the notes. USW’s obligations under the notes, the Indenture and the Security Documents will be jointly and severally guaranteed on a senior secured basis by each future Guarantor. The notes will be guaranteed by each of USW LLC’s future Subsidiaries (other than USW Finance, a co-issuer of the notes, Unrestricted Subsidiaries and Foreign Subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.
Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to the restrictive covenants in the Indenture;

•
a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee and the liens on its Collateral will be released under the Security Documents; and

•
the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of USW for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than USW or another Guarantor, unless:
(1)immediately after giving effect to that transaction, no Default or Event of Default exists; and
(2)either:
(a)the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental Indenture and appropriate Security Documents satisfactory to the Trustee; or
(b)the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.
The Note Guarantee of a Guarantor will be released:
(1)in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) USW LLC or a Restricted Subsidiary of USW LLC, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;
(2)in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) USW LLC or a Restricted Subsidiary of USW LLC, if the sale, transfer or other disposition does not violate the “Asset Sale” provisions of the Indenture;
(3)if USW LLC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;
(4)upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge,” or
(5)as provided in the Intercreditor Agreement
See “—Repurchase at the Option of Holders—Asset Sales.”
The obligations of each Guarantor under its Note Guarantee are limited as necessary to protect against the obligations of such Guarantor under its Note Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes—Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.” Each Guarantor that makes a payment for distribution under its Guarantee may be entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.
If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of such Guarantor, and, depending on the amount of such indebtedness, such Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.”
Security
Security Documents

Pursuant to the Security Documents entered into by USW, the Guarantors and the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the holders of notes, the notes, the Note Guarantees and all other Obligations under the Indenture are secured by a Lien on substantially all of USW’s and the Guarantors’ existing and future tangible and intangible assets (other than Excluded Assets), including (without limitation):
(1)accounts;
(2)equipment, goods, inventory and fixtures;
(3)documents, instruments and chattel paper;
(4)letter-of-credit rights;
(5)securities collateral;
(6)investment property, including all Capital Stock owned by USW and the Guarantors;
(7)intellectual property;
(8)commercial tort claims;
(9)general intangibles;
(10)deposit accounts;
(11)money;
(12)supporting obligations;
(13)books and records;
(14)real property other than Excluded Real Property as defined below;
(15)to the extent not covered by clauses (1) through (14) above, choses in action and all other personal property of USW and each Guarantor, whether tangible or intangible;
(16)proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to USW or any Guarantor from time to time with respect to any of the foregoing; and
(17)all other existing and future tangible and intangible assets (collectively, the “Collateral”).
USW LLC shall, and shall cause USW Finance and each applicable Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as are necessary (or as the Collateral Agent may reasonably request) to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents and (ii) file any such notice filings or other agreements or instruments and take any and all other actions as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as are necessary (or as the Collateral Agent may reasonably request), in each case subject to the terms of the Security Documents and the First Lien Security Documents, including any waivers thereunder by the First Lien Agent. The foregoing requirements for creation and/or perfection of security interests will not apply to de minimis or immaterial assets for which creation and/or perfection of the security interest could not be obtained without unreasonable costs and expense or under applicable law.
Notwithstanding the foregoing, the Collateral does not and will not include any of the following assets (collectively, the “Excluded Assets”):
(1)any asset or property right of USW or any Guarantor of any nature:
(a)if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right of USW or any Guarantor or loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement to which USW or such Guarantor is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity); and
(b)to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law would be rendered ineffective pursuant to any other applicable law);
provided, however, that (x) such asset or property right will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination, default or prohibition is remedied or ceases to exist and (y) to the extent severable, any portion of any such asset or property right that does not result in any of the consequences specified in clauses (a) and (b) in this clause (1) will not be an Excluded Asset;
(2)Voting Stock of any Foreign Subsidiary (to the extent such Foreign Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes) that is directly owned by USW or any Guarantor, and any disregarded entity owner (direct or indirect through one or more other disregarded entities) of such Foreign Subsidiary, solely to the extent representing in excess of 65% of the total voting power of all outstanding Voting Stock of such Foreign Subsidiary or such disregarded entity owner and all Capital Stock of Foreign Subsidiaries not directly owned by any Person that is USW or a Guarantor;
(3)any foreign intellectual property;
(4)any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”) pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);
(5)(i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of USW or any of the Guarantors, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of USW or any Guarantor, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, escrow accounts and trust accounts; provided that the Escrow Account shall not be an Excluded Asset;
(6)fixed or capital assets owned by USW or any Guarantor that are subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens” if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;
(7)deposit and securities accounts to the extent the aggregate value of assets therein does not exceed $500,000; provided that the Escrow Account shall not be an Excluded Asset;
(8)vehicles, and any other property subject to a certificate of title; and
(9)leased real property and owned real property, in each case having a Fair Market Value of less than $1.0 million in the aggregate at any time outstanding (“Excluded Real Property”).
Intercreditor Agreement
We intend to negotiate the terms of an Intercreditor Agreement among the Trustee, the First Lien Agent, on behalf of the First Lien Creditors (including the lenders under any Credit Facilities evidencing or governing any

First Lien Obligations), the Collateral Agent, on behalf of the Second Lien Creditors (including the holders of the notes), USW and the Guarantors, which will, among other things, define the relative rights of the Trustee, the First Lien Agent and the First Lien Creditors and the Collateral Agent and the Second Lien Creditors and related matters with respect to the Collateral. By purchasing notes, each holder will be deemed to have authorized the Collateral Agent and the Trustee to enter into the Intercreditor Agreement with the First Lien Agent, on such terms as USW, the First Lien Agent and the Trustee agree, and each holder shall be bound by the terms of the Intercreditor Agreement.
Because did not enter into any Intercreditor Agreement prior to the Issue Date, our statements regarding what the Intercreditor Agreement will provide in the summary below are based on our current expectation of what the terms and other provisions of the Intercreditor Agreement will be, and all such statements are expressly qualified in their entirety by, and should be reviewed in the context of, the foregoing. The terms of the actual Intercreditor Agreement may differ significantly from those set forth herein, and there can be no assurance that such differing terms will be commercially reasonable or customary. Holders of notes will be deemed to authorize the Trustee to enter into any such Intercreditor Agreement on their behalf.
Relative Lien Priorities; Notes Effectively Subordinated to First Lien Obligations
The Intercreditor Agreement will provide that, notwithstanding the date, manner or order of grant, attachment or perfection of any Liens on Collateral securing the Obligations arising under any Credit Facilities evidencing or governing any First Lien Obligations (“First Priority Liens”) or any Liens thereon that secure the notes and the other Second Lien Obligations (“Second Priority Liens”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any First Lien Document or Second Lien Document or any other circumstance whatsoever, each of the First Lien Agent, on behalf of the First Lien Creditors, and the Collateral Agent, on behalf of the Second Lien Creditors, will agree that (a) any First Priority Liens then or thereafter held by or for the benefit of any First Lien Creditor will be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (b) any Second Priority Liens then or thereafter held by or for the benefit of any Second Lien Creditor will be junior and subordinate in right, priority, perfection, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, perfection, operation, effect and all other respects to any Second Priority Liens for all purposes. Notwithstanding anything contained in the Intercreditor Agreement, the First Lien Obligations will not be secured by the Escrow Account or funds held therein.
As a result of the foregoing, the Second Lien Obligations will be effectively subordinated to the First Lien Obligations to the extent of the value of the Collateral.
No Payment Subordination to First Lien Obligations
The Intercreditor Agreement will provide that the subordination of Liens securing the Second Lien Obligations described herein affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in the Intercreditor Agreement will affect the entitlement of any Second Lien Creditor to receive and retain required payments of interest, principal, and other amounts in respect of the Second Lien Obligations unless the receipt is expressly prohibited by, or results from the Second Lien Creditor’s breach of, the Intercreditor Agreement.
Prohibition on Contesting Liens; Additional Collateral
The Intercreditor Agreement will provide that (a) each of the First Lien Agent, on behalf of the First Lien Creditors, and the Collateral Agent, on behalf of the Second Lien Creditors, will agree that it will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity, extent, perfection or enforceability of any First Priority Lien or any Second Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of the First Lien Creditors or the Second Lien Creditors to enforce the Intercreditor Agreement to the extent provided thereby, including the provisions relating to the priority of Liens securing the First Lien Obligations and (b) if USW or any Guarantor creates any additional Liens upon any property to secure (i) any First Lien Obligations, it must substantially concurrently grant a Lien upon such property as security for the notes or the Note Guarantee of such Guarantor, as the case may be, and (ii) the notes or any Note Guarantee, it must substantially concurrently grant a Lien upon such property as security for the First Lien Obligations. The Collateral Agent on behalf of the Second Lien Creditors will agree that, to the extent that the provisions in clause (b) above are not complied with for any reason, without limiting any other rights and remedies available to First Lien Agent or First Lien Creditors, any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this clause (b) will be subject to the “Payment Over” provisions described below.
Exercise of Rights and Remedies; Standstill
The Intercreditor Agreement will provide that the First Lien Agent and the other First Lien Creditors will, at all times prior to the Discharge of First Lien Priority Obligations, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), all in such order and in such manner as they may determine in the exercise of their sole discretion, in each case, without any consultation with or the consent of the Collateral Agent or any other Second Lien Creditor, and no Second Lien Creditor will have any such right; provided, however, that after a period of 180 days following notice from the Collateral Agent to the First Lien Agent that the Second Lien Obligations have been accelerated, so long as the First Lien Agent is not diligently pursuing in good faith an enforcement action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise (the “Standstill Period”), the Second Lien Creditors may enforce or exercise any rights or remedies with respect to any Collateral.
The Intercreditor Agreement will also provide that, prior to the end of the Standstill Period, no Second Lien Creditor will (x) contest, protest, or object to any exercise of remedies by First Lien Agent or any First Lien Creditor nor have any right to direct First Lien Agent to exercise remedies or take any other action under the First Lien Documents; or (y) object to (and waive any and all claims with respect to) the forbearance by First Lien Agent or First Lien Creditors from exercising any remedies.
The Intercreditor Agreement will further provide that notwithstanding the foregoing, a Second Lien Creditor may,
(a)if an insolvency proceeding has been commenced by or against USW or any Guarantor, file a claim or statement of interest with respect to the Second Lien Obligations;
(b)take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of First Lien Agent or any First Lien Creditors to exercise any remedies) in order to create, preserve, protect or perfect its Lien in and to the Collateral;
(c)file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Second Lien Creditors, including any claims secured by the Collateral, if any;
(d)vote on any plan of reorganization as more particularly described below;
(e)exercise rights and remedies as unsecured creditors as more particularly descried below;
(f)join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by First Lien Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by First Lien Agent (it being understood that neither Collateral Agent nor any Second Lien Creditor will be entitled to receive any proceeds thereof unless otherwise expressly permitted in the Intercreditor Agreement); and
(g)exercise any remedies after the termination of the Standstill Period if and to the extent permitted above.
Insolvency and Liquidation Proceedings
The Intercreditor Agreement will provide that:

(a)If USW or any Guarantor is subject to any insolvency proceeding and First Lien Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the United States Bankruptcy Code, “Cash Collateral”), on which First Lien Agent has a Lien or permits USW or any Guarantor to obtain financing provided by any one or more First Lien Creditors under Section 364 of the United States Bankruptcy Code (such financing, a “DIP Financing”), then Collateral Agent agrees that it will consent to such Cash Collateral use or raise no objection to such DIP Financing and, to the extent the Liens securing the First Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing; provided that (i) the principal amount of any such DIP Financing plus the outstanding principal amount of other First Lien Obligations does not exceed the First Lien Cap, (ii) any such Cash Collateral use or DIP Financing does not compel USW or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or DIP Financing documentation, (iii) any Cash Collateral order or DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or DIP Financing documentation, and (iv) any such DIP Financing is otherwise subject to the terms of the Intercreditor Agreement. Collateral Agent will not have the right to, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Priority Obligations. If, in connection with any Cash Collateral use or DIP Financing, any Liens on the Collateral held by First Lien Creditors are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, and so long as the amount of such surcharge, claim, carve out, or fees is reasonable under the circumstances, then the Liens on the Collateral of Second Lien Creditors will also be subordinated to such interest or claim and will remain subordinated to the Liens on the Collateral of First Lien Creditors consistent with the Intercreditor Agreement.
(b)The Collateral Agent will consent, and will not object or oppose a motion to dispose of any Collateral free and clear of the Liens or other claims in favor of Collateral Agent under Section 363 of the United States Bankruptcy Code if the requisite First Lien Creditors under the First Lien Documents have consented to such disposition of such assets, and such motion does not impair, subject to the priorities set forth in the Intercreditor Agreement, the rights of Second Lien Creditors under Section 363(k) of the United States Bankruptcy Code (so long as the right of the Second Lien Creditors to offset their claim against the purchase price is only after the First Lien Priority Obligations have been paid in full in cash).
(c)Until the earlier of the expiration of the Standstill Period and the Discharge of First Lien Priority Obligations, Collateral Agent will agree not to (a) seek (or support any other person seeking) relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral, without the prior written consent of First Lien Agent, unless a motion for adequate protection by the Collateral Agent that is permitted under clause (e) below has been denied by the court before which the applicable insolvency proceeding is pending, or (b) oppose any request by the First Lien Agent or any First Lien Creditor to seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral.
(d)In any insolvency proceeding involving USW or any Guarantor, no Second Lien Creditor will contest (or support any other person contesting):
(i)any request by First Lien Agent or other First Lien Creditors for adequate protection; or
(ii)any objection by First Lien Agent or First Lien Creditors to any motion, relief, action, or proceeding based on First Lien Agent or First Lien Creditors claiming a lack of adequate protection.
(e)In any insolvency proceeding involving USW or any Guarantor:

(i)if any one or more First Lien Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of USW or any Guarantor) in connection with any DIP Financing or use of Cash Collateral, then Collateral Agent will also be entitled to seek, without objection from First Lien Creditors, adequate protection in the form of a replacement Lien (on such existing or future assets of USW or any Guarantor), which replacement Lien, if obtained, will be subordinate to the Liens securing the First Lien Obligations (including those under a DIP Financing) on the same basis as the other Liens securing the Second Lien Obligations are subordinate to the First Lien Obligations under the Intercreditor Agreement;
(ii)if any one or more Second Lien Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of USW or any Guarantor), then First Lien Agent will also be entitled to seek, without objection from Second Lien Creditors, a senior adequate protection Lien on existing or future assets of USW or any Guarantor as security for the First Lien Obligations and that any adequate protection Lien on such existing or future assets securing the Second Lien Obligations will be subordinated to the Lien on such assets securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the First Lien Obligations under the Intercreditor Agreement;
(iii)if any one or more First Lien Creditors are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then Collateral Agent will also be entitled to seek, without objection from First Lien Creditors, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, will be subordinate to the administration claim of the First Lien Creditors;
(iv)if any one or more Second Lien Creditors are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then First Lien Agent will also be entitled to seek, without objection from Second Lien Creditors, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, will be senior to the administration claim of the Second Lien Creditors; and
(v)Collateral Agent (a) may seek, without objection from First Lien Creditors, adequate protection with respect to the Second Lien Creditors’ rights in the Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable out-of-pocket expenses, and (b) without the consent of First Lien Agent, will not seek any other adequate protection in the form of cash payments with respect to their rights in the Collateral.
(f)Neither Collateral Agent nor any other Second Lien Creditor will object to, oppose, or challenge any claim by First Lien Agent or any First Lien Creditor for allowance in any insolvency proceeding of First Lien Obligations consisting of post-petition interest, fees, or expenses.
(g)Neither First Lien Agent nor any other First Lien Creditor will object to, oppose, or challenge any claim by Collateral Agent or any Second Lien Creditor for allowance in any insolvency proceeding of Second Lien Obligations consisting of post-petition interest, fees, or expenses.
Payment Waterfall
The Intercreditor Agreement will provide that any Collateral or proceeds thereof received by any of the First Lien Creditors or the Second Lien Creditors in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:
first, to the payment of costs and expenses of the First Lien Agent in accordance with the First Lien Documents or the Collateral Agent in accordance with the Second Lien Documents, as the case may be, in connection with such enforcement or exercise (to the extent not prohibited under the terms of the Intercreditor Agreement);
second, to the payment in full in cash or cash collateralization of the First Lien Priority Obligations in accordance with the First Lien Documents, and in the case of payment of any revolving loans, together with the concurrent permanent reduction of any revolving loan commitment thereunder in an amount equal to the amount of such payment;
third, to the payment in full in cash of the Second Lien Priority Obligations in accordance with the Second Lien Documents;
fourth, to the payment in full in cash of the Excess First Lien Obligations in accordance with the First Lien Documents;
fifth, to the payment in full in cash of the Excess Second Lien Obligations in accordance with the Second Lien Documents; and
sixth, any surplus Collateral or proceeds then remaining will be returned to USW, the applicable Guarantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
Payment Over
The Intercreditor Agreement will provide that so long as the Discharge of First Lien Priority Obligations has not occurred, any Collateral or any proceeds thereof received by the Collateral Agent or any other Second Lien Creditor in violation of the Intercreditor Agreement with respect to the Collateral, or otherwise, will be segregated and held in trust and either retained or forthwith transferred or paid over to the First Lien Agent for the benefit of the First Lien Creditors in the same form as received, together with any necessary endorsements.
Certain Voting Matters
The Intercreditor Agreement will provide that the Second Lien Creditors may not vote on any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) to the extent inconsistent with the terms of the Intercreditor Agreement.
Postponement of Subrogation
The Intercreditor Agreement will provide that no payment or distribution to any First Lien Creditor pursuant to the provisions of the Intercreditor Agreement will entitle any Second Lien Creditor to exercise any rights of subrogation in respect thereof until the Discharge of the First Lien Priority Obligations will have occurred.
Unsecured Creditor Remedies
The Intercreditor Agreement will provide that, subject to the terms and provisions thereof, the Collateral Agent and the other Second Lien Creditors may, in accordance with the Second Lien Documents and applicable law, exercise any rights and exercise remedies against USW and the Guarantors that could be exercised as an unsecured creditor. Notwithstanding the above, in the event that any Second Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien will be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations are subject to the Intercreditor Agreement.
Purchase Option
The Intercreditor Agreement will provide that upon the occurrence (and during the continuation of) (i) the acceleration of any First Lien Priority Obligations, (ii) First Lien Agent’s exercise of remedies with respect to all or a material portion of the Collateral, (iii) the occurrence of an event of default under the Second Lien Documents as a result of a failure to make payment of any Second Lien Priority Obligation when due under the terms of the Second Lien Documents, or (iv) the commencement of an insolvency proceeding with respect to USW or any Guarantor, then, in any such case, any one or more of Second Lien Creditors (acting in their individual capacity or through one or more affiliates) will have the right, but not the obligation, upon five Business Days advance written notice from such Second Lien Creditors (a “Purchase Notice”) to First Lien Agent, for the benefit of First Lien Creditors, to acquire from First Lien Creditors all (but not less than all) of the right, title, and interest of First Lien Creditors in and to the First Lien Priority Obligations and the First Lien Loan Documents. The Purchase Notice, if given, will be irrevocable. On the date specified in the Purchase Notice (which will not be more than five Business Days after the receipt by First Lien Agent of the Purchase Notice), First Lien Creditors will sell to the purchasing Second Lien Creditors and purchasing Second Lien Creditors will purchase from First Lien Creditors, the First Lien Priority Obligations. In no event shall the Collateral Agent be obligated to monitor any of the events described in clauses (i) through (iv) above, nor shall the Collateral Agent have any responsibility to execute, or any liability in connection with the execution of such purchase.
On the date of such purchase and sale, purchasing Second Lien Creditors will (i) pay to First Lien Agent, for the benefit of First Lien Creditors, as the purchase price therefor the full amount of all the First Lien Obligations (other than the Excess First Lien Obligations and other than First Lien Obligations cash collateralized in accordance with clause (ii) below) then outstanding and unpaid, (ii) furnish cash collateral to First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure First Lien Agent and First Lien Creditors in connection with (A) any issued and outstanding letters of credit (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit) and (B) bank product obligations (but not in any event in an amount greater than any relevant bank product reserve), and (iii) agree to reimburse First Lien Agent and First Lien Creditors for all expenses to the extent earned or due and payable in accordance with the First Lien Documents. Following such purchase, if the Second Lien Creditors receive any early termination or other similar fee payable pursuant to the documents governing First Lien Obligations, and all Second Lien Obligations have been indefeasibly satisfied in full (including all amounts used to purchase the First Lien Obligations) the Second Lien Creditors will turn over such amounts to holders of First Lien Obligations.
Release of Second Priority Liens
The Intercreditor Agreement will provide that if, in connection with (i) any disposition of any Collateral permitted under the terms of the First Lien Documents (other than after the occurrence of an event of default under the Second Lien Documents or if such disposition is prohibited by the Second Lien Documents), (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of Collateral or (iii) any private or public disposition of all or any material portion of the Collateral by USW or one or more Guarantors with the consent of First Lien Agent after the occurrence and during the continuance of an event of default under the First Lien Documents, which disposition is conducted by USW or such Guarantors with the consent of First Lien Agent in connection with good faith efforts by First Lien Agent to collect the First Lien Obligations through the disposition of Collateral (any such disposition, a “Default Disposition”), the First Lien Agent, for itself and on behalf of the other First Lien Creditors, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Lien Obligations (in each case, a “Release”), other than any such Release granted following the Discharge of First Lien Priority Obligations, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its Guarantee, will be automatically, unconditionally and simultaneously released, and the Collateral Agent and the other Second Lien Creditors will promptly execute and deliver such release documents as the First Lien Agent may reasonably request to effectively confirm such Release and as may be otherwise reasonably required to consummate such Release and any related transactions; provided that, (x) in the case of a disposition of Collateral in accordance with clauses (ii) and (iii) above, the Second Priority Liens may not be so Released if the proceeds of such disposition are not applied to repay the First Lien Obligations and permanently reduce any commitments thereunder by a corresponding amount and (y) in the case of a disposition of Collateral in accordance with clause (iii) above, with respect to Collateral that is subject to Article 9 of the Uniform Commercial Code, USW or the relevant Guarantors consummating such Default Disposition have (A) provided Collateral Agent with the prior written notice that would have been required if the Default Disposition were a disposition of collateral by a secured creditor under Article 9 of the Uniform Commercial Code, and (B) conducted such Default Disposition in a commercially reasonable manner as if such Default Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the Uniform Commercial Code.

Whether before or after the Discharge of First Lien Priority Obligations, USW will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:
(1)to enable USW to consummate asset sales and dispositions permitted or not prohibited under the covenant described below under “—Repurchase at the Option of Holders—Asset Sales”; provided, that such Liens will not be released if such sale or disposition is to a Restricted Subsidiary or is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;
(2)with respect to the assets of a Guarantor that constitute Collateral, upon the release of such Guarantor from its Guarantee; and
(3)as described under “—Amendment, Supplement and Waiver” below.
The Liens on all Collateral that secures the notes and the Note Guarantees also will be released:
(1)if USW exercises its legal defeasance option or covenant defeasance option as described below under “—Legal Defeasance and Covenant Defeasance”; or
(2)upon satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge” or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the notes and all other Obligations that are then due and payable.
Subject to the terms of the Security Documents and subject to rights of the holders of the First Lien Obligations, USW and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the notes, to freely operate such Collateral and to collect, invest and dispose of any income therefrom.
Amendments to Collateral Documents
The Intercreditor Agreement will provide, subject to limitations (if any) set forth therein, that, in the event the First Lien Agent or the other First Lien Creditors enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such document or changing in any manner the rights of the First Lien Agent, the other First Lien Creditors, USW or any other grantor thereunder, then such amendment, waiver or consent will apply automatically to any comparable provision of the Security Documents without the consent of the Second Lien Creditors and without any action by any of the foregoing, provided, that no such amendment will (A) remove or release any Collateral subject to a Second Priority Lien, except to the extent that (x) the release is permitted or required under the provisions set forth under the heading “—Insolvency and Liquidation Proceedings” or “—Release of Second Priority Liens” and (y) there is a corresponding release of Collateral from the First Priority Lien, (B) materially and adversely affect the rights of the Second Lien Creditors without the consent of the Collateral Agent, unless it also affects the First Lien Creditors in a like or similar manner, or (C) impose duties on the Collateral Agent, without its consent. Notice of such amendment, waiver or consent will be given to the Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice will not affect the effectiveness and validity thereof.
Certain Bankruptcy and Other Limitations
The ability of the Collateral Agent and the holders of the notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “Risk Factors—Risks Relating to the Notes — Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.” The ability of the Collateral Agent and the holders of the notes to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.
Additionally, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders.
Compliance with Trust Indenture Act
The Indenture provides that USW will comply with the provisions of TIA §314 to the extent applicable. To the extent applicable, USW will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer or legal counsel, as applicable, of USW except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, USW will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.
Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. USW and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the holders of the notes, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•
selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business; and

•	abandoning any intellectual property that is no longer used or useful in USW’s business.
Optional Redemption
Except as described below, the notes are not redeemable at USW’s option prior to February 15, 2015. On or after February 15, 2015, USW may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice by first class mail, postage prepaid (or transmitted otherwise in accordance with the applicable procedures of DTC), with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the periods set forth below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

For the period below	Percentage
On or after February 15, 2015 to February 14, 2016	107.250%

On or after February 15, 2016 and thereafter	100.000%

Unless USW defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Notwithstanding anything herein to the contrary, at any time prior to February 15, 2015, USW may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 110% of the aggregate principal amount, plus accrued and unpaid interest, thereon, to, but not including, the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that occurs on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings of USW LLC; provided, that:
(1)at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture (excluding notes held by USW LLC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)the redemption occurs within 90 days of the date of the closing of such Equity Offering.
In addition, at any time prior to February 15, 2015, USW may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or transmitted otherwise in accordance with applicable procedures of DTC), with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to, but not including, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
The Trustee shall select the notes to be purchased in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”
Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at USW’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.
Mandatory Redemption
Except to the extent that USW may be required to offer to purchase the notes as set forth below under “—Repurchase at the Option of Holders,” USW is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require USW to offer to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, USW will mail such Change of Control Offer by first class mail, with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;
(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
(3)any note not properly tendered will remain outstanding and continue to accrue interest;

(4)unless USW defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;
(5)holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)holders will be entitled to withdraw their tendered notes and their election to require USW to purchase such notes; provided, that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;
(7)if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(8)that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 in excess thereof.
While the notes are in global form and USW makes an offer to purchase all or any portion of the notes pursuant to the Change of Control Offer, a holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
On the Change of Control Payment Date, USW will, to the extent permitted by law:
(1)accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee for cancellation the notes so properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by USW.
The paying agent will promptly mail to each holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by each such holder, if any; provided, that each such new note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. USW will notify the trustee and holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require USW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that USW repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

USW will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by USW and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
We anticipate that future credit agreements or other agreements relating to senior Indebtedness to which USW becomes a party may contain prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of notes of their rights to require USW to repurchase the notes upon a Change of Control could cause a default thereunder, even if the Change of Control itself does not, due to the financial effect of such repurchases on USW. In the event a Change of Control occurs at a time when USW is prohibited from purchasing the notes, USW could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If USW does not obtain such consent or repay such borrowing, USW will remain prohibited from purchasing the notes and such default could result in amounts outstanding under Credit Facilities being declared due and payable. In that case, USW’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, USW’s ability to pay cash to the holders of notes upon a repurchase may be limited by USW’s then existing financial resources.
Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the placement agents and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in a highly levered transaction.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of USW LLC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require USW to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of USW LLC and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, in a recent decision, the Chancery Court of the State of Delaware raised the possibility that a change of control occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.
The existence of a holder’s right to require USW to repurchase such holder’s notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire USW in a transaction that would constitute a Change of Control.
The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Asset Sales

USW will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale (it being understood that sales of all or substantially all of the assets of USW and its Restricted Subsidiaries will be governed by the covenant under the heading “—Certain Covenants—Merger, Consolidation or Sale of Assets”), unless:
(1)USW (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)at least 75% of the consideration received in the Asset Sale by USW or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in any such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral in accordance with the Security Documents. For purposes of this provision, each of the following will be deemed to be cash:
(a)any liabilities, as shown on USW LLC’s most recent consolidated balance sheet, of USW LLC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases USW LLC or such Restricted Subsidiary from further liability;
(b)any securities, notes or other obligations received by USW or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 60 days of such Asset Sale, subject to ordinary settlement periods, converted by USW or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and
(c)any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
Within 360 days after the receipt of any Net Proceeds from an Asset Sale, USW (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
(1)to repay (i) Indebtedness and other Obligations under a Credit Facility, (ii) Indebtedness permitted to be incurred under clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and to the extent such Indebtedness is in the form of a revolving facility, to correspondingly reduce commitments with respect thereto or (iii) other Obligations arising under or pursuant to the notes;
(2)to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of USW LLC;
(3)to make a capital expenditure; or
(4)to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Proceeds from any disposition of Collateral are pledged as Collateral in accordance with the Security Documents.
Any stock or assets deemed to be cash pursuant to clause (2) (c) of the preceding paragraph of this covenant are deemed acquired with Net Proceeds equal to the deemed cash amount. Pending the final application of any Net Proceeds, USW LLC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $2.5 million, USW will, within 30 days thereof, make one or more offers to the holders of the notes (and, at the option of USW LLC, the holders of Other Pari Passu Obligations) to purchase notes (and Other Pari Passu Obligations)

pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”), that are in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. USW will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $2.5 million by mailing (or transmitting otherwise in accordance with the procedures of DTC), the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Other Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, USW LLC may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes or the Other Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such Other Pari Passu Obligations will be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Other Pari Passu Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
Future agreements governing USW’s other Indebtedness may contain prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require USW to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on USW. In the event an Asset Sale occurs at a time when USW is prohibited from purchasing notes, USW could seek the consent of its senior creditors to the purchase of notes or could attempt to refinance the indebtedness that contains such prohibition. If USW does not obtain consent or repay such indebtedness, USW will remain prohibited from purchasing notes. In that case, USW’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, USW’s ability to pay cash to the holders of notes upon a repurchase may be limited by USW’s then existing financial resources.
Excess Cash Offer
Within 45 days after each Determination Date for which the cash and Cash Equivalents of USW LLC and its Restricted Subsidiaries is greater than $12.1 million (such amount in excess of $12.1 million on the applicable Determination Date being the “Excess Cash Amount”), USW LLC and its Restricted Subsidiaries shall make an offer in cash in an amount equal to 100% of the Excess Cash Amount to purchase notes (an “Excess Cash Offer”) at an offer price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Excess Cash Offer Payment”). If the aggregate principal amount of notes tendered in such Excess Cash Offer exceeds the Excess Cash Amount, the trustee will select the notes to be purchased on a pro rata basis or by lot or similar method (and in the case of global notes, in accordance with the procedures of DTC). To the extent that the aggregate amount of notes tendered pursuant to an Excess Cash Offer is less than the Excess Cash Amount, USW LLC may use any remaining Excess Cash Amount for any purpose not otherwise prohibited by the Indenture. Upon completion of any such Excess Cash Offer, the Excess Cash Amount shall be reset at zero; provided that USW will not be deemed to be in default under this covenant for any failure to make an Excess Cash Offer or an Excess Cash Offer Payment by virtue of any adjustment in the amount calculated for any Determination Date for any Excess Cash Offer due to normal year-end accounting adjustments or other changes concurred in by its public accountants; provided further that any such adjustment in the calculation of the Excess Cash Amount for a prior Determination Date for any Excess Cash Offer, whether positive or negative, shall be carried forward to the next subsequent Determination Date for such Excess Cash Offer.
Within 45 days following each Determination Date, USW will mail a notice to each holder and the trustee offering to repurchase notes as of the date specified in the notice (the “Excess Cash Offer Purchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
USW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Offer provisions of the Indenture, USW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Cash Offer provisions of the Indenture by virtue of such compliance.
On or before the Excess Cash Offer Purchase Date, USW will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to Excess Cash Offer. Promptly after such acceptance, on the Excess Cash Offer Purchase Date, USW will:
(i) deposit with the paying agent an amount equal to the Excess Cash Offer Payment in respect of all notes or portions of notes properly tendered; and
(ii)deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by USW.
On the Excess Cash Offer Purchase Date, the paying agent will wire or mail to each holder of notes properly tendered the Excess Cash Offer Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1.00 or an integral multiple of $1.00. USW will notify the trustee and holders of the notes of the results of the Excess Cash Offer as soon as practicable after the Excess Cash Offer Purchase Date.
Additional Fracturing Contract
USW entered into an Escrow Agreement pursuant to which USW deposited $37.5 million of the net proceeds of the offering into an escrow account in connection with USW entering into the Second Fracturing Contract (the “Escrow Account”). The Escrow Account was pledged to the trustee, for the benefit of the trustee and the holders of the notes, and was invested on the Issue Date in certain Eligible Escrow Investments in which the trustee, for the benefit of the trustee and the Holders of the notes, had a valid and perfected security interest. Pursuant to the Escrow Agreement, $22.5 million of funds in the Escrow Account were retained in the Escrow Account to satisfy the purchase price for notes tendered in the Second Contract Repurchase Offer (defined below), and all remaining funds were to be released to USW promptly after the Escrow Agent received an Officers' Certificate from USW to the effect that that certain First Supplemental Indenture between USW, USW Finance and the Trustee was effective and operative. Any proceeds that remained in the Escrow Account after consummation of the Second Contract Repurchase Offer (as defined below), were released to USW in August 2012 and USW may use such remaining proceeds for any purpose not otherwise prohibited by the Indenture and the Escrow Account was closed.
In the event that the execution of the Second Fracturing Contract did not occurred on or prior to July 10, 2012 (the “Second Contract Trigger Date”) each holder of notes had the right to require USW to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Second Contract Repurchase Offer”); provided that the aggregate purchase price of all notes repurchased pursuant to the Second Contract Repurchase Offer were not to exceed $22.5 million in the aggregate. In the Second Contract Repurchase Offer, USW offered a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. On August 10, 2012, $22.5 million was paid for the principal and accrued interest of the repurchased notes.
Selection and Notice

If less than all of the notes or such Other Pari Passu Obligations are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis or by lot or similar method (and in the case of global notes, in accordance with the procedures of DTC), unless otherwise required by law or applicable stock exchange requirements; provided, that no notes of $1.00 or less shall be purchased or redeemed in part.
Notices of redemption will be mailed by first class mail (or transmitted otherwise in accordance with the procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed.
A new note in principal amount equal to the unpurchased or unredeemed portion of the original note purchased or redeemed in part will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain Covenants
Maximum Capital Expenditures
USW LLC and its Restricted Subsidiaries will not allow aggregate Capital Expenditures in any one fiscal year (which amount shall be prorated in the case of the first fiscal year following the Issue Date) to exceed $4.0 million per fleet of fracturing equipment (the “Capex Limit”); provided that, to the extent the aggregate Capital Expenditures in any one fiscal year are less than the Capex Limit, then USW LLC and its Restricted Subsidiaries may carry forward such unused amounts to be applied in subsequent fiscal years; and provided further that (i) anticipated expenditures for new equipment as set forth in the offering memorandum under the heading “Use of Proceeds”, (ii) additional equipment purchases permitted pursuant to clause (15) of the second paragraph under the heading “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (iii) Capital Expenditures made with any Remaining Amounts or the net cash proceeds of any Equity Offering shall not be counted for purposes of the Capex Limit. All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year (or portion thereof), if any, and then to reduce the applicable Capex Limit for the current year.
Restricted Payments
USW will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)declare or pay any dividend or make any other payment or distribution on account of USW LLC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving USW LLC or any of its Restricted Subsidiaries) or to the direct or indirect holders of USW LLC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of USW LLC and other than dividends or distributions payable to USW LLC or a Restricted Subsidiary of USW);
(2)purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving USW LLC) any Equity Interests of USW LLC or any direct or indirect parent of USW LLC (other than Equity Interests of USW LLC held by a Restricted Subsidiary that is a Guarantor);
(3)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of USW or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among USW LLC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or
(4)make any Restricted Investment;
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)USW LLC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable calculation period pursuant to the definition of Fixed Charge Coverage Ratio, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by USW LLC and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:
(a)50% of the Consolidated Net Income of USW LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of USW LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(b)100% of the aggregate net cash proceeds received by USW LLC since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of USW LLC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of USW LLC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of USW LLC); plus
(c)to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus
(d)to the extent that any Unrestricted Subsidiary of USW LLC designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of USW LLC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus
(e)50% of any dividends received by USW LLC or a Restricted Subsidiary of USW LLC that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of USW LLC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of USW LLC for such period; and
(4)USW LLC or any Guarantor and its counterparty or counterparties have executed the Second Fracturing Contract.
Other than with respect to clause (9) below (which for the avoidance of doubt will be allowed to be paid immediately following the Issue Date) so long as (i) USW LLC or any Guarantor and its counterparty or counterparties have executed the Second Fracturing Contract and (ii) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
(1)the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
(2)the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of USW LLC) of, Equity Interests of USW

LLC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to USW LLC; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
(3)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of USW or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of USW LLC or any Restricted Subsidiary of USW LLC held by any former officer, director or employee of USW LLC or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;
(5)the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(6)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of USW LLC or any Restricted Subsidiary of USW LLC issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(7)other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date;
(8)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of USW LLC to the holders of its Equity Interests on a pro rata basis; and
(9)Permitted Parent Payments; provided that notwithstanding anything to the contrary contained herein, payments described in clause (1) of the definition of Permitted Parent Payments will be permitted to be made regardless of whether a Default or Event of Default has occurred and is continuing or would be caused thereby;
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by USW LLC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of USW LLC whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million. For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, USW may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.
Incurrence of Indebtedness and Issuance of Preferred Stock
USW will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and USW LLC will not issue any Disqualified Stock and will not permit any of USW Finance or any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that USW may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt), issue Disqualified Stock or issue preferred stock, if the Fixed Charge Coverage Ratio for USW LLC and the Guarantors on a consolidated basis on the day immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of the applicable calculation period pursuant to the definition of Fixed Charge Coverage Ratio.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)the incurrence by USW LLC and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of USW and its Restricted Subsidiaries thereunder) not to exceed $7.5 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by USW or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;
(2)the incurrence by USW and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and the exchange of notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement (other than any additional notes) and any increases in the principal amount of the notes (whether issued on the Issue Date or thereafter) as a result of a PIK Payment;
(3)the incurrence by USW LLC and its Restricted Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clauses (1) and (2));
(4)the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of USW LLC or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $2.5 million at any time outstanding;
(5)the incurrence by USW LLC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (15) of this paragraph;
(6)the incurrence by USW LLC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among USW and any of its Restricted Subsidiaries; provided, however, that:
(a)if USW LLC or any Guarantor is the obligor on such Indebtedness and the payee is not USW LLC or a Guarantor, such Indebtedness (i) must be evidenced by a promissory note which note shall be pledged to the Collateral Agent in favor of the holders of notes, subject to the terms of the Intercreditor Agreement and (ii) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of USW, or the Note Guarantee, in the case of a Guarantor; and
(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than USW LLC or a Restricted Subsidiary of USW LLC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either USW LLC or a Restricted Subsidiary of USW LLC
(c)will be deemed, in each case, to constitute an incurrence of such Indebtedness by USW LLC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)the issuance by any of USW LLC’s Restricted Subsidiaries to USW LLC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a)any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than USW LLC or a Restricted Subsidiary of USW LLC; and
(b)any sale or other transfer of any such preferred stock to a Person that is not either USW LLC or a Restricted Subsidiary of USW LLC, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
(8)the incurrence by USW LLC or any of its Restricted Subsidiaries of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) in the ordinary course of business solely for the purpose of limiting:
(a)interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant;
(b)exchange rate risk with respect to any currency exchange;
(c)commodity risk; or
(d)any combination of the foregoing;
(9)(a) the Guarantee by USW LLC or any of the Guarantors of Indebtedness of a Restricted Subsidiary of USW LLC so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or
(b)the Guarantee by a Restricted Subsidiary of USW LLC of Indebtedness of USW LLC or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;
provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Note Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(10)the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation, general liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;
(11)the incurrence by USW LLC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
(12)the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary in accordance with the terms of the Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by USW LLC and its Restricted Subsidiaries in connection with such disposition;
(13)the incurrence by USW LLC and its Restricted Subsidiaries of letters of credit in the ordinary course of business;

(14)the incurrence by USW LLC or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $2.0 million; and
(15)the incurrence by USW LLC or any of the Guarantors of Indebtedness not to exceed $35.0 million in aggregate principal amount; provided that (i) such Indebtedness is used by USW or any Guarantor solely for the purpose of acquiring equipment and (ii) such Indebtedness is only incurred subsequent to USW or a Guarantor entering into a Third Fracturing Contract.
The Indenture will provide that USW LLC will not incur, and will not permit USW Finance or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of USW LLC, USW Finance or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of USW LLC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, USW LLC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. With respect to the issuance of Disqualified Stock or shares of preferred equity permitted pursuant the first paragraph of this covenant or clause (7) of the second paragraph of this covenant, USW LLC will be permitted to classify such issuance of Disqualified Stock or shares of preferred equity, or later reclassify all or a portion of such issuance of Disqualified Stock or shares of preferred equity, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment (without duplication) is included in Fixed Charges of USW as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that USW or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)the Fair Market Value of such assets at the date of determination; and
(b)the amount of the Indebtedness of the other Person.
Liens
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Subsidiaries

USW LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to USW LLC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to USW LLC or any of its Restricted Subsidiaries;
(2)make loans or advances to USW LLC or any of its Restricted Subsidiaries; or
(3)sell, lease or transfer any of its properties or assets to USW LLC or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Board of Directors);
(2)the Indenture, the notes, the Note Guarantees and the Security Documents;
(3)applicable law, rule, regulation or order;
(4)any instrument governing Indebtedness or Capital Stock of a Person acquired by USW LLC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
(5)customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
(6)purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
(7)with respect to a Restricted Subsidiary, any agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by “—Repurchase at the Option of Holders—Asset Sales” that imposes such encumbrance or restriction pending the closing of such sale or disposition;
(8)Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, renewed, refunded, refinanced, defeased or discharged (as determined in good faith by the Board of Directors of USW LLC);
(9)Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(10)provisions limiting the disposition or distribution of assets or property or equity interests in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of

USW LLC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(11)restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and
(12)any instrument governing Indebtedness of a Foreign Subsidiary; provided, that such Indebtedness was permitted by the terms of the Indenture to be incurred.
Merger, Consolidation or Sale of Assets
USW LLC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not USW is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of USW LLC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)either: (a) USW LLC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than USW LLC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than USW LLC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of USW LLC under the notes, the Indenture, the Registration Rights Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;
(3)immediately after such transaction, no Default or Event of Default exists;
(4)USW LLC or the Person formed by or surviving any such consolidation or merger (if other than USW), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable calculation period set forth in the definition of Fixed Charge Coverage Ratio, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(5)the Trustee has received an Opinion of Counsel and Officers’ Certificate to the effect that such transaction complies with the foregoing.
This “Merger, Consolidation or Sale of Assets” covenant will not apply to:
(1)a merger of USW LLC with an Affiliate solely for the purpose of reincorporating USW LLC in another jurisdiction; or
(2)any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among USW LLC and its Restricted Subsidiaries.
In addition, USW LLC will not directly or indirectly lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.
Transactions with Affiliates
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any arms-length transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of USW LLC (each, an “Affiliate Transaction”), unless:
(1)the Affiliate Transaction is on terms that are not less favorable to USW LLC or the relevant Restricted Subsidiary (as determined in good faith by the Board of Directors of USW LLC) than those that would have been obtained in a comparable transaction by USW LLC or such Restricted Subsidiary with an unrelated Person; and
(2)USW LLC delivers to the Trustee:
(a)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of USW LLC set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of USW LLC; and
(b)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to USW LLC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)any employment, service, termination or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by USW LLC or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(2)transactions between or among USW LLC and/or its Restricted Subsidiaries;
(3)transactions with a Person (other than an Unrestricted Subsidiary of USW LLC) that is an Affiliate of USW LLC solely because USW LLC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)the payment of reasonable directors’ fees, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of USW LLC and its Restricted Subsidiaries, in each case in the ordinary course of business and approved by the Board of Directors;
(5)any issuance of Equity Interests (other than Disqualified Stock) of USW LLC to Affiliates of USW LLC;
(6)Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments”;
(7)transactions effected pursuant to agreements in effect on the Issue Date and described in this offering memorandum and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not less favorable to USW LLC, any Restricted Subsidiary or the holders, taken as a whole, than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of USW LLC);
(8)loans or advances to employees in the ordinary course of business not exceed $1.0 million in the aggregate at any one time outstanding; and
(9)purchases of the units by Affiliates of USW LLC.
Business Activities
USW LLC will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to USW LLC and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If USW LLC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then USW LLC will (1) cause that newly acquired or created Domestic Subsidiary to (a) execute a supplemental Indenture pursuant to which it becomes a Guarantor and (b) execute an amendment to the Registration Rights Agreement pursuant to which it becomes subject to the obligations of a Guarantor thereunder, (2) cause the newly acquired or created Domestic Subsidiary to execute and deliver to the Trustee and the Collateral Agent amendments to the Security Documents or additional Security Documents and the Intercreditor Agreement and take such other action as may be necessary to grant to the Collateral Agent, for the benefit of the holders, a perfected Lien in the assets other than Excluded Assets of such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdiction or such other actions as may be required by the Security Documents, (3) cause that newly acquired or created Domestic Subsidiary to take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the holders a perfected Lien in the assets other than Excluded Assets of such new Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdiction as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent, (4) cause that newly acquired or created Domestic Subsidiary to take such further action and execute and deliver such other documents reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing, and (5) deliver an opinion of counsel with respect to the foregoing reasonably satisfactory to the Trustee, in each case, within 30 Business Days of the date on which the Domestic Subsidiary was acquired or created.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of USW LLC may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or Person that becomes a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by USW LLC and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by USW LLC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of USW LLC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
Any designation of a Subsidiary of USW LLC as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of USW LLC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” USW LLC will be in default of such covenant. The Board of Directors of USW LLC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of USW LLC; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of USW LLC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Impairment of Security Interest
Subject to the Intercreditor Agreement, none of USW LLC, USW Finance or any of the Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the Indenture. None of USW LLC, USW Finance or any of the Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Lien Obligations and any other Obligations which are secured by a Permitted Lien that is senior to the Lien securing the Second Lien Obligations, the notes and the Security Documents, unless such agreement permits USW LLC, USW Finance or such of the Restricted Subsidiary to first repay, or offer to repay, First Lien Obligations and the notes.
Real Estate Mortgages and Filings
With respect to any real property other than Excluded Real Property (individually and collectively, the “Premises”) owned by USW or a Domestic Subsidiary (other than Unrestricted Subsidiaries) on the Issue Date and with respect to any such property to be acquired by USW or a Domestic Subsidiary (other than Unrestricted Subsidiaries) after the Issue Date (within 90 days of the acquisition thereof):
(1)USW LLC shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, duly executed by USW LLC, USW Finance or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;
(2)USW LLC shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the trustee and the holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with customary endorsements, coinsurance and reinsurance typical for the applicable jurisdiction and accompanied by evidence of the payment in full of all premiums thereon;
(3)USW LLC shall deliver to the Collateral Agent, to the extent provided to any First Lien Agent, with respect to each of the covered Premises, the most recent survey of such Premises prepared on or on behalf of USW LLC, together with either (i) an updated survey certification in favor of the trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from USW LLC stating that there has been no change sufficient for the title insurance company to remove all standard survey exceptions and issue the customary endorsements; and
(4)USW LLC shall deliver to the Collateral Agent an opinion(s) of counsel of USW LLC confirming that the Mortgages and Security Documents create a perfected Lien on the Premises purported to be covered by the related mortgage, which shall be from local counsel in each state where a Premises is located covering the enforceability of the relevant Mortgages the grant and perfection of security interests, the payment of recording taxes, if any, and other customary matters;
in each case, using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.
Leasehold Mortgages and Filings; Landlord Waivers
USW LLC and its Domestic Subsidiaries (other than any Unrestricted Subsidiary) shall use commercially reasonable efforts to deliver Mortgages with respect to USW LLC’s leasehold interests in any premises material to the business taken as a whole (the “Leased Premises”) (other than Excluded Real Property) occupied by USW LLC or such Domestic Subsidiary (other than any Unrestricted Subsidiary) pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”) in each case using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.
With respect to any leasehold Mortgage delivered pursuant to the immediately preceding paragraph, USW LLC or the applicable Subsidiary shall provide to the Trustee all of the items described in clauses (2), (3) and (4) of “Certain Covenants—Real Estate Mortgages and Filings” above and in addition shall use their respective commercially reasonable efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent, subject to its reasonable satisfaction of the form thereof.
Each of USW LLC and each of its Domestic Subsidiaries that is a lessee of, or becomes a lessee of, real property (other than Excluded Real Property) material to the business, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, in the form reasonably acceptable to the Collateral Agent executed by the lessor of such real property (other than Excluded Real Property); provided, that in the case where such lease is a lease in existence on the Issue Date, USW LLC or its Domestic Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement.
Restrictions on Activities of USW Finance
USW Finance will not hold any material assets, become liable for any material obligations or engage in any significant business activities other than those related to its activities as a co-issuer of the notes; provided that USW Finance may, (1) be a co-obligor or guarantor with respect to Indebtedness (including any Indebtedness and other obligations under Credit Facilities) if USW LLC is an obligor or guarantor on such Indebtedness and the net proceeds of such Indebtedness are received by USW LLC or one or more Guarantors, (2) become subject to obligations imposed by operation of law, (3) maintain administrative employees and functions incidental to its existence, including without limitation customary indemnification of officers and directors, and (4) take any action required by any regulatory body. At any time after USW LLC becomes a corporation, USW Finance may consolidate or merge with or into USW LLC or any Restricted Subsidiary of USW LLC.
Advances to Subsidiaries
All advances to Restricted Subsidiaries made by USW after the Issue Date will be evidenced by intercompany notes in favor of USW LLC. These intercompany notes will be pledged pursuant to the Security Documents as Collateral to secure the notes. Each intercompany note will be payable upon demand and will be subordinated in right of payment to all existing Senior Debt of the Restricted Subsidiary to which the loan is made. “Senior Debt” of Subsidiaries for the purposes of the intercompany notes will be defined as all Indebtedness of the Restricted Subsidiaries that is not specifically by its terms made pari passu with or junior to the intercompany notes.
USW LLC will not permit any Restricted Subsidiary in respect of which USW is a creditor by virtue of an intercompany note to incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Restricted Subsidiary and senior in any respect in right of payment to any intercompany note.
Further Assurances
USW shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. In addition, USW shall, and shall cause each Guarantor to, at its sole cost and expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Further, from time to time, USW LLC will reasonably promptly secure the obligations under the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. USW LLC shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this covenant. The Collateral Agent shall not have any obligation to request the documents referred to in this covenant.
Reports
So long as any notes are outstanding and until such time as USW is obligated to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, USW will furnish to the holders of notes and the Trustee, and make available on a publicly available website, within the time periods specified in the SEC’s rules and regulations:

(1)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if USW LLC were required to file such reports; and
(2)all current reports that would be required to be filed with the SEC on Form 8-K if USW LLC were required to file such reports.
Upon request by USW, the Trustee shall transmit such reports to the Holders (or DTC, as long as the notes are held in global form).
Notwithstanding the foregoing, no such reports shall be required to comply with sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307 and 308 of Regulation S-K under the Securities Act.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on USW LLC’s consolidated financial statements by USW LLC’s independent registered public accounting firm. From and after the date of consummation of the exchange offer contemplated by the Registration Rights Agreement or such date that USW is required to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, USW LLC will file a copy of each report required to be filed with the SEC and will post such reports on its website within those time periods.
If, at any time following the consummation of the exchange offer contemplated by the Registration Rights Agreement, USW is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, USW will nevertheless continue filing the reports specified in the preceding paragraph of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. USW will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept USW’s filings for any reason, USW LLC will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if USW were required to file those reports with the SEC.
USW LLC will hold a quarterly conference call for the holders of the notes, prospective purchasers and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information.
If USW LLC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of USW LLC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of USW.
In addition, USW agrees that, for so long as any of the notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
Each of the following is an “Event of Default”:
(1)default for 30 days in the payment when due of interest on with respect to, the notes;
(2)default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;
(3)failure by USW or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,”“—Repurchase at the Option of Holders—Excess Cash Offer,” “—Repurchase at the Option of Holders—Second Fracturing Contract,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”
(4)failure by USW or any of its Restricted Subsidiaries for 30 days after notice to USW LLC by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”
(5)failure by USW or any of its Restricted Subsidiaries for 60 days after notice to USW LLC by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents;
(6)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by USW or any of its Restricted Subsidiaries (or the payment of which is guaranteed by USW or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a)is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(b)results in the acceleration of such Indebtedness prior to its stated maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;
(7)failure by USW or any of its Restricted Subsidiaries to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;
(8)except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;
(9)(x) any Security Document at any time for any reason shall cease to be in full force and effect in all material respects, except as expressly provided therein; (y) any Security Document ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to any Collateral having a Fair Market Value in excess of $1.0 million, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document or the Indenture; or (z) USW or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Security Document; and
(10)certain events of bankruptcy or insolvency described in the Indenture with respect to USW LLC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to USW LLC, any Restricted Subsidiary of USW LLC that is a Significant Subsidiary or any group of Restricted Subsidiaries of USW LLC that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the Indenture and the Security Documents relating to the duties of the Trustee and the Collateral Agent, in case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under the Indenture or any Security Document at the request or direction of any holders of notes unless such holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:
(1)such holder has previously given the Trustee notice that an Event of Default is continuing;
(2)holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;
(3)such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of all of the holders of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium on the notes.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of USW with the intention of avoiding payment of the premium that USW would have had to pay if USW then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2015, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of USW with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2015, then the premium otherwise required to be paid under “—Optional Redemption” above will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.
USW LLC is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, USW LLC is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator or stockholder or member or other owner of capital stock or membership interests of USW or any Guarantor, as such, will have any liability for any obligations of USW or the Guarantors under the notes, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
USW may at any time, at the option of the Board of Directors of USW LLC evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:
(1)the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest or premium on, such notes when such payments are due from the trust referred to below;

(2)USW’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee, and USW’s and the Guarantors’ obligations in connection therewith; and
(4)the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, USW may, at its option and at any time, elect to have the obligations of USW and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)USW must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and USW must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, USW must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) USW has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, USW must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any Lien securing such borrowing);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture, the notes, the Note Guarantees and the Security Documents) to which USW LLC or any of its Subsidiaries is a party or by which USW or any of its Subsidiaries is bound;
(6)USW must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by USW with the intent of preferring the holders of notes over the other creditors of USW or with the intent of defeating, hindering, delaying or defrauding any creditors of USW or others; and

(7)USW must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next three succeeding paragraphs, the Indenture or the notes or the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees or the Security Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):
(1)reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or the notice provisions related thereto);
(3)reduce the rate of or change the time for payment of interest, including default interest, on any note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);
(5)make any note payable in money other than that stated in the notes;
(6)make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, on the notes;
(7)waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);
(8)release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;
(9)make any change in the preceding amendment and waiver provisions; or
(10)make any change in the ranking or priority of the notes.
In addition, any amendment to, or waiver of, the provisions of the Indenture, any Security Document or the Intercreditor Agreement that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes or subordinating Liens securing the notes (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.
Notwithstanding the preceding, without the consent of any holder of notes, USW, the Guarantors and the Trustee may amend or supplement the Indenture, the notes, the Note Guarantees or the Security Documents:
(1)to cure any ambiguity, defect or inconsistency;
(2)to provide for uncertificated notes in addition to or in place of certificated notes;

(3)to provide for the assumption of USW’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of USW’s or such Guarantor’s assets, as applicable;
(4)to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;
(5)to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6)to conform the text of the Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the notes;
(7)to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;
(8)to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes and to release any Guarantor from its Note Guarantee in accordance with the terms of the Indenture;
(9)to make, complete or confirm any grant of Collateral permitted or required by the Indenture, the Intercreditor Agreement or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture, the Intercreditor Agreement or any of the Security Documents;
(10)if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture, the Security Documents or the Intercreditor Agreement;
(11)to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or the Collateral Agent;
(12)to comply with the rules of any applicable securities depositary;
(13)to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of any agreement that is not prohibited by the Indenture; or
(14)in the event that any new notes are issued in certificated form after the PIK Payment, to make appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated notes and establish minimum redemption amounts for such certificated notes.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent. The consent of the holders is also not necessary for amendment, waiver or other modification described in the paragraph under the heading “Intercreditor Agreement—Amendments to Collateral Documents.”
For the avoidance of doubt, the determination of whether any amendment, supplement or waiver has been consented to shall, where applicable, include any additional notes that have been issued under the Indenture so long as the additional notes have been issued on or prior to the applicable record date.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)either:

(a)all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to USW, have been delivered to the Trustee for cancellation; or
(b)all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and USW or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, interest and premium and accrued interest to the date of maturity or redemption;
(2)no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which USW or any Guarantor is a party or by which USW or any Guarantor is bound;
(3)USW or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4)USW has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
In addition, USW must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the Trustee becomes a creditor of USW or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or expressly assumed in connection with the acquisition of assets from any such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary.
“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, as determined by USW LLC, with respect to any note on any redemption date, the greater of:
(1)1.0% of the principal amount of the note; or
(2)the excess of:
(a)the present value at such redemption date of (i) the redemption price of the note at February 15, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)the principal amount of the note.
“Asset Sale” means:
(1)the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of USW LLC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and
(2)the issuance of Equity Interests in any of USW LLC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;
(2)a transfer of assets between or among USW LLC and its Restricted Subsidiaries;
(3)an issuance or sale of Equity Interests by a Restricted Subsidiary of USW LLC to USW LLC or to a Restricted Subsidiary of USW LLC;
(4)the sale or lease of products, inventory, equipment, real property, services or accounts receivable or the licensing or lease, assignment or sub-lease of any real or personal property in the ordinary course of business and any sale or other disposition of damaged, no longer useful, worn-out or obsolete assets in the ordinary course of business;
(5)the sale or other disposition of cash or Cash Equivalents;
(6)a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;
(7)the granting of Permitted Liens; and

(8)the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (other than a right conditioned on the occurrence of events or circumstances outside such person’s control). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function. “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Asset” shall mean, with respect to any person, all equipment, fixed assets and real property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by USW LLC and its Restricted Subsidiaries during such period for the acquisition of Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding expenditures made in connection with the replacement, substitution or restoration of property or other purposes (except repayment of Indebtedness) permitted under the heading “Certain Covenants–Repurchase at the Option of Holders–Asset Sales.” For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:
(1)United States dollars;
(2)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities, unless such securities are deposited to defease any debt, of not more than one year from the date of acquisition;
(3)certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million, in the case of United States banks, and $100.0 million (or the non-U.S. equivalent), in the case of non-United States banks, and, in each case, whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;
(6)securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;
(7)marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of acquisition; and
(8)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of USW LLC and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act) other than a Permitted Holder;
(2)the adoption of a plan relating to the liquidation or dissolution of USW LLC;
(3)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of USW LLC, measured by voting power rather than number of shares;
(4)the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of USW LLC (measured by voting power rather than number of shares) than is at the time Beneficially Owned (measured on the same basis) by the Permitted Holders in the aggregate; or
(5)after an initial public offering of USW LLC, the first day on which a majority of the members of the Board of Directors of USW LLC are not Continuing Directors.
“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(5)fees and costs (including transaction fees, attorneys’ fees and other professional costs) incurred in connection with the issuance of the notes and any Credit Facilities permitted hereunder; minus
(6)non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:
(1)the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
(2)the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included therein;
(3)the cumulative effect of a change in accounting principles;
(4)any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(5)the Net Income of any Flow Through Entity that consists of Permitted Tax Distributions in each case, will be excluded.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of USW LLC who:
(1)was a member of such Board of Directors on the Issue Date; or

(2)was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Facilities” means, one or more debt facilities, indentures or commercial paper facilities entered into on or after the Issue Date, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, bonds, notes or other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Credit Facilities Documents” means the “Loan Documents” as such term is defined in any Credit Facilities or any similar term defined in any initial or subsequent replacement, refunding or refinancing thereof.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Determination Date” means each March 31 and September 30, beginning on March 31, 2013.
“Discharge of First Lien Priority Obligations” means that (a) all of such First Lien Priority Obligations (other than contingent indemnification obligations not yet due and payable, and undrawn letters of credit, cash management and other bank product obligations) have been indefeasibly paid, performed or discharged in full (with all such First Lien Priority Obligations consisting of monetary or payment (including reimbursement) obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such First Lien Priority Obligations, (c) any and all undrawn letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned (or cash collateralized) in accordance with the terms of such documents, and (d) all cash management and other bank product obligations have been indefeasibly paid in full in cash or cash collateralized (up to but not in excess of the amount of any relevant bank product reserve).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require USW LLC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that USW LLC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that USW LLC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Restricted Subsidiary of USW LLC that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DTC” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business day preceding the Second Contract Payment Date and (2) securities representing an interest or interest in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act as investing exclusively in direct obligations of the United States of America.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale either (1) of Equity Interests of USW LLC (other than Disqualified Stock and other than to a Subsidiary of USW LLC) by USW LLC or (2) of Equity Interests of a direct or indirect parent entity of USW LLC (other than to USW LLC or a Subsidiary of USW LLC) to the extent that the net proceeds therefrom are contributed to the common equity capital of USW LLC.
“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A., as escrow agent under the Escrow Agreement, or any successor escrow agent as set forth in the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement, dated as of February 21, 2012, among USW, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.
“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding, the undrawn amount of all outstanding letters of credit and reimbursement obligations that are in excess of the First Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans, letters of credit, and reimbursement obligations described in clause (a) of this definition.
“Excess Second Lien Obligations” means the sum of (a) the portion of the principal amount of the notes in excess of the Second Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Existing Indebtedness” means any Indebtedness of USW LLC and its Subsidiaries (other than Indebtedness under the notes and the Note Guarantees) in existence on the Issue Date, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party and in the case of any transaction involving aggregate consideration in excess of $5.0 million, determined in good faith by the Board of Directors of USW (unless otherwise provided in the Indenture).
“First Contract Replacement” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be another contract or series of contracts with Antero Resources Appalachian Corporation); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC's Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc., or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.
“First Lien Agent” means the administrative agent or collateral agent under the First Lien Documents, and any of its respective successors or assigns and any initial or successor administrative agent or collateral agent under any subsequent First Lien Documents.
“First Lien Cap” means, at any time:
(1)with respect to Indebtedness permitted to be incurred under clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the sum of:
(a)the permitted amount of such Indebtedness; plus
(b)$2.5 million, solely for DIP Financings; and

(2)with respect to Indebtedness permitted to be incurred under clause (15) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the permitted amount of such Indebtedness.
“First Lien Creditors” means the lenders, the issuers of letters of credit under the First Lien Documents and any other holders of First Lien Obligations.
“First Lien Documents” means (a) any Credit Facilities evidencing or governing First Lien Obligations, the First Lien Security Documents and each of the other agreements, documents or instruments under any such Credit Facility and (b) any other related documents or instruments executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any Obligations thereunder.
“First Lien Obligations” means, collectively, (i) all Obligations arising under a Credit Facility and related First Lien Documents and any other Indebtedness incurred pursuant to such Credit Facility and related First Lien Documents to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Credit Facility described above, (iii) all Hedging Obligations, cash management obligations and similar bank product obligations of USW and the Guarantors to the extent that such obligations are secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith and (iv) all Obligations arising under agreements evidencing Indebtedness permitted to be incurred under clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” and related loan documents that create a lien securing such Obligations.
“First Lien Priority Obligations” means all First Lien Obligations exclusive of the Excess First Lien Obligations, which Excess First Lien Obligations will be excluded from (and will not constitute) First Lien Priority Obligations.
“First Lien Security Agreement” means each collateral document, mortgage, pledge or similar agreement or guaranty entered into following the Issue Date, among USW and the Guarantors in favor of the First Lien Agent, as amended or supplemented from time to time in accordance with its terms.
“First Lien Security Documents” means the First Lien Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person the ratio of (i) the Consolidated Cash Flow of such Person for the most recently ended full fiscal quarter for which internal financial statements are available prior to such date of determination to (ii) the Fixed Charges of such Person for such period.
In the event that USW or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by USW or any Restricted Subsidiary during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in the Consolidated Cash Flow resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into USW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposal of operations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of USW LLC and may include pro forma expense and cost reductions for such period resulting from such transaction that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto or (b) have been realized, for which substantially all the steps necessary for realization have been taken at the time of determination or are reasonably expected to be taken within 180 days immediately following any such transaction, including, but not limited to, the execution, termination, renegotiation or modification of any contracts or the termination of any personnel, as applicable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of USW LLC to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as USW LLC may designate.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, but excluding amortization of debt issuance costs, original issue discount and non-cash interest payments related (i) to Indebtedness incurred on or prior to the date of the Indenture and (ii) Indebtedness incurred in connection with the issuance of the notes and any Credit Facilities permitted under the Indenture; plus the net effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4)the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of USW LLC (other than Disqualified Stock) or to USW LLC or a Restricted Subsidiary of USW LLC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a Flow Through Entity, the Presumed Tax Rate), expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

‘‘Flow Through Entity’’ means an entity that is treated as a partnership not taxable as a corporation, a grantor trust, a disregarded entity, an ‘‘S’’ corporation or a qualified subchapter ‘‘S’’ subsidiary for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.
“Foreign Subsidiary” means any Restricted Subsidiary of USW LLC that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
“Government Securities” means securities that are
(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means (1) each Domestic Subsidiary of USW LLC on the date of the Indenture, and (2) each other Domestic Subsidiary of USW LLC that executes a Note Guarantee in accordance with the provisions of the Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case not entered into for speculative purposes.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
“Intercreditor Agreement” means any intercreditor agreement that is entered into on or following the Issue Date, among the trustee, the Collateral Agent, the First Lien Agent, USW and the Guarantors, and the other signatories thereto, as the same may be amended, supplemented, restated or modified from time to time.
“Investments ” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If USW LLC or any Subsidiary of USW LLC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of USW LLC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of USW LLC, USW LLC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of USW LLC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by USW LLC or any Subsidiary of USW LLC of a Person that holds an Investment in a third Person will be deemed to be an Investment by USW LLC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means the date of the original issuance of the notes initially issued under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages ” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on USW LLC’s and its Restricted Subsidiaries’ properties and interests, Premises and/or the Leased Premises (other than Excluded Real Property) to secure the notes.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(2)any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds received by USW LLC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such non cash consideration, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes paid or payable as a result thereof, including Permitted Tax Distributions (after taking into account any available tax credits or deductions and any tax sharing arrangements), (2) amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Net Working Capital” means (1) all current assets of USW LLC and its Restricted Subsidiaries, minus (2) all current liabilities of USW LLC and its Restricted Subsidiaries, except current liabilities included in Indebtedness.
“Non-Recourse Debt” means Indebtedness:
(1)as to which neither USW LLC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of USW LLC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3)as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of USW LLC or any of its Restricted Subsidiaries.
“Note Guarantee” means the Guarantee by each Guarantor of USW’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Officers’ Certificate” means a certificate signed on behalf of USW by two officers of USW LLC, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of USW LLC that meets the requirements set forth in the Indenture.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to USW LLC or any Subsidiary of USW LLC.
“Other Pari Passu Obligations” means any Indebtedness (i) ranking pari passu in right of payment with the notes and (ii) not secured by any Lien on the Collateral that ranks senior in priority to any Lien on the Collateral held by the Collateral Agent for the benefit of the Second Lien Creditors.
“Permitted Business” means a business in which USW and its Restricted Subsidiaries were engaged or proposed to be engaged on the date of the Indenture, as described in the offering memorandum, and any business similar, reasonably related, incidental, ancillary or complementary thereto.
“Permitted Holder” means each of (a)(i) Joel Broussard, (ii) Daniel T. Layton; (iii) Donald E. Stevenson; (iv) Leonard E. Travis; (v) Edward S. Self III; and (vi) Jeffrey McPherson; (b) any Beneficial Owner of the preferred stock of USW as of the Issue Date; and (c) any Related Party of any one or more of the Persons listed in clause (a) above.
“Permitted Investments” means:
(1)any Investment in USW LLC or in a Restricted Subsidiary of USW LLC that is a Guarantor;

(2)any Investment in Cash Equivalents;
(3)any Investment by USW LLC or any Restricted Subsidiary of USW LLC in a Person, if as a result of such Investment:
(a)such Person becomes a Restricted Subsidiary of USW LLC and a Guarantor; or
(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, USW LLC or a Restricted Subsidiary of USW LLC that is a Guarantor;
(4)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Asset Sale constituted Collateral;
(5)any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of USW LLC;
(6)any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of USW LLC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(7)Investments represented by Hedging Obligations;
(8)loans or advances to employees, directors, officers, and consultants made in the ordinary course of business of USW LLC or any Restricted Subsidiary of USW LLC in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
(9)repurchases of the notes;
(10)any Investment existing on the date of the Indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
(11)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and
(12)other Investments in any Person other than an Affiliate of USW LLC having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $1.0 million.
“Permitted Liens” means:
(1)Liens on assets of USW LLC or any of its Restricted Subsidiaries securing First Lien Obligations that were permitted to be incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(2)Liens in favor of USW LLC or the Guarantors;
(3)Liens on property of a Person existing at the time such Person is, or all or substantially all of the assets of such Person are, acquired by, merged with or into or consolidated with USW LLC or any Subsidiary of USW LLC; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with USW LLC or the Subsidiary;

(4)Liens on property (including Capital Stock) existing at the time of acquisition of the property by USW LLC or any Subsidiary of USW LLC; provided, that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition and do not extend to any property other than the property acquired by USW LLC or such Subsidiary;
(5)Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(6)Liens to secure Indebtedness, mortgage financings or purchase money obligations or Capital Lease Obligations permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;
(7)Liens existing on the Issue Date;
(8)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(9)Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(10)survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(11)Liens created for the benefit of (or to secure) the notes (or the Note Guarantees) including, for the sake of clarity, any additional notes permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(12)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
(a)the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(13)pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(14)Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;
(15)Liens incurred in the ordinary course of business of USW LLC or any Subsidiary of USW LLC with respect to obligations that do not exceed $2.0 million at any one time outstanding; and

(16)Liens securing indebtedness incurred pursuant to clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”
‘‘Permitted Parent Payments’’ means, without duplication as to amounts:
(1)Permitted Tax Distributions; and
(2)general corporate overhead expenses of such direct or indirect parent, including (a) bona fide franchise taxes and (b) legal, accounting and administrative fees and expenses, in each case to the extent such fees and expenses are attributable to the ownership or operation of USW LLC and its Restricted Subsidiaries (provided that for so long as such direct or indirect parent entity owns no assets other than the Capital Stock in USW LLC or another direct or indirect parent entity of USW LLC, such fees and expenses shall be deemed for purposes of this clause (2) to be so attributable to such ownership or operation); provided that the amounts in subclause (b) shall not exceed $200,000 in any year.
“Permitted Refinancing Indebtedness” means any Indebtedness of USW or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of USW or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)such Permitted Refinancing Indebtedness has a final maturity date that is equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)such Indebtedness is incurred either by USW or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
‘‘Permitted Tax Distributions’’ means:
(1)with respect to each taxable year or portion thereof that USW LLC qualifies (or any predecessor in interest qualified) as a Flow Through Entity, the distribution, prior to each estimated payment date for such taxable year, as well as prior to the due date for the filing of the income tax return and the payment of income taxes for such taxable year (without regard to extensions), by USW LLC to the holders of Equity Interests of USW LLC (or, if any of them are themselves a Flow Through Entity, the holders of the Equity Interests of such Flow Through Entity) of an amount equal to the product of (x) the amount of aggregate net taxable income of USW LLC allocated to such holders for such period and (y) the Presumed Tax Rate for such period; provided that to the extent that the aggregate net taxable income of USW LLC for a taxable year actually reported to the holders of such Equity Interests is less than the aggregate net taxable income assumed in calculating such amount for a taxable year, an amount equal to the product of such shortfall and the Presumed Tax Rate used in such calculations shall be deducted from the next scheduled Permitted Tax Distributions payable to the holders of such Equity Interests for later years; and

(2)if USW LLC is not a Flow Through Entity and it is a member of an affiliated group filing consolidated or combined returns of which it is not the common parent, the payment by USW LLC to the common parent of such group of the consolidated or combined federal, state and local income taxes payable by the common parent for such group but only to the extent such taxes are attributable to the income or business of USW LLC and, if USW LLC has any Subsidiaries that are taxable as corporations, any of such Subsidiaries; provided that the amount of such payments in any taxable year does not exceed the amount that USW LLC and its corporate Subsidiaries would be required to pay in respect of federal, state and local taxes for such taxable year were USW LLC and such Subsidiaries to pay such taxes separately from any such common parent (as though USW LLC were the common parent of a separate affiliated group filing consolidated or combined returns with respect to the taxable income of USW LLC and such subsidiaries for such period).
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
‘‘Presumed Tax Rate’’ means the highest combined marginal federal, state and local income taxation rates applicable to a resident of Texas, which rate the Chief Financial Officer of USW LLC shall certify in writing to the Trustee on an annual basis.
“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Related Party” means (i) any spouse, family member or relative of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson; (ii) any spouse, family member or relative of any spouse, family member or relative referred to in clause (i) above; (iii) any estate, executor, administrator, committee or beneficiary of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in clause (i) or (ii) above; (iv) any trust for the benefit of any one or more of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in the clause (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business entity in which any one or more of Joel Broussard, Daniel T. Layton, Donald E. Stevenson, Leonard E. Travis, Edward S. Self III or Jeffrey McPherson and/or any Person described in clause (i), (ii), (iii) or (iv) above beneficially holds (directly or indirectly through other Persons described in clause (iii) or (iv) above or this clause (v)) in the aggregate a majority (or more) of the equity or other controlling interests.
“Remaining Amount” means any funds remaining after completion of an Excess Cash Offer or an Asset Sale Offer.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Fracturing Contract” means that certain Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between U.S. Well Services, LLC and Antero Resources Appalachian Corporation.
“Second Lien Cap” means, at any time, the result of (a) the aggregate principal amount of all Indebtedness incurred under the Second Lien Documents from the Issue Date to and including the applicable time of determination in accordance with the terms thereof, minus (b) the aggregate amount of all payments of such principal under such Second Lien Documents as of such time in accordance with the terms thereof (other than any prepayment made with the proceeds of any refinancing, refunding or replacement of any such Indebtedness).
“Second Lien Creditors” means the Trustee, the Collateral Agent, each holder of notes, the beneficiaries of each indemnification obligation under the Indenture, the notes and the Security Documents, and any successor or transferee of any of the foregoing.

“Second Lien Documents” means (a) the Indenture, the notes, the Note Guarantees, the Security Documents and each of the other agreements, documents or instruments evidencing or governing any Second Lien Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Second Lien Obligations” means all Obligations in respect of the notes or arising under the Second Lien Documents or any of them. Second Lien Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Second Lien Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).
“Second Lien Priority Obligations” means all Second Lien Obligations exclusive of the Excess Second Lien Obligations, which Excess Second Lien Obligations will be excluded from (and will not constitute) Second Lien Priority Obligations.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Third Fracturing Contract” means a binding contract or series of binding contracts to provide hydraulic fracturing services to an unrelated exploration and production company or other Person on terms similar to the terms of USW LLC’s existing contract with Antero Resources Appalachian Corporation (which, for the avoidance of any doubt, may be a third contract or series of contracts with Antero Resources Appalachian Corporation or an amendment to the existing contract with Antero Resources Appalachian Corporation so long as it provides for additional stages per year on the terms set forth herein); provided that the contract or series of contracts must (i) have a term of at least twenty-four months, (ii) provide for Consolidated Cash Flow of $15.0 million over the first four full fiscal quarters after the date of the contract(s) and Consolidated Cash Flow of $15.0 million over the consecutive four fiscal quarters thereafter, and (iii) have a minimum ratio of Consolidated Cash Flow to Utilized Hydraulic Horsepower of $560.0 over the first four full fiscal quarters after the date of the contract(s) and over the consecutive four fiscal quarters thereafter (as determined in good faith by USW LLC's Board of Directors). Additionally, the exploration and production company must have a corporate credit rating at or better than B-, B3 or its equivalent, as designated by S&P, Moody’s, Fitch Ratings Inc., or any other nationally recognized credit rating agency with the exception of Mountaineer Keystone, LLC.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that, if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.
“Unrestricted Subsidiary” means any Subsidiary of USW LLC, other than USW Finance that is designated by the Board of Directors of USW LLC as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)has no Indebtedness other than Non-Recourse Debt;
(2)except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with USW LLC or any Restricted Subsidiary of USW LLC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to USW LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of USW LLC;
(3)is a Person with respect to which neither USW nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of USW or any of its Restricted Subsidiaries.
“Utilized Hydraulic Horsepower” means the hydraulic horsepower typically and ordinarily used to complete a fracturing stage under the terms of the applicable contract (as determined in good faith by USW LLC’s Board of Directors).
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences relevant to the exchange of the exchange notes for the old notes, but does not purport to be a complete analysis for all potential tax effects. The summary is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of the exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Each holder is encouraged to consult, and depend on, his own tax advisor in analyzing the particular tax consequences of exchanging such holder’s old notes for the exchange notes, including the applicability and effect of any federal, state, local and foreign tax laws.
The exchange of the exchange notes for the old notes will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
The validity of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by Porter Hedges LLP, Houston, Texas, and Garvey Schubert Barr, New York, New York.
EXPERTS
The financial statements of U.S. Well Services, Inc as of December 31, 2011, and for the period from August 18, 2011 (inception) to December 31, 2011, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2011, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION
Prior to the consummation of the exchange offer, we were not required to file periodic reports and other information with the SEC pursuant to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes and the effectiveness of the registration statement on Form S-4 of which this prospectus is a part, we will be subject to the reporting and informational requirements of the Exchange Act.
Any filing that we make with the SEC may be inspected and copied at the public reference room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. In addition, certain reports and other information regarding us will be available on the SEC’s website, http://www.sec.gov. You may also request a copy of such information at no cost, by writing or telephoning us, at the following: U.S. Well Services, LLC, 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, (832) 562-3730.
This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the new notes offered for exchange. Furthermore, statements contained in this prospectus regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the SEC as an exhibit to the registration statement.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2011	F-3
Statement of Operations for the period from August 18, 2011 (predecessor inception) to December 31, 2011	F-4
Statement of Stockholders’ Deficit for the period from August 18, 2011 (predecessor inception) to December 31, 2011	F-5
Statement of Cash Flows for the period from August 18, 2011 (predecessor inception) to December 31, 2011	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2012 (successor) and December 31, 2011 (predecessor)	F-10
Condensed Consolidated Statements of Operations for the three months ended to June 30, 2012 (successor)	F-11
Condensed Consolidated Statements of Operations for the period from February 21, 2012 (date of inception) to June 30, 2012 (successor) and for the period from January 1, 2012 to February 20, 2012 (predecessor)
F-12
Condensed Consolidated Statements of Cash Flows for the period from February 21, 2012 (date of inception) to June 30, 2012 (successor) and for the period from January 1, 2012 to February 20, 2012 (predecessor)
F-13
Condensed Consolidated Statements of Members’ Equity for the period from February 21, 2012 (Inception) to June 30, 2012 (successor) and for the period from January 1, 2012 to February 20, 2012 (predecessor)
F-15
Notes to Condensed Consolidated Financial Statements	F-16

Report of Independent Registered Public Accounting Firm
The Board of Directors
U.S. Well Services, Inc (a Development Stage Company):
We have audited the accompanying balance sheets of U.S. Well Services, Inc. (a Development Stage Company) as of December 31, 2011 and the related statements of operations, stockholders' deficit, and cash flows for the period from August 18, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Well Services, Inc. (a Development Stage Company) as of December 31, 2011, and the results of its operations and its cash flows for the period from August 18, 2011 (inception) to December 31, 2011 in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company is a development stage company and will not be able to meet its obligations and commence operations without additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Houston, Texas
February 14, 2012

U.S. WELL SERVICES, INC.
(a Development Stage Company)

BALANCE SHEET

December 31, 2011
ASSETS
Cash	$—
Total assets	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accrued liabilities	$181,510
Payable to a related party	29,700
Total current liabilities	211,210
Total liabilities	211,210
Commitments and contingencies
Stockholders’ deficit:
Common stock, par $0.001, 10,000 shares authorized, 9,598 shares issued and outstanding.	10
Additional paid-in capital	176,524
Accumulated deficit	(387,744)
Total stockholders’ deficit	(211,210)
Total liabilities and stockholders’ deficit	$—

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC.
(a Development Stage Company)

STATEMENT OF OPERATIONS

August 18, 2011
(inception) to
December 31, 2011
Revenues	$—
Selling, general and administrative expenses	283,729
Other operating expenses	104,015
Loss before income taxes	387,744
Income tax expense	—
Net loss from development stage activities	$387,744

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC.
(a Development Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIT

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Total stockholders' deficit
	Shares	Amount
BALANCE, August 18, 2011 (inception)	3,950	$4	$—	$—	$4
Shares awarded to employees and others	5,648	6	176,524	—	176,530
Deficit accumulated during development stage	—	—	—	(387,744)	(387,744)
BALANCE, December 31, 2011	9,598	$10	$176,524	$(387,744)	$(211,210)

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC.
(a Development Stage Company)

STATEMENT OF CASH FLOWS

August 18, 2011
(inception) to
December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from development stage activities	$(387,744)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation and other share-based payments	176,530
Changes in assets & liabilities:
Accrued liabilities	181,510
Payable to a related party	29,704
Net cash used in operating activities	—

CASH FLOWS FROM INVESTING ACTIVITIES:	—
Net cash from investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of capital stock	—
Net cash from financing activities	—

Net change in cash and cash equivalents	—
Cash at beginning of period	—
Cash at end of period	$—

Supplemental cash flow disclosure:
Non-cash payment in kind for common stock	$4

See accompanying notes to financial statements.

U.S. WELL SERVICES, INC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
U.S. Well Services, Inc. (the "Company," "we," or "USWS") was incorporated in Delaware on August 18, 2011. Since inception, the Company has primarily been involved in start-up activities, including acquiring plant and equipment and securing customer contracts with upstream oil and gas operators to provide well stimulation services, including hydraulic fracturing. The Company’s initial operations are expected to focus on providing services to exploration and production operators in eastern Ohio, West Virginia and Pennsylvania.
The Company had not yet commenced operations as of December 31, 2011. The Company received advances from a shareholder to fund its organizational activities which included sales and marketing activities and the selection and procurement of equipment to be utilized in our operations.
The Company is a development stage enterprise and has yet to generate revenues, positive cash flow or earnings. The Company’s success is dependent on numerous factors including its ability to obtain financing, procure and place into service the necessary equipment, spending on drilling activities by the onshore oil and natural gas industry, particularly on the level of activity for North American oil and natural gas, its ability to maintain reasonable pricing for our services, and its ability to employ a sufficient number of skilled and qualified workers.
Going Concern
These financial statements have been prepared under the assumption that the Company will continue on a going concern basis. As reported in the accompanying financial statements, the Company has an accumulated deficit of $387,744 and a working capital deficiency of $211,210 at December 31, 2011, raising substantial doubt about its ability to continue as a going concern.
As described in Note 6, in November 2011, the Company entered into an agreement for the purchase of equipment at a purchase price of $28,231,000, payable upon notification of completion, prior to shipment.
Management has plans to seek debt and equity capital to provide the funds needed to commence operations and implement its business plan.
The timing and amount of capital requirements, including the ability to raise capital, will depend on a number of factors, including demand for the Company's services and the availability of opportunities for expansion through affiliations and other business relationships. There can be no assurance that we will be able to raise the capital necessary to fund our obligations as they come due.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of deferred tax assets and the valuation of stock-based compensation. Actual results could differ from those estimates.
Income Taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a

U.S. WELL SERVICES, INC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

valuation reserve in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized.
The accounting guidance for income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the “more likely than not” recognition criteria, the accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.
Recently Issued Accounting Pronouncements
We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our results of operations, balance sheet or cash flows.

NOTE 3 - INCOME TAXES
During the period ended December 31, 2011, the Company incurred net losses and, therefore, has no tax liability.
Components of our deferred tax asset and the related valuation allowance are as follows:

Deferred tax asset:
Amortizable start up costs	$135,710
Valuation allowance	(135,710)
Net deferred tax asset	$—
At December 31, 2011, we had $387,744 of amortizable start-up costs that can be amortized over fifteen years beginning on the date that the Company begins operations. We are not able to conclude that it is more likely than not that we will be able to realize the deferred tax asset and as such have provided a full valuation allowance.

NOTE 4 - SHARE-BASED AWARDS
On September 30, 2011, the Company granted a total of 5,648 unrestricted, fully vested shares to its officers, a director, and a vendor. The grant-date fair value of each award is estimated on the date of grant using an enterprise valuation model. Since the Company’s shares are not publicly traded and its shares have not been traded privately, under this approach the value of the shares is estimated based on significant unobservable inputs, primarily consisting of the estimated value of the start-up activities completed as of the grant date, as well as other inputs that are estimated based on similar entities with publicly traded shares. Based on our calculation, we determined the fair market value of the unrestricted shares to be $31.26 per share. During 2011, stock compensation totaling $176,530 was recognized, of which $109,735 was included in selling, general and administrative expenses and $66,795 was included in other operating expenses.

NOTE 5 - RELATED PARTY TRANSACTIONS
The Company’s organizational activities to date have been funded by advances from a company affiliated with a shareholder and board member of the Company. Amounts payable to this entity were $29,700 as of December 31, 2011.

NOTE 6 - COMMITMENTS AND CONTINGENCIES
Liabilities for loss contingencies arising from claims, assessments, litigation fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

U.S. WELL SERVICES, INC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

In November 2011, the Company entered into an agreement for the purchase of a hydraulic fracturing fleet with a third party for a total equipment purchase price of $28,231,000. This purchase agreement was transferred to U.S. Well Services, LLC as part of the restructuring in February 2012.
In November 2011, the Company entered into a contract with a customer to provide hydraulic fracturing services. This contract was transferred to U.S. Well Services, LLC as part of the restructuring in February 2012.

NOTE 7 - SUBSEQUENT EVENTS
Restructuring
In February 2012, U.S. Well Services, LLC was formed along with a subsidiary, U.S.W. Financing Corp. The Company sold substantially all of the assets and contracts of U.S. Well Services, Inc. to U.S. Well Services, LLC, in exchange for common equity in U.S. Well Services, LLC. U.S. Well Services, LLC, U.S.W. Financing Corp., and U.S. Well Services, Inc. are under common control and this transaction did not affect the carrying amounts of the assets and liabilities of the Company.
The Company evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined that there were no additional matters to disclose.

U.S. WELL SERVICES, LLC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	June 30, 2012	December 31, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$15,526,006	$—
Restricted cash	37,655,045	—
Accounts receivable	4,749,340	—
Inventory, net	3,866,843	—
Prepaids and other current assets	2,318,368	—
Total current assets	64,115,602	—
Property and equipment, net of accumulated depreciation of $1,484,862 at June 30, 2012	44,852,378	—
Deferred financing costs	7,237,236	—
TOTAL ASSETS	$116,205,216	$—

LIABILITIES & MEMBERS' EQUITY
Current liabilities:
Accounts payable	$5,517,537	$—
Due to related party	—	29,700
Accrued liabilities	417,066	181,510
Accrued interest	1,094,557	—
Short-term note payable	1,416,114	—
Current portion of long term debt	21,073,990
Total Current Liabilities	29,519,264	211,210
Long-Term Debt	62,100,258	—
Redeemable Series A Units, 600,000 units authorized, issued and outstanding	29,994,000	—
Accrued interest, non-current	4,729,953	—
TOTAL LIABILITIES	126,343,475	211,210
Commitments and contingencies (see Note 10)
MEMBERS' EQUITY:
Common stock: par value $0.001 per share; 10,000 shares authorized, 9,598 shares issued and outstanding	—	10
Additional paid-in capital	—	176,524
Members' interest	704,347	—
Accumulated deficit	(10,842,606)	(387,744)
Total Members' Equity	(10,138,259)	(211,210)
TOTAL LIABILITIES & MEMBERS' EQUITY	$116,205,216	$—

See accompanying notes to condensed consolidated financial statements.

U.S. WELL SERVICES, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Successor
Three Months
Ended
June 30, 2012
Revenues	$9,159,594
Cost of services	10,311,755
Gross margin	(1,152,161)
Depreciation and amortization	1,475,090
Selling, general and administrative expenses	734,317
Other operating expenses	—
Loss from operations	(3,361,568)
Other income (expense):
Interest expense, net	(4,308,136)
Other income	708
Total other expense	(4,307,428)
Loss before income taxes	(7,668,996)
Income tax expense	—
Net loss	$(7,668,996)

U.S. WELL SERVICES, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(Unaudited)

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	June 30, 2012	February 20, 2012
Revenues	$9,159,594	$—
Cost of services	11,001,350	—
Gross margin	(1,841,756)	—
Depreciation and amortization	1,484,862	—
Selling, general and administrative expenses	1,440,314	432,773
Other operating expenses	—	40,587
Loss from operations	(4,766,932)	(473,360)
Other income (expense):
Interest expense, net	(6,076,382)	—
Other income	708	—
Total other expense	(6,075,674)	—
Loss before income taxes	(10,842,606)	(473,360)
Income tax expense	—	—
Net loss	$(10,842,606)	$(473,360)

See accompanying notes to condensed consolidated financial statements.

U.S. WELL SERVICES, LLC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	June 30, 2012	February 20, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,842,606)	$(473,360)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,484,862	—
Bond discount amortization	87,748	—
Deferred financing costs amortization	347,831	—
Unit-based compensation expense	216,924	—
Changes in assets and liabilities:
Accounts receivable	(4,749,340)	—
Inventory	(3,866,843)	—
Prepaids and other current assets	(2,318,200)	—
Accounts payable	4,242,370	—
Accrued liabilities	417,066	473,360
Accrued interest	5,824,510	—
Net cash used in operating activities	(9,155,678)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(45,746,643)	—
Net cash used in investing activities	(45,746,643)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of note payable	2,023,019	—
Repayments on note payable	(606,905)	—
Proceeds from issuance of long-term debt	80,287,200	—
Proceeds from issuance of Series A Units	29,994,000	—
Proceeds from issuance of Series B Units	6,325	—
Deferred financing costs	(3,620,267)	—
Restricted cash	(37,655,045)	—
Net cash provided by financing activities	70,428,327	—

Net increase in cash and cash equivalents	15,526,006	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$15,526,006	$—

U.S. WELL SERVICES, LLC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
(Unaudited)

	Successor	Predecessor
	February 21, 2012	January 1, 2012
	(inception) to	to
	June 30, 2012	February 20, 2012
Supplemental cash flow disclosure:
Interest paid	$14,535	$—
Non-cash investing and financing activities:
Bond units exchanged for debt placement services	$3,964,800	$—
Value of convertible bond warrants issued	$1,165,500	$—
Discount on notes payable	$1,913,500	$—
Short-term liabilities assumed from USWS, Inc	$684,570	$—
Accrued and unpaid capital expenditures	$590,597	$—
See accompanying notes to condensed consolidated financial statements.

U.S. WELL SERVICES, LLC
CONDENSED CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
(Unaudited)

				Deficit Accumulated during Development Stage
			Additional Paid-In Capital		Total Stockholders' Equity
	Common Stock
	Units	Amount
BALANCE, January 1, 2012	9,598	$10	$176,524	$(387,744)	$(211,210)
Deficit accumulated during development stage	—	—	—	(473,360)	(473,360)
BALANCE, February 20, 2012	9,598	$10	$176,524	$(861,104)	$(684,570)

	Members' Interest			Accumulated Deficit	Total Members' Equity
	Series Units		Members' Interest
	Units	Amount
BALANCE, February 21, 2012 (inception)	—	$—	$—	$—	$—
Issuance of Series B Units	630,000	6,300	—	—	6,300
Issuance of Series C Units	192,500	193	—	—	193
Issuance of Series D Units	27,500	—	213,675	—	213,675
Unit-based compensation	—	—	3,249	—	3,249
Non-cash distribution to member	—	—	(684,570)	—	(684,570)
Issuance of convertible bond warrants	—	—	1,165,500	—	1,165,500
Net loss	—	—	—	(10,842,606)	(10,842,606)
BALANCE, June 30, 2012	850,000	$6,493	$697,854	$(10,842,606)	$(10,138,259)

See accompanying notes to condensed consolidated financial statements.

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
On February 21, 2012, U.S. Well Services, LLC (the “Company”, “we”, “our” or “USWS”) was formed as a Delaware limited liability company. The Company is a Houston, Texas based oilfield service provider of well stimulation services to the upstream oil and gas industry. We currently engage in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing or open holes under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.
The predecessor to the Company was U.S. Well Services, Inc. (“USWS, Inc.”) which was incorporated in Delaware on August 18, 2011. The Company was capitalized via a contribution by USWS, Inc. of substantially all of the assets and contracts of USWS, Inc. in exchange for 167,500 of the Company’s Series C Units (the “Restructuring”). Contemporaneously with the formation of the Company, ORB Investments, LLC, a Louisiana limited liability company (“ORB”), made a $30 million equity investment in the Company (the “Sponsor Equity Investment”), in exchange for 600,000 of the Company’s Series A Units and 600,000 of the Company’s Series B Units. In addition, concurrently with the formation of the Company, USW Financing Corp. was formed as a wholly-owned finance subsidiary of the Company for the purpose of acting as a co-obligor for an offering of 85,000 units with each unit consisting of $1,000 principal amount of 14.50% Senior Secured Notes due 2017 and a warrant to purchase the Company’s Series B Units (the “Unit Offering”).
The Company began operations under a take or pay contract with Antero Resources Appalachian Corporation (“Antero”), for a 24-month service period commencing on April 12, 2012. We are to perform services in the Marcellus Shale in Ohio, West Virginia, New York and Pennsylvania. Prior to beginning operations in the second quarter of 2012, the Company was in the development stage.
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments necessary for the fair presentation of the Company’s results have been included. Operating results are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
These unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary, USW Financing Corp. All significant inter-company transactions and accounts have been eliminated upon consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to inventory reserves, estimated useful lives of property and equipment and the valuation of equity-based compensation. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.
Restricted Cash

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

We classify as restricted cash, highly liquid investments that otherwise would qualify as cash equivalents, but are restricted in usage and are, therefore, unavailable to us for general purposes.
Inventory
Inventory consists of proppant, chemicals, and other consumable materials and supplies used in our pressure pumping and related services, including our high-pressure hydraulic fracturing operations. Inventories are stated at the lower of cost (weighted-average cost method) or market. All inventories are purchased and used by the Company with no inventory being sold to outside parties. The Company records provisions, as appropriate, to allow for shrinkage, primarily related to proppant lost during shipping. The process for evaluating inventory often requires the Company to make subjective judgments and estimates concerning future inventory levels expected to be realized.
Property and Equipment
Property and equipment are carried at cost, with depreciation provided on a straight line basis over their estimated useful lives. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. Amounts spent for maintenance and repairs, which do not improve or extend the life of the related asset, are charged to expense as incurred. An allocable amount of interest on borrowings is capitalized for assets and equipment during their construction period.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment is recognized equal to the amount by which the carrying value exceeds the fair value of assets. When making this assessment, the following factors are considered: current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.
Deferred Financing Costs
Costs incurred to obtain financing are capitalized and amortized to interest expense using the effective interest method over the contractual term of the debt.
Revenue Recognition
Revenues are recognized as services are completed and collectability is reasonably assured. With respect to our hydraulic fracturing services, we recognize revenue and invoice our customers upon the completion of each fracturing stage. We typically complete multiple fracturing stages per day during the course of a job.
Unit-Based Compensation
The Company accounts for unit-based awards issued to employees and nonemployees in accordance with the guidance on share-based payments. Accordingly, employee unit-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (or the vesting period in the case of restricted equity or equity options). Additionally, unit-based awards to nonemployees are expensed over the period in which the related services are rendered. The grant-date fair value of awards is estimated using the Black-Scholes option-pricing model. Since the Company’s Series D Units are not publicly traded and have not been traded privately, the value of the Series D Units are estimated based on significant unobservable inputs, primarily consisting of the estimated value of the start-up activities completed as of the grant date, as well as other inputs that are estimated based on similar entities with publicly traded securities.
Income Taxes
The Company is a limited liability company and is treated as a partnership for federal and certain state income tax purposes. No provision or benefit for federal or certain state income taxes is included in the financial statements of the Company because the results of operations are allocated to the members for inclusion in their income tax returns. In certain state jurisdictions the Company is subject to income-based taxes. In such instances, the Company would

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

account for state income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The financial statements have been prepared in accordance with U.S. GAAP which may differ from the accounting practices that will be used in the members’ tax returns.
Recently Issued Accounting Pronouncements
We do not expect the adoption of recently issued accounting pronouncements to have a material impact on the Company’s results of operations, balance sheet or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	Estimated Useful Lives	June 30, 2012
Fracturing equipment	7 years	$39,044,823
Light duty vehicles	5 years	1,094,813
Furniture and fixtures	5 years	39,953
IT equipment	3 years	137,203
Auxillary equipment	2 years	1,246,223
Leasehold improvements	Term of lease	169,977
Non-refundable deposits on equipment		4,604,248
		46,337,240
Less: accumulated depreciation and amortization		(1,484,862)
Property and equipment, net		$44,852,378
Depreciation and amortization expense for the three months ended June 30, 2012 was $1,475,090. Depreciation and amortization expense for the period February 21, 2012 (inception) through June 30, 2012 was $1,484,862. The Company capitalized interest of $75,837 during the three months ended June 30, 2012 and $198,197 during the period February 21, 2012 (inception) through June 30, 2012.

NOTE 4– SHORT-TERM NOTE PAYABLE
On March 15, 2012, the Company obtained insurance for its general liability, umbrella, auto and pollution coverage needs. The Company made an initial down payment and entered into a premium finance agreement with a credit finance institution to pay the remainder of the premiums. The aggregate amount of the premiums financed is $2,023,019. Under the terms of the agreement, the Company is to pay 10 equal monthly payments of $205,936 beginning April 15, 2012 through maturity on January 15, 2013. The note bears interest at 3.9% with a balance due of $1,416,114 at June 30, 2012.

NOTE 5 – LONG TERM DEBT
Long-term debt consisted of the following:

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

June 30, 2012
Senior Secured Notes	$85,000,000
Less current maturities of long-term debt	(21,073,990)
Unamortized discount on Senior Secured Notes	(1,825,752)
Total long-term debt	$62,100,258
Senior Secured Notes As part of the Unit Offering, we issued 14.50% Senior Secured Notes totaling $85 million (the “Notes”). The Notes will mature on February 15, 2017. The Notes have a fixed annual interest rate of 14.50% on the principal amount which is due semi-annually, on February 15 and August 15 of each year, commencing on August 15, 2012. The first interest payment will increase the principal amount of the Notes. Interest on the Notes will thereafter be payable in cash. Accrued interest was $4,416,458 at June 30, 2012, of which $1,094,557 is included in current liabilities and $3,321,901 is included in non-current liabilities on the balance sheet.
The Notes were issued at a discount such that cash received was equal to approximately 98% of the principal amount of the Notes. Accordingly, we recognized a discount of $1,913,500 that is being amortized over the life of the Notes using the effective interest method. Unamortized debt issuance costs associated with the Notes was $7,237,236 as of June 30, 2012, which is being amortized to interest expense over the term of the Notes.
Our sole subsidiary, USW Financing Corp., is a co-issuer of the Notes. The Notes may be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our current and future domestic subsidiaries, other than subsidiaries designated as unrestricted subsidiaries. None of our future foreign subsidiaries will guarantee the Notes. The Notes and the guarantees are subject to a lien on substantially all of our and our future subsidiaries' assets, subject to certain exceptions. If and when we incur permitted first lien indebtedness, the liens on the assets securing the Notes and the guarantees will likely be contractually subordinated and junior to liens securing such permitted first lien indebtedness pursuant to an intercreditor agreement. The indenture governing the Notes restricts USWS and its restricted subsidiaries from making certain payments, including dividends and intercompany loans or advances.
The Notes are subject to optional redemption features whereby: (a) on or after February 15, 2015, we may redeem some or all of the notes at a premium that will decrease over time, (b) prior to February 15, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes using the net proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding and the redemption occurs within 90 days of the closing of such equity offering, and (c) at any time prior to February 15, 2015, we may, at our option, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a specified make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the applicable date of redemption. The Notes are also subject to certain mandatory redemption provisions whereby within 45 days after each March 31 or September 30 beginning on March 31, 2013, for which our cash and cash equivalents are greater than $12.1 million, we are required to offer to repurchase notes in the amount of such excess cash amount at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
Pursuant to the terms of the indenture governing the Notes, a total of $37.5 million of the net proceeds from the Unit Offering were placed into an escrow account to either be released to us upon our entrance into a second fracturing contract on terms similar to our original contract with Antero or to be used to repurchase Notes if we are unable to enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. We did not enter into a second fracturing contract on terms similar to our original contract with Antero on or prior to June 30, 2012. Refer to Note 11 - Subsequent Events for a discussion of the Second Contract Repurchase Offer.

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

Registration Rights Agreement In connection with the closing of the offering of the Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Notes, at our cost, to do the following:
Upon the SEC's declaring the exchange offer registration statement effective, we agreed to offer new notes in exchange for surrender of the Notes. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to become and remain effective continuously for a period ending on the earlier of (i) 180 days from the date on which the exchange offer registration statement is declared effective or (ii) the date on which a Broker-Dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, and to keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state security laws to consumate the exchange offer, provided the period be of not less than 30 days.

The registration rights agreement provides that if (i) the exchange offer registration statement is not filed with the SEC on or prior to the Filing Date (August 19, 2012), (ii) the exchange offer registration statement has not been declared effective by the SEC on or prior to November 16, 2012 (the "Effectiveness Date"), (iii) the exchange offer has not been consummated within 30 business days after the Effectiveness Date (the "Exchange Date"), (iv) any shelf registration statement, if required pursuant to the registration rights agreement, has not been declared effective by the SEC on or prior to the Shelf Effectiveness Deadline (as defined in the registration rights agreement), or (v) any registration statement required by the registration rights agreement has been declared effective but ceases to be effective at any time at which it is required to be effective under the registration rights agreement (each such event referred to in clauses (i) through (v), is a Registration Default), the interest rate on the Notes shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum in the aggregate. On the date all Registration Defaults are cured, the interest rate will be reduced to the original interest rate; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate shall again be increased pursuant to the foregoing provisions. If the interest rate on the outstanding Notes was increased by 1.00% per annum for an entire year, our annual interest expense would increase by approximately $684,000 until the Registration Default is cured. There is no current obligation recorded with respect to the registration rights agreement due to the fact that a default under the agreement is not considered to be probable.

Except as set forth above, after consummation of the exchange offer, holders of the Notes that are the subject of the exchange offer will have no registration or exchange rights under the registration rights agreement.

NOTE 6 – REDEEMABLE SERIES A UNITS
As part of the Sponsor Equity Investment, the Company authorized and issued 600,000 of its Series A Units. The holders of the Series A Units are not entitled to receive any ordinary distributions from the Company, are subject to certain drag-along rights, and do not have any preemptive rights relating to the Company. The holders of Series A Units appoint all of the members of the Company's Board of Managers, except for one position on the Board of Managers which is required to be filled by the Company's Chief Executive Officer pursuant to the Company's Amended and Restated Limited Liability Company Agreement. The Board of Managers is to have the discretion to manage and conduct all the business and affairs of the Company.
The holders of Series A Units, in certain instances, are entitled to have their Series A Units redeemed by the Company for a distribution in an amount that provides each Series A Unit holder with an internal rate of return of 13% on their investment with respect to their Series A Units. The payment of the redemption price to Series A Unit holders shall be paid, upon the occurrence of one of the following triggering events: (i) a liquidation of the Company (whether by consent of the Company’s Board of Managers and ORB, or withdrawal of all members or in accordance with Section 18-202 of the Delaware Limited Liability Company Act), (ii) a transfer of all of the assets or units of the Company, a merger or similar transaction or certain initial public offerings of the Company’s or its

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

successor’s securities, or (iii) February 17, 2017. The payment of the redemption price to the Series A Unit holders shall occur before any distribution is made to the holders of the Series B, C or D Units.
The Series A Units have an optional redemption feature whereas subject to the prior approval of ORB, the Company retains the option to redeem all or any portion of the Series A Units at any time in exchange for payment of an amount that provides each Series A Unit holder with an internal rate of return of 13% on their capital contribution with respect to their Series A Units.
Because of the mandatory redemption features of the Series A Units which unconditionally obligate the Company to provide each holder with an internal rate of return of 13% on their investment, regardless of the triggering events, the units demonstrate characteristics of debt and therefore are accounted for as a long-term liability.
At June 30, 2012, the mandatorily redeemable Series A Units totaling $29,994,000 are reported as a long-term liability on the balance sheet with accrued interest in the amount of $1,408,052. The maximum amount the Company could be required to pay to redeem the units on the mandatory redemption date of February 17, 2017 includes the face value of the units in the amount of $29,994,000 and interest to be accrued of $26,749,367.

NOTE 7 – MEMBERS’ INTEREST
The Company’s equity consists of four classes of membership interests, each designated with its own series of units. Series A Units are the Company’s preferred equity and Series B, C and D units represent the Company’s common equity. See Note 6 - Redeemable Series A Units for further discussion of Series A Units. The Series B, C and D Units are equal in all respects, except that the Series B Units have voting rights and is the sole class of equity that elects members to the Board of Managers. Additionally, the Series B Units have anti-dilution protections that the Series C and D Units do not have.
Series B Units
As part of the Sponsor Equity Investment, the Company authorized and issued 600,000 of its Series B Units. The Company also authorized and issued 30,000 Series B Units in exchange for a $300 payment by a previous officer of the Company as part of his compensation for the duties performed.
In conjunction with the Unit Offering, the Note holders received 85,000 warrants that entitle each holder to receive 1.7647 Series B Units at an exercise price of $0.01 per unit, representing approximately 150,000 Series B Units in aggregate or 15% of the Company’s common equity interests. The warrants became exercisable after they separated from the Notes on April 21, 2012 and will expire on February 21, 2019. The Company has granted the holders of the warrants certain “piggyback” registration rights for the resale of the Series B Units underlying the warrants. In addition, the holders of the Series B Units have preemptive and other equity protection rights identical to those granted to ORB in the Sponsor Equity Investment. Upon exercise of the warrants, the holders are required to become a party to the Company’s Amended and Restated Limited Liability Agreement dated February 21, 2012.
The holders of the Series B Units are entitled to receive distributions from the Company, in accordance with each such holder’s relative percentage of the total number of Series B, Series C and Series D Units outstanding. The Series B Units are subject to certain transfer restrictions, drag-along rights and have certain preemptive rights relating to the Company.
Series C Units
As part of the Restructuring, the Company issued 167,500 of its Series C Units to USWS, Inc., in exchange for contribution of substantially all of the assets and contracts and certain liabilities of USWS, Inc. Further, the Company issued 25,000 Series C Units to Global Hunter Securities, LLC, in exchange for placement fees incurred in connection with the Unit Offering.
Series D Units
During 2012, the Company entered into various Series D Unit Agreements pursuant to which 241,275 Series D Units were granted to officers of the Company as performance incentives. The Series D Units are subject to vesting

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

and forfeiture under circumstances set forth in the agreements between the Company and each such officer. See Note 8 - Unit-Based Compensation for further discussion of the Series D Units granted to officers of the Company.

NOTE 8 – UNIT‑BASED COMPENSATION
On February 21, 2012, the Company entered into several Series D Unit Agreements pursuant to which 206,538 Series D Units were granted to certain of the Company’s officers as performance incentives. At the time of the awards, 27,500 of the granted Series D Units were fully vested with 179,038 units remaining unvested until the occurrence of certain vesting events. Those vesting events will occur when the awarded officer remains continuously employed with the Company, there is a liquidation or exit event which results in a distribution to all of the Company’s equity units, and when the value of the equity of the Company falls within certain predetermined levels. As of June 30, 2012, no such vesting event had occurred. We determined the grant-date fair value of the Series D Units granted on February 21, 2012 to be $7.77 per unit. During the period February 21, 2012 (inception) through June 30, 2012, we recognized unit-based compensation expense totaling $213,675 related to the fully vested Series D Units that were issued to these officers, of which $77,700 was included in cost of services and $135,975 was included in selling, general and administrative expenses.
On June 18, 2012, the Company entered into a Series D Unit Agreement pursuant to which 34,737 Series D Units were granted to Brian Stewart, the Company's President and Chief Executive Officer, as a performance incentive. The award vests over a three year service period, beginning on June 18, 2013. We determined the grant-date fair value of the Series D Units granted on June 18, 2012 to be $7.77 per unit. During the period February 21, 2012 (inception) through June 30, 2012, we recognized unit-based compensation expense totaling $3,249 which was included in selling, general and administrative expenses.

NOTE 9 – RELATED PARTY TRANSACTIONS
In connection with the Unit Offering, a placement fee of $1,000,000 was paid to the Layton Corporation with the proceeds of the Unit Offering. The Layton Corporation is controlled by a shareholder of USWS, Inc. Also in connection with the Restructuring, the Company assumed $684,570 in short-term liabilities from USWS, Inc. recorded in members’ equity as a non-cash distribution to a member.

NOTE 10 – COMMITMENTS AND CONTINGENCIES
Liabilities for loss contingencies arising from claims, assessments, litigation fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
On March 1, 2012, the Company entered into an agreement for the lease of a 70,500 square foot field office operations facility on 10.844 acres in Jane Lew, West Virginia for its initial fleet operations. The total amount of monthly payments over the term of 36 months is $881,395. The lease agreement has annual rent escalations of 2% on each anniversary.
On April 1, 2012, the Company entered into an agreement for the lease of approximately 2,584 square feet of office space in Houston, Texas to serve as its corporate headquarters. The total amount of monthly payments over the term of 36 months is $176,358.
Legal Proceedings
We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business that have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.

U.S. WELL SERVICES, LLC
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 11 – INCOME TAXES
U.S. Well Services, Inc. used the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. U.S. Well Services, Inc. had a loss from development stage activities during the period ended February 20, 2012 and no income tax benefit was recorded as it was more likely than not that the deferred tax asset will not be realized.

NOTE 12 – SUBSEQUENT EVENTS
Second Contract Repurchase Offer
On July 10, 2012, pursuant to the indenture governing the Notes, we commenced the Second Contract Repurchase Offer as well as a consent solicitation to approve proposed amendments to the indenture, including the release of a portion of the escrowed funds. On July 16, 2012, after obtaining the requisite consents in the consent solicitation, the maximum aggregate purchase price of the Second Contract Repurchase Offer was reduced from $37.5 million to $22.5 million and all other funds in the escrow account (approximately $15 million) were released to us. In conjunction with the Second Contract Repurchase Offer, $22.5 million was paid on August 10, 2012 for the principal and accrued interest of the repurchased Notes, reducing the outstanding principal amount to approximately $63.9 million.
The indenture agreement allows us to pay the first interest payment in kind instead of in cash. On August 15, 2012, $4,480,706 of accrued interest expense was added to the note principal, increasing the outstanding principal amount to approximately $68.4 million.
Purchase Agreements for Second Hydraulic Fracturing Fleet.
We have entered into agreements with Stewart & Stevenson and other vendors for the purchase of a second hydraulic fracturing fleet. The fleet includes fourteen FT-2251T Trailer Mounted Fracturing Units with Triplex Pumps with 2,000 HHP per pump, two MT-132 Trailer Mounted 130bpm Fracturing Blenders with AccuFrac Systems, one data van and two CT-5CAS/HYD hydration units. Delivery of the equipment was completed in August 2012. The total cost of our second hydraulic fracturing fleet was $24.5 million through September 18, 2012.
Subsequent Events Evaluation
The Company evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined that there were no additional matters to disclose.

U.S. WELL SERVICES, LLC

Exchange Offer for

$68,414,660 14.50% Senior Secured Notes due 2017

PROSPECTUS

Dealer Prospectus Delivery Obligation
Until , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

, 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Section 9.2 of our limited liability company agreement provides that we will generally indemnify our officers and members of our Board of Managers to the fullest extent permitted by law against all losses, liabilities, expenses or similar events. Further, Section 9.2 of our limited liability company agreement provides that such persons are entitled to indemnification to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as if we were organized as a corporation under the corporate laws of the State of Delaware. Our limited liability company agreement is incorporated herein by reference. Subject to any terms, conditions or restrictions set forth in our limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. We have director and officer liability insurance policies that provide coverage of up to $10 million.
The certificate of incorporation of USW Financing Corp. limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporate Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities: (a) for any breach of their duty of loyalty to such corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporate Law, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification. Further, the certificate of incorporation of USW Financing Corp. and its bylaws provide indemnification for its directors and officers to the fullest extent permitted by Delaware law. The certificate of incorporation and bylaws further permit USW Financing Corp. to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as an officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. USW Financing Corp. has director and officer liability insurance policies that provide coverage of up to $10 million. The certificate of incorporation and the bylaws of USW Financing Corp. are incorporated herein by reference.

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description
3.1@	Certificate of Formation of U.S. Well Services, LLC dated February 14, 2012.
3.2@	Certificate of Incorporation of USW Financing Corp. dated February 14, 2012.
3.3@	Amended and Restated Limited Liability Company Agreement of U.S. Well Services, LLC dated February 21, 2012.
3.4@	Bylaws of USW Financing Corp. dated February 14, 2012.
4.1@	Indenture dated as of February 21, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2@	First Supplemental Indenture dated as of July 16, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.3@	Registration Rights Agreement dated as of February 17, 2012 among U.S. Well Services, LLC, USW Financing Corp., the individual purchasers named therein, and Global Hunter Securities, LLC.
4.4@	Escrow Agreement dated as of February 21, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
4.5@	Amendment to Escrow Agreement dated as of July 16, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
5.1+	Opinion of Garvey Schubert Barr.
10.1*+	Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated November 1, 2011, between U.S. Well Services, Inc. and Antero Resources Appalachian Corporation.
10.2@	Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between U.S. Well Services, LLC and Antero Resources Appalachian Corporation.
10.3#@	Employment Agreement of Brian Stewart dated June 18, 2012.
10.4#	Employment Agreement of Kenneth I. Sill dated September 19, 2012
10.5#@	Employment Agreement of Jeffrey McPherson dated February 21, 2012.
10.6#@	Employment Agreement of Edward S. Self III dated February 21, 2012.
10.7#@	Series D Unit Agreement of Brian Stewart dated June 18, 2012.
10.8#	Series D Unit Agreement of Kenneth I. Sill dated September 19, 2012
10.9#	Series D Unit Agreement of Jeffrey McPherson dated February 21, 2012.
10.10#@	Series D Unit Agreement of Edward S. Self III dated February 21, 2012.
21.1@	Subsidiaries of U.S. Well Services, LLC.
23.1+	Consent of Garvey Schubert Barr (included in Exhibit 5.1).
23.2+	Consent of KPMG LLP.
24.1	Powers of Attorney (contained in signature pages).
25.1+	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
* Confidential treatment has been requested for portions of this exhibit. A copy of this exhibit will be filed by amendment and will omit information subject to the confidentiality request. Omissions will be designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit will also be filed separately with the Securities and Exchange Commission.
+ To be filed by amendment.
# Management contract or compensatory plan.
@ Previously submitted with Confidential Draft Submission No. 1 submitted on August 3, 2012

Item 22.     Undertakings.
(a)Each undersigned registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request
(d)Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on ______, 2012.

U.S. Well Services, LLC

By:
Brian Stewart
President and Chief Executive Officer

By:
Kenneth I. Sill
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints Brian Stewart and Kenneth I. Sill, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:		President, Chief Executive Officer (Principal Executive Officer) and Member of the Board of Managers
	Brian Stewart		______, 2012

By:		Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
	Kenneth I. Sill		______, 2012

By:		Member of the Board of Managers
	Cornelius Dupre		______, 2012

By:		Member of the Board of Managers
	Joel Broussard		______, 2012

By:		Member of the Board of Managers
	Gregg H. Falgout		______, 2012

By:		Member of the Board of Managers
	Matthew Bernard		______, 2012

By:		Member of the Board of Managers
	Steve Orlando		______, 2012

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the ______, 2012.

USW Financing Corp

By:
Brian Stewart
President and Chief Executive Officer

By:
Kenneth I. Sill
Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:		President, Chief Executive Officer (Principal Executive Officer) and Member of the Board of Directors
	Brian Stewart		______, 2012

By:		Treasurer and Secretary
	Kenneth I. Sill		______, 2012

By:		Member of the Board of Directors
	Cornelius Dupre		______, 2012

By:		Member of the Board of Directors
	Joel Broussard		______, 2012

By:		Member of the Board of Directors
	Gregg H. Falgout		______, 2012

By:		Member of the Board of Directors
	Matthew Bernard		______, 2012

By:		Member of the Board of Directors
	Steve Orlando		______, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1@	Certificate of Formation of U.S. Well Services, LLC dated February 14, 2012.
3.2@	Certificate of Incorporation of USW Financing Corp. dated February 14, 2012.
3.3@	Amended and Restated Limited Liability Company Agreement of U.S. Well Services, LLC dated February 21, 2012.
3.4@	Bylaws of USW Financing Corp. dated February 14, 2012.
4.1@	Indenture dated as of February 21, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2@	First Supplemental Indenture dated as of July 16, 2012 by and among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.3@	Registration Rights Agreement dated as of February 17, 2012 among U.S. Well Services, LLC, USW Financing Corp., the individual purchasers named therein, and Global Hunter Securities, LLC.
4.4@	Escrow Agreement dated as of February 21, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
4.5@	Amendment to Escrow Agreement dated as of July 16, 2012 among U.S. Well Services, LLC, USW Financing Corp., and The Bank of New York Mellon Trust Company, N.A., as trustee and escrow agent.
5.1+	Opinion of Garvey Schubert Barr.
10.1*+	Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated November 1, 2011, between U.S. Well Services, Inc. and Antero Resources Appalachian Corporation.
10.2@	Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between U.S. Well Services, LLC and Antero Resources Appalachian Corporation.
10.3#@	Employment Agreement of Brian Stewart dated June 18, 2012.
10.4#	Employment Agreement of Kenneth I. Sill dated September 19, 2012
10.5#@	Employment Agreement of Jeffrey McPherson dated February 21, 2012.
10.6#@	Employment Agreement of Edward S. Self III dated February 21, 2012.
10.7#@	Series D Unit Agreement of Brian Stewart dated June 18, 2012.
10.8#	Series D Unit Agreement of Kenneth I. Sill dated September 19, 2012
10.9#	Series D Unit Agreement of Jeffrey McPherson dated February 21, 2012.
10.10#@	Series D Unit Agreement of Edward S. Self III dated February 21, 2012.
21.1@	Subsidiaries of U.S. Well Services, LLC.
23.1+	Consent of Garvey Schubert Barr (included in Exhibit 5.1).
23.2+	Consent of KPMG LLP.
24.1	Powers of Attorney (contained in signature pages).
25.1+	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
* Confidential treatment has been requested for portions of this exhibit. A copy of this exhibit will be filed by amendment and will omit information subject to the confidentiality request. Omissions will be designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit will also be filed separately with the Securities and Exchange Commission.
+ To be filed by amendment.
# Management contract or compensatory plan.
@ Previously submitted with Confidential Draft Submission No. 1 submitted on August 3, 2012

Exhibit 10.4

[INSERT EXHIBIT 10.4]

Exhibit 10.8
SERIES D UNIT AGREEMENT
This SERIES D UNIT AGREEMENT (this “Agreement”) is executed and agreed to as of September 19, 2012, (the “Effective Date”), between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and Kenneth I. Sill (the “Employee”).

Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A.
WHEREAS, the Limited Liability Company Agreement of the Company (as amended, supplemented and restated from time to time, the “LLC Agreement”) authorizes the issuance by the Company of Series D Units;
WHEREAS, the Company desires to issue to the Employee on the terms and conditions hereinafter set forth, and the Employee desires to accept on such terms and conditions, the number of Series D Units specified herein; and
WHEREAS, the Company and the Employee desire to agree to certain forfeiture restrictions which shall apply to the Series D Units granted to the Employee pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Employee agree as follows:
1.Issuance of Series D Units. The Company hereby issues the following Units to the Employee on the Effective Date, 25,882 Series D-1 Units. Each Series D-1 Unit has a Threshold Value of $0.00. The Series D-1 Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law), and thus the capital account associated with each such Series D-1 Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Series D-1 Units issued by the Company to the Employee pursuant to this Agreement are referred to herein as the “Granted Series D-1 Units.”

2.Terms of Issuance of Series D Units.

(a)As an inducement to Company to enter into this Agreement, the Employee has entered into an employment agreement with the Company dated as of the date hereof (the (“Employment Agreement”)

(b)The Employee agrees that no provision contained in this Agreement shall entitle the Employee to remain in the employment of the Company or any Affiliate Controlled by the Company that may from time to time employ the Employee (any such entity that from time to time employs the Employee, an “Employer”) or any Affiliate of any such entity or affect in any way the right of any such entity to terminate any such employment at any time. Any question as to whether and when there has been a termination of any such employment, and the cause of such termination, shall be determined by the Board and its determination shall be final; provided, however, that a change in employment from the Employer to another Affiliate Controlled by the Company will not be considered a termination of employment for purposes of this Agreement.

(c)The Employee agrees that the Employee's execution of this Agreement evidences the Employee's intention to be bound by the terms of the LLC Agreement, in addition to the terms of this

Agreement, and acknowledges and agrees that the Granted Series D-1 Units are subject to all of the terms and restrictions applicable to Series D Units as set forth in the LLC Agreement and in this Agreement. On or prior to the Effective Date, the Employee has executed a counterpart signature page to the LLC Agreement or to an Addendum Agreement thereto.

(d)The Employee agrees to make an election under Section 83(b) of the Code with respect to the Granted Series D-1 Units and to consult with the Employee's tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Employee acknowledges that it is the Employee's sole responsibility, and not the responsibility of the Company, to file the election under Section 83(b) of the Code even if the Employee requests the Company or its managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing.

(e)The Granted Series D-1 Units issued pursuant to this Agreement represent as of the Effective Date the right to receive two percent (2%) of all distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement. The number of Granted Series D-1 Units issued pursuant to this Agreement shall be adjusted (either up or down) as reasonably determined by the Board so that such Units, assuming they were to become fully vested in accordance with Section 4 of this Agreement, represent the right to receive two (2%) of all distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement.

3.Unvested Series D Units. The Granted Series D-1 Units issued pursuant to this Agreement, as adjusted pursuant to Section 2(e) above, shall initially be deemed Unvested Units (“Unvested Series D Units”) under the LLC Agreement, shall be subject to all of the restrictions on Unvested Units (as well as on Series D Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Units under the LLC Agreement. The Unvested Series D Units will become Vested Units (the “Vested Series D Units”) under the LLC Agreement in accordance with the provisions of Sections 4, 5 and 6 of this Agreement.

4.Vesting of Granted Series D-1 Units.
(a)The Unvested Series D Units will become Vested Series D Units in accordance with the vesting schedule set forth in the following table; provided, however, that the Employee remains continuously employed by an Employer from the Effective Date through each vesting event set forth below, unless otherwise provided for in this Agreement.

Vesting Event	Portion of Unvested Series D Units that become Vested Series D Units
On the First Anniversary of the Date Hereof	One Third (33.33%)
On the Second Anniversary of the Date Hereof	One Third (33.33%)
On the Third Anniversary of the Date Hereof	One Third (33.34%)

provided, however, that to the extent not already vested in accordance with the vesting schedule set forth above, all of the Unvested Series D Units will become Vested Series D Units upon the occurrence of a First Trigger Event. For the avoidance of doubt, the vesting of Unvested Series D Units as a result of the First Trigger Event shall be an Anti-Dilution Event (as defined in the LLC Agreement) which results in the issuance of Additional Series B Units under the Section 5.4 of the LLC Agreement. Upon vesting in accordance with this Section 4, such Units shall no longer be subject to the restrictions on Unvested Series D Units (but shall remain subject to the restrictions on the Series D Units, in general) under the LLC Agreement and shall become Vested Series D Units. If either (1) Employer terminates the Employee's employment with Employer without Cause or (2) the Employee terminates his employment with Employer for Good Reason, then the Employee's Unvested Series D Units shall vest in accordance with Section 4 of this Agreement.
5.Exit Event. All Unvested Series D Units issued pursuant hereto shall vest immediately upon any applicable Exit Event or Liquidation Event; provided, however, that the Employee remains continuously employed by an Employer from the Effective Date through such Exit Event or Liquidation Event.
6.Forfeitures in Connection with the Employee's Termination of Employment.

(a)If the Employee's employment with Employer is terminated by reason of an Involuntary Termination, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee's Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.

(b)If (1) Employer terminates the Employee's employment with Employer for Cause or (2) the Employee voluntarily terminates his employment with Employer without Good Reason, then on the date of such termination, the Employee shall forfeit to the Company (i) all of the Employee's Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof and (ii) all of the Employee's Vested Series D Units and all rights arising from such Vested Series D Units and from being a holder thereof.

(c)The forfeitures of Series D Units subject to the terms and conditions of this Section 6 shall occur immediately and without further action of the Company, the Employee or any other Person upon the termination giving rise to such forfeitures.

(d)Following any termination of employment, all Vested Series D Units shall be retained by the Employee (or Employee's estate in the event of the Employee's death) and held by the applicable holder subject to the terms and conditions of the LLC Agreement.

7.Representations and Warranties of the Employee and the Company.

(a)The Employee represents and warrants to the Company as follows:

(i)that this Agreement constitutes the legal, valid and binding obligation of the Employee, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject;

(ii)that the Employee believes that the Employee has received all the information the Employee considers necessary in connection with his execution of this Agreement, that the Employee has had an opportunity to ask questions and receive answers from the Company and the Employee's independent counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Employee or to which the Employee had access; and

(iii)that the Employee understands that the Series D Units are not registered under the Securities Act on the ground that the grant provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 701 promulgated thereunder.

(b)The Company represents and warrants to the Employee that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

8.General Provisions.

(a)Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by certified mail, return receipt requested by nationally recognized overnight or second-day delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	U.S. Well Services, LLC 770 South Post Oak Ln Suite 405 Houston, Texas 77056 Attention: Chief Executive Officer

If to the Employee to:	Kenneth I. Sill
___________________
___________________

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight or second-day delivery service, be deemed received on the second Business Day after the date of deposit with the delivery service.
(b)Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(c)Administration. The Board shall supervise the administration and enforcement of this Agreement according to the terms and provisions hereof and within the LLC Agreement, and shall have the full discretionary authority and all of the powers necessary to accomplish these purposes. Without limiting the generality of the foregoing, the Board shall have all of the powers and duties specified for it under this Agreement and the LLC Agreement, including the power, right, and authority: (i) from time to time to establish rules and procedures for the administration of this Agreement, which are not inconsistent with the provisions of this Agreement or the LLC Agreement; (ii) to construe in its sole discretion all terms, provisions, conditions, and limitations of this Agreement; (iii) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Agreement in such manner and to such extent as the Board shall deem appropriate; (iv) to determine which Affiliates shall be considered an Employer under this Agreement; and (v) to make all other determinations necessary or advisable for the administration of this Agreement. All decisions, determinations and actions to be made or taken by the Board pertaining to this Agreement, and all determinations with respect to Employee's service with the Company or any Employer, or a termination of service for purposes of this Agreement, shall be made by the Board; provided, however, the Board, in its sole discretion, may delegate to one or more employees of the Company or any Employer all or some of its day-to-day administrative or ministerial duties and powers under this Agreement. All such decisions, determinations, and actions by the Board shall be final, binding and conclusive on all persons. The members of the Board shall not be liable for any decision, determination or action taken or omitted to be taken in connection with the administration of this Agreement.

(d)Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
(e)Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of each such prohibited or unenforceable provision, there shall be added automatically as a part of this Agreement a provision similar in terms to such prohibited or unenforceable provision as may be possible and be legal, valid and enforceable.

(f)Entire Agreement. This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Employee, the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Series D Units held by the Employee); provided, however, that rights and obligations of the Employee under this Agreement shall not be assignable except in connection with a transfer of Series D Units held by the Employee permitted under the LLC Agreement. Notwithstanding anything else in this Agreement or in the LLC Agreement (i) each of the Series D Units that is initially held by the Employee shall remain subject to the terms of the LLC Agreement and this Agreement, regardless of who holds such Units and (ii) the effect that the employment of the Employee by the Company, an Employer or their respective Affiliates or events related to such employment have on the rights of and restrictions on Series D Units, including vesting, and the rights of the Company with regard to the Granted Series D-1 Units under this

Agreement, shall not be altered by any transfer of any Series D Units. For the avoidance of doubt, each Permitted Transferee of the Employee who acquires Units from the Employee pursuant to the LLC Agreement shall be subject to the provisions of this Agreement as if such Permitted Transferee or Permitted Transferees were a party or parties to this Agreement.

(i)Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.

(j)Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (iii) the word “or” is inclusive; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited; (v) references to Articles and Sections refer to Articles and Sections of this Agreement; (vi) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (vii) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (viii) all references to money refer to the lawful currency of the United States; and (ix) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

(k)Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(l)Adjustment. In the event that the Board determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Board to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the terms of this Agreement and/or the number of outstanding Granted Series D-1 Units or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Granted Series D-1 Unit.

(m)Arbitration; Waiver of Jury Trial. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) whether or not arising out of this Agreement, whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the

Employee or that the Employee may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company's right to seek equitable relief, including injunctive relief and specific performance, and damages in a court of competent jurisdiction. The Company and the Employee agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Houston, Texas, and that any arbitration commenced in any other venue will be transferred to Houston, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 10(m), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys' fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. EACH PARTY ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT SUCH PARTY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY COVERED CLAIM ALLEGED BY SUCH PARTY.

(n)WAIVER OF CERTAIN DAMAGE CLAIMS. NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENTS TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE LLC AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

(o)Spouses.

(i)The Employee's spouse shall be required to execute a spousal consent in substantially the form required to be executed by spouses of members of the Company in the LLC Agreement (the “Spousal Agreement”) to evidence such spouse's agreement and consent to be bound by the terms and conditions of this Agreement and the LLC Agreement as to such spouse's interest, whether as community property or otherwise, if any, in the Series D Units held by the Employee. If the spouse of the Employee fails to execute the Spousal Agreement, until such time as the Spousal Agreement is duly executed, the Employee's economic rights associated with his or her Series D Units will be suspended and not subject to recovery.

(ii)In the event of a property settlement or separation agreement between the Employee and his spouse, the Employee will use his best efforts to assign to his spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Employee was entitled, with respect to the Employee's Series D Units to the extent assigned to the Employee's spouse.

(iii)If a spouse or former spouse of the Employee acquires all or a portion of the Series D Units held by the Employee as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Employee to give or withhold such approval as the Employee will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that the Company will have the option at any time to purchase all, but not less than all, of such Series D Units at Fair Market Value determined by the Company as of the date the Company elects to so purchase such Units.

(p)Sections 83 and 409A of the Code. The parties intend for the issuance of the Granted Series D-1 Units to be a transfer of property within the meaning of Section 83 of the Code rather than a deferral of compensation pursuant to Section 409A of the Code. Accordingly, this Agreement and the issuance of the Granted Series D-1 Units shall be construed and interpreted in accordance with such intent and any action required by either of the parties pursuant to this Agreement will be provided in such a manner that the Granted Series D-1 Units shall not become subject to the provisions of Section 409A of the Code, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any such action to comply with Section 409A reduce the aggregate amount of the benefit provided or payable to the Employee hereunder unless expressly agreed in writing by the Employee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY

/s/ Brian Stewart
Name: Brian Stewart
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Kenneth I. Sill
Kenneth I. Sill

EXHIBIT A
DEFINED TERMS
“Addendum Agreement” has the meaning assigned to such term in the LLC Agreement.
“Affiliate” has the meaning assigned to such term in the LLC Agreement.
“Board” has the meaning assigned to such term in the LLC Agreement.
“Business Day” has the meaning assigned to such term in the LLC Agreement.
“Cause” has the meaning assigned to such term in the Employment Agreement.
“Code” has the meaning assigned to such term in the LLC Agreement.
“Company Market Value” means, at the time of the applicable valuation, the difference between (a) the aggregate fair market value of all Company assets and (b) the aggregate amount of all debts and other liabilities (including an appropriate value, if any, for contingent liabilities of the Company) of the Company and its Subsidiaries (including any unpaid tax distributions that are payable for any calendar year prior to the date of such valuation).
“Controlled by” has the meaning assigned to such term in the LLC Agreement.
“Covered Person” has the meaning assigned to such term in the LLC Agreement.
“Disability” has the meaning assigned to such term in the Employment Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exit Event” has the meaning assigned to such term in the LLC Agreement.
“Fair Market Value” means, at the time of the valuation of the applicable Series D Units, the amount that would be distributable to the holders of such Units if the Company Market Value determined at the time of such valuation were distributed to the holders of all of the Membership Interests in complete liquidation pursuant to the rights and preferences set forth in Section 6.1 of the LLC Agreement (or any provision of the LLC Agreement that replaces such Section 6.1 as the result of an amendment to the LLC Agreement after the date hereof) as in effect immediately prior to such valuation.
“First Trigger Event” means a Liquidation Event or an Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement equal to or in excess of $100,000,000.
“Good Reason” has the meaning assigned to such term in the Employment Agreement.

“Involuntary Termination” means any termination of the Employee's employment with an Employer (i) upon the Employee's death or (ii) because the Employee is determined to have suffered a Disability.
“LLC Agreement” means the Limited Liability Company Agreement of the Company.
“Membership Interests” has the meaning assigned to such term in the LLC Agreement.
“Permitted Transferee” has the meaning assigned to such term in the LLC Agreement.
“Person” has the meaning assigned to such term in the LLC Agreement.
“Securities Act” has the meaning assigned to such term in the LLC Agreement.
“Series D Units” has the meaning assigned to such term in the LLC Agreement.
“Subsidiary” has the meaning assigned to such term in the LLC Agreement.
“Threshold Value” has the meaning assigned to such term in the LLC Agreement.
“Units” has the meaning assigned to such term in the LLC Agreement.
“Unvested Units” has the meaning assigned to such term in the LLC Agreement.
“Vested Units” has the meaning assigned to such term in the LLC Agreement.

Exhibit 10.9
SERIES D UNIT AGREEMENT
This SERIES D UNIT AGREEMENT (this “Agreement”) is executed and agreed to as of February 21, 2012, (the “Effective Date”), between U.S. Well Services, LLC, a Delaware limited liability company (the “Company”) and Jeffrey McPherson (the “Employee”).
Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A.
WHEREAS, the Limited Liability Company Agreement of the Company (as amended, supplemented and restated from time to time, the “LLC Agreement”) authorizes the issuance by the Company of Series D Units;
WHEREAS, the Company desires to issue to the Employee on the terms and conditions hereinafter set forth, and the Employee desires to accept on such terms and conditions, the number of Series D Units specified herein; and
WHEREAS, the Company and the Employee desire to agree to certain forfeiture restrictions which shall apply to the Series D Units granted to the Employee pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Employee agree as follows:
1.Issuance of Series D Units. The Company hereby issues the following Units to the Employee on the Effective Date, 84,493 Series D-1 Units. Each Series D-1 Unit has a Threshold Value of $0.00. The Series D-1 Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law), and thus the capital account associated with each such Series D-1 Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Series D-1 Units issued by the Company to the Employee pursuant to this Agreement are referred to herein as the “Granted Series D-1 Units.”

2.Terms of Issuance of Series D Units.

(a)As an inducement to Company to enter into this Agreement, the Employee has entered into an employment agreement with the Company dated as of the date hereof (the (“Employment Agreement”).

(b)The Employee agrees that no provision contained in this Agreement shall entitle the Employee to remain in the employment of the Company or any Affiliate Controlled by the Company that may from time to time employ the Employee (any such entity that from time to time employs the Employee, an “Employer”) or any Affiliate of any such entity or affect in any way the right of any such entity to terminate any such employment at any time. Any question as to whether and when there has been a termination of any such employment, and the cause of such termination, shall be determined by the Board and its determination shall be final; provided, however, that a change in employment from the Employer to another Affiliate Controlled by the Company will not be considered a termination of employment for purposes of this Agreement.

(c)The Employee agrees that the Employee's execution of this Agreement evidences the Employee's intention to be bound by the terms of the LLC Agreement, in addition to the terms of this Agreement, and acknowledges and agrees that the Granted Series D-1 Units are subject to all of the terms and restrictions applicable to Series D Units as set forth in the LLC Agreement and in this Agreement. On or prior to the Effective Date, the Employee has executed a counterpart signature page to the LLC Agreement or to an Addendum Agreement thereto.

(d)The Employee agrees to make an election under Section 83(b) of the Code with respect to the Granted Series D-1 Units and to consult with the Employee's tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Employee acknowledges that it is the Employee's sole responsibility, and not the responsibility of the Company, to file the election under Section 83(b) of the Code even if the Employee requests the Company or its managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing.

3.Unvested Series D Units. The Granted Series D-1 Units issued pursuant to this Agreement shall initially be deemed Unvested Units (“Unvested Series D Units”) under the LLC Agreement, shall be subject to all of the restrictions on Unvested Units (as well as on Series D Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Units under the LLC Agreement. The Unvested Series D Units will become Vested Units (the “Vested Series D Units”) under the LLC Agreement in accordance with the provisions of Sections 4, 5 and 6 of this Agreement.

4.Vesting of Granted Series D-1 Units.

(a)The Unvested Series D Units will become Vested Series D Units in accordance with the vesting schedule set forth in the following table; provided, however, that the Employee remains continuously employed by an Employer from the Effective Date through each vesting event set forth below, unless otherwise provided for in this Agreement.

Vesting Event	Portion of Unvested Series D Units that become Vested Series D Units
On the Effective Date	10,000
On the First Trigger Event	37,247
On the Second Trigger Event	37,246
Total	84,493

For the avoidance of doubt, even if the First Trigger Event and Second Trigger Event occur as part of the same Exit Event or Liquidation Event, (i) each shall be treated as a separate Vesting Event and shall be deemed to occur in order, with the First Trigger Event occurring first, followed by the

Second Trigger Event and (ii) the vesting of Unvested Series D Units as a result of the First Trigger Event shall be an Anti-Dilution Event (as defined in the LLC Agreement) which results in the issuance of Additional Series B Units under Section 5.6 of the LLC Agreement. Upon vesting in accordance with this Section 4, such Units shall no longer be subject to the restrictions on Unvested Series D Units (but shall remain subject to the restrictions on the Series D Units, in general) under the LLC Agreement and shall become Vested Series D Units.
5.Exit Event. All Unvested Series D Units issued pursuant hereto which do not vest upon an applicable Exit Event or Liquidation Event shall be forfeited immediately upon an Exit Event or Liquidation Event, as applicable.

6.Forfeitures in Connection with the Employee's Termination of Employment.

(a)If the Employee's employment with Employer is terminated by reason of (1) an Involuntary Termination, (2) the Employee voluntarily terminating his employment with Employer without Good Reason, or (3) the Employment Agreement term expiring, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee's Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
(b)If Employer terminates the Employee's employment with Employer for Cause, then on the date of such termination, the Employee shall forfeit to the Company all of the Employee's Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.

(c)If either (1) Employer terminates the Employee's employment with Employer without Cause or (2) the Employee terminates his employment with Employer for Good Reason, then:
(i)if the First Trigger Event occurs prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, then the Employee's Unvested Series D Units shall vest in accordance with Section 4 of this Agreement; provided, however, that if the First Trigger Event does not occur prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, the Employee shall forfeit to the Company all of the Employee's Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof; and

(ii)if the Second Trigger Event occurs prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, then the Employee's remaining Unvested Series D Units shall vest in accordance with Section 4 of this Agreement; provided, however, that if the Second Trigger Event does not occur prior to what would have been the expiration of the then current term of the Employment Agreement had it not been terminated, the Employee shall forfeit to the Company all of the Employee's Unvested Series D Units and all rights arising from such Unvested Series D Units and from being a holder thereof.
(d)The forfeitures of Series D Units subject to the terms and conditions of this Section 6 shall occur immediately and without further action of the Company, the Employee or any other Person upon the termination giving rise to such forfeitures.

7.Representations and Warranties of the Employee and the Company.

(a)The Employee represents and warrants to the Company as follows:

(i)that this Agreement constitutes the legal, valid and binding obligation of the Employee, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject;

(ii)that the Employee believes that the Employee has received all the information the Employee considers necessary in connection with his execution of this Agreement, that the Employee has had an opportunity to ask questions and receive answers from the Company and the Employee's independent counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Employee or to which the Employee had access; and

(iii)that the Employee understands that the Series D Units are not registered under the Securities Act on the ground that the grant provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 701 promulgated thereunder.

(b)The Company represents and warrants to the Employee that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

8.General Provisions.

(a)Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by certified mail, return receipt requested by nationally recognized overnight or second-day delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	U.S. Well Services, LLC 2100 West Loop South Suite 1602 Houston, Texas 77027 Attention: Chief Financial Officer

If to the Employee to:	Jeffrey McPherson
204 Wildwood Dr.
Horner, WV 26372

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight or second-day delivery service, be deemed received on the second Business Day after the date of deposit with the delivery service.
(b)Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(c)Administration. The Board shall supervise the administration and enforcement of this Agreement according to the terms and provisions hereof and within the LLC Agreement, and shall have the full discretionary authority and all of the powers necessary to accomplish these purposes. Without limiting the generality of the foregoing, the Board shall have all of the powers and duties specified for it under this Agreement and the LLC Agreement, including the power, right, and authority: (i) from time to time to establish rules and procedures for the administration of this Agreement, which are not inconsistent with the provisions of this Agreement or the LLC Agreement; (ii) to construe in its sole discretion all terms, provisions, conditions, and limitations of this Agreement; (iii) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Agreement in such manner and to such extent as the Board shall deem appropriate; (iv) to determine which Affiliates shall be considered an Employer under this Agreement; and (v) to make all other determinations necessary or advisable for the administration of this Agreement. All decisions, determinations and actions to be made or taken by the Board pertaining to this Agreement, and all determinations with respect to Employee's service with the Company or any Employer, or a termination of service for purposes of this Agreement, shall be made by the Board; provided, however, the Board, in its sole discretion, may delegate to one or more employees of the Company or any Employer all or some of its day-to-day administrative or ministerial duties and powers under this Agreement. All such decisions, determinations, and actions by the Board shall be final, binding and conclusive on all persons. The members of the Board shall not be liable for any decision, determination or action taken or omitted to be taken in connection with the administration of this Agreement.

(d)Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(e)Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of each such prohibited or unenforceable provision, there shall be added automatically as a part of this Agreement a provision similar in terms to such prohibited or unenforceable provision as may be possible and be legal, valid and enforceable.

(f)Entire Agreement. This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Employee, the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Series D Units held by the Employee); provided, however, that rights and obligations of the Employee under this Agreement shall not be assignable except in connection with a transfer of Series D Units held by the Employee permitted under the LLC Agreement. Notwithstanding anything else in this Agreement or in the LLC Agreement (i) each of the Series D Units that is initially held by the Employee shall remain subject to the terms of the LLC Agreement and this Agreement, regardless of who holds such Units and (ii) the effect that the employment of the Employee by the Company, an Employer or their respective Affiliates or events related to such employment have on the rights of and restrictions on Series D Units, including vesting, and the rights of the Company with regard to the Granted Series D-1 Units under this Agreement, shall not be altered by any transfer of any Series D Units. For the avoidance of doubt, each Permitted Transferee of the Employee who acquires Units from the Employee pursuant to the LLC Agreement shall be subject to the provisions of this Agreement as if such Permitted Transferee or Permitted Transferees were a party or parties to this Agreement.

(i)Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.

(j)Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (iii) the word “or” is inclusive; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited; (v) references to Articles and Sections refer to Articles and Sections of this Agreement; (vi) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (vii) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (viii) all references to money refer to the lawful currency of the United States; and (ix) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

(k)Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(l)Adjustment. In the event that the Board determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Board to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the terms of this Agreement and/or the number of outstanding Granted Series D-1 Units or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Granted Series D-1 Unit.

(m)Arbitration; Waiver of Jury Trial. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes,

controversies or other matters in question (“claims”) whether or not arising out of this Agreement, whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company's right to seek equitable relief, including injunctive relief and specific performance, and damages in a court of competent jurisdiction. The Company and the Employee agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Houston, Texas, and that any arbitration commenced in any other venue will be transferred to Houston, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 10(m), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys' fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. EACH PARTY ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT SUCH PARTY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY COVERED CLAIM ALLEGED BY SUCH PARTY.

(n)WAIVER OF CERTAIN DAMAGE CLAIMS. NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENTS TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE LLC AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE

COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

(o)Spouses.

(i)The Employee's spouse shall be required to execute a spousal consent in substantially the form required to be executed by spouses of members of the Company in the LLC Agreement (the “Spousal Agreement”) to evidence such spouse's agreement and consent to be bound by the terms and conditions of this Agreement and the LLC Agreement as to such spouse's interest, whether as community property or otherwise, if any, in the Series D Units held by the Employee. If the spouse of the Employee fails to execute the Spousal Agreement, until such time as the Spousal Agreement is duly executed, the Employee's economic rights associated with his or her Series D Units will be suspended and not subject to recovery.

(ii)In the event of a property settlement or separation agreement between the Employee and his spouse, the Employee will use his best efforts to assign to his spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Employee was entitled, with respect to the Employee's Series D Units to the extent assigned to the Employee's spouse.

(iii)If a spouse or former spouse of the Employee acquires all or a portion of the Series D Units held by the Employee as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Employee to give or withhold such approval as the Employee will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that the Company will have the option at any time to purchase all, but not less than all, of such Series D Units at Fair Market Value determined by the Company as of the date the Company elects to so purchase such Units.

(p)Sections 83 and 409A of the Code. The parties intend for the issuance of the Granted Series D-1 Units to be a transfer of property within the meaning of Section 83 of the Code rather than a deferral of compensation pursuant to Section 409A of the Code. Accordingly, this Agreement and the issuance of the Granted Series D-1 Units shall be construed and interpreted in accordance with such intent and any action required by either of the parties pursuant to this Agreement will be provided in such a manner that the Granted Series D-1 Units shall not become subject to the provisions of Section 409A of the Code, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any such action to comply with Section 409A reduce the aggregate amount of the benefit provided or payable to the Employee hereunder unless expressly agreed in writing by the Employee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY

/s/ Daniel T. Layton______________________
Name: Daniel T. Layton
Title: Chief Operating Officer

EMPLOYEE

/s/ Jeffrey McPherson_____________________
Jeffrey McPherson

EXHIBIT A
DEFINED TERMS

“Addendum Agreement” has the meaning assigned to such term in the LLC Agreement.
“Affiliate” has the meaning assigned to such term in the LLC Agreement.
“Board” has the meaning assigned to such term in the LLC Agreement.
“Business Day” has the meaning assigned to such term in the LLC Agreement.
“Cause” has the meaning assigned to such term in the Employment Agreement.
“Code” has the meaning assigned to such term in the LLC Agreement.
“Company Market Value” means, at the time of the applicable valuation, the difference between (a) the aggregate fair market value of all Company assets and (b) the aggregate amount of all debts and other liabilities (including an appropriate value, if any, for contingent liabilities of the Company) of the Company and its Subsidiaries (including any unpaid tax distributions that are payable for any calendar year prior to the date of such valuation).
“Controlled by” has the meaning assigned to such term in the LLC Agreement.
“Covered Person” has the meaning assigned to such term in the LLC Agreement.
“Disability” has the meaning assigned to such term in the Employment Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exit Event” has the meaning assigned to such term in the LLC Agreement.
“Fair Market Value” means, at the time of the valuation of the applicable Series D Units, the amount that would be distributable to the holders of such Units if the Company Market Value determined at the time of such valuation were distributed to the holders of all of the Membership Interests in complete liquidation pursuant to the rights and preferences set forth in Section 6.1 of the LLC Agreement (or any provision of the LLC Agreement that replaces such Section 6.1 as the result of an amendment to the LLC Agreement after the date hereof) as in effect immediately prior to such valuation.
“First Trigger Event” means a Liquidation Event or an Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement equal to or in excess of $100,000,000.
“Good Reason” has the meaning assigned to such term in the Employment Agreement.
“Involuntary Termination” means any termination of the Employee's employment with an Employer (i) upon the Employee's death or (ii) because the Employee is determined to have suffered a Disability.

“LLC Agreement” means the Limited Liability Company Agreement of the Company.
“Membership Interests” has the meaning assigned to such term in the LLC Agreement.
“Permitted Transferee” has the meaning assigned to such term in the LLC Agreement.
“Person” has the meaning assigned to such term in the LLC Agreement.
“Second Trigger Event” means a Liquidation Event or an Exit Event which results in distributions on the Series B Units, Series C Units and Series D Units in accordance with Section 6.1(c) of the LLC Agreement equal to or in excess of $200,000,000.
“Securities Act” has the meaning assigned to such term in the LLC Agreement.
“Series D Units” has the meaning assigned to such term in the LLC Agreement.
“Subsidiary” has the meaning assigned to such term in the LLC Agreement.
“Threshold Value” has the meaning assigned to such term in the LLC Agreement.
“Units” has the meaning assigned to such term in the LLC Agreement.
“Unvested Units” has the meaning assigned to such term in the LLC Agreement.
“Vested Units” has the meaning assigned to such term in the LLC Agreement.

Exhibit 99.1
LETTER OF TRANSMITTAL
U.S. WELL SERVICES, LLC
USW FINANCING CORP.
Offer For Any And All Outstanding
14.50% Senior Secured Notes Due 2017 In Exchange For
14.50% Senior Secured Notes Due 2017
Which Have Been Registered Under the Securities Act of 1933
Pursuant to the Prospectus Dated __________, 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON __________, 2012 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery or Regular Mail:
The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay St., Floor 7E New York, NY 10286 Attn: Carolle Montreuil	(212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5920	The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay St., Floor 7E New York, NY 10286 Attn: Carolle Montreuil

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.
The undersigned acknowledges that they have received the Prospectus, dated __________, 2012 (the “Prospectus”), of U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), and USW Financing Corp., a Delaware corporation (“USW” and together with the Company, the “Issuers”), and this Letter of Transmittal, which together constitute the Issuers' offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to $68,414,660 of 14.50% Senior Secured Notes due 2017, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for a like principal amount of the issued and outstanding 14.50% Senior Secured Notes due 2017 (“Old Notes”), of the Issuers from the holders thereof.

THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

This Letter of Transmittal is to be completed by the holders of Old Notes either if Old Notes are to be forwarded herewith or if tenders of Old Notes are to be made by book-entry transfer to an account maintained by The Bank of

New York Mellon Trust Company, N.A. (the “Exchange Agent”), at The Depository Trust Company (the “Book-Entry Transfer Facility” or “DTC”) pursuant to the procedures set forth in the “The Exchange Offer-Procedures for Tendering” in the Prospectus.

Holders of Old Notes whose certificates (the “Certificates”) for such Old Notes are not immediately available or who cannot deliver their Certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date or who cannot complete the procedures for book-entry transfers on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer-Procedures for Tendering-Guaranteed Delivery” in the Prospectus.

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.
NOTE:  SIGNATURES MUST BE PROVIDED BELOW
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
The undersigned has completed the appropriate boxes below and signed this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer:

DESCRIPTION OF OLD NOTES
If Blank, Please Print Name and Address of Registered Holder(s)	Old Notes (Attach Additional List if Necessary)
	Certificate Number(s)*	Aggregate Principal Amount of Old Notes	Principal Amount of Old Notes Tendered (If Less than All)**

Total:
  *Need not be completed if Old Notes are being tendered by book-entry holders.
**Old Notes may be tendered in whole or in part in denominations of principal amount of $1.00 and any integral multiple of $1.00. All Old Notes held shall be deemed tendered unless a lesser number is specified in this column. See Instruction 4.

(boxes below to be checked by eligible institutions only)

CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:
Name of Tendering Institution

DTC Account Number

Transaction Code Number

q    CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING (SEE INSTRUCTION 1):

Name(s) of Registered Holder(s)

Window Ticket Number (if any)

Date of Execution of Notice of Guaranteed Delivery

Name of Institution that Guaranteed Delivery

IF GUARANTEED DELIVERY IS TO BE MADE BY BOOK-ENTRY TRANSFER:

Name of Tendering Institution

DTC Account Number

Transaction Code Number

q CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OLD NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Issuers the above-described aggregate principal amount of Old Notes in exchange for a like aggregate principal amount of Exchange Notes which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and subject to the conditions set forth in the Prospectus, receipt of which is acknowledged, and in this Letter of Transmittal.

Subject to and effective upon the acceptance for exchange of all or any portion of the Old Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Issuers all right, title and interest in and to such Old Notes as is being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Issuers in connection with the Exchange Offer) with respect to the tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) subject only to the right of withdrawal described in the Prospectus, to (i) deliver Certificates for Old Notes to the Issuers together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Issuers, upon receipt by the Exchange Agent, as the undersigned's agent, of the Exchange Notes to be issued in exchange for such Old Notes, (ii) present Certificates for such Old Notes for transfer, and to transfer the Old Notes on the books of the Issuers, and (iii) receive for the account of the Issuers all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer.
The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the Old Notes tendered hereby and that, when the same is accepted for exchange, the Issuers will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered hereby are not subject to any adverse claims or proxies.  The undersigned will, upon request, execute and deliver any additional documents deemed by the Issuers or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Old Notes tendered hereby, and the undersigned will comply with its obligations under the registration rights agreement. The undersigned agrees to all of the terms of the Exchange Offer.
The name(s) and address(es) of the registered holder(s) of the Old Notes tendered hereby should be printed above, if they are not already set forth above, as they appear on the Certificates representing such Old Notes. The Certificate number(s) and the Old Notes that the undersigned wishes to tender should be indicated in the appropriate boxes above.
If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, or if Certificates are submitted for more Old Notes than are tendered or accepted for exchange, Certificates for such nonexchanged or nontendered Old Notes will be returned (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to an account maintained at DTC), without expense to the tendering holder, promptly following the expiration or termination of the Exchange Offer.
The undersigned agrees that tenders of Old Notes pursuant to any one of the procedures described in “The Exchange Offer-Procedures for Tendering” in the Prospectus and in the instructions attached hereto will, upon the Issuers' acceptance for exchange of such tendered Old Notes, constitute a binding agreement between the undersigned and the Issuers upon the terms and subject to the conditions of the Exchange Offer. The undersigned agrees that, under certain circumstances set forth in the Prospectus, the Issuers may not be required to accept for exchange any of the Old Notes tendered hereby.
Unless otherwise indicated herein in the box entitled “Special Issuance Instructions” below, the undersigned hereby directs that the Exchange Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Old Notes, that such Exchange Notes be credited to the account indicated above maintained at DTC. If applicable, substitute Certificates representing Old Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Old Notes, will be credited to the account indicated above maintained at DTC. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please deliver Exchange Notes to the undersigned at the address shown below the undersigned's signature.
By tendering Old Notes and executing this Letter of Transmittal, the undersigned hereby represents and agrees that: (i) the undersigned is acquiring the Exchange Notes in the Exchange Offer in the ordinary course of its business; (ii) the undersigned is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; (iii) the undersigned has full power and authority to transfer Old Notes in exchange for the Exchange Notes and that the Issuers will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims; (iv) the undersigned does not have and to the knowledge of the undersigned, no one receiving Exchange Notes from the undersigned has, any arrangement or understanding with any person to participate in the distribution of the Exchange Notes; (v) the undersigned is not a broker-dealer tendering Old Notes acquired directly from the Issuers for its own account or if the undersigned is a broker-dealer, it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and (vi) the undersigned is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers. By tendering Old Notes pursuant to the Exchange Offer and executing this Letter of Transmittal, a holder of Old Notes that is a broker-dealer represents, and agrees, consistent with certain interpretative letters issued by the staff of the Division of Corporate Finance of the Securities and Exchange Commission to third parties, that (A) such Old Notes held by the broker-dealer are held only as a nominee, or (B) such Old Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver the Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes (provided that, by so acknowledging and by delivering a Prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act).
The Issuers have agreed that, subject to the provisions of the registration rights agreement executed in connection with issuance of the Old Notes, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer (as defined below) in connection with resales of Exchange Notes received in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making activities or other trading activities, for a period ending on the earlier of (i) 120 days after the Exchange Offer registration statement is declared effective or (ii) the date on which a broker-dealer is no longer required to deliver a Prospectus in connection with market-making or other trading activities. In that regard, each broker-dealer who acquired Old Notes for its own account as a result of market-making or other trading activities (a “Participating Broker-Dealer”), by tendering such Old Notes and executing this Letter of Transmittal, agrees that, upon receipt of notice from the Issuers of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Issuers have amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Issuers have given notice that the sale of Exchange Notes may be resumed, as the case may be.
Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and the undersigned waives the right to receive any such interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after February 21, 2012. The Exchange Notes will bear interest from the most recent Interest Payment Date to which interest has been paid on the Old Notes or, if no interest has been paid, from February 21, 2012.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby. All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

The undersigned, by completing the box entitled “Description of Old Notes” above and signing this Letter of Transmittal, will be deemed to have tendered the Old Notes as set forth in such box.

SPECIAL ISSUANCE INSTRUCTIONS (SIGNATURE GUARANTEE REQUIRED - SEE INSTRUCTION 2)
To be completed ONLY if Exchange Notes or Old Notes not tendered are to be issued in the name of someone other than the registered holder of the Old Notes whose name(s) appear(s) above.
q Old Notes not tendered to: q Exchange Notes to:
Name: (Please Print)
Address:

(Include Zip Code)
(Tax Identification or Social Security Number)

SPECIAL DELIVERY INSTRUCTIONS (SIGNATURE GUARANTEE REQUIRED - SEE INSTRUCTION 2)
To be completed ONLY if Exchange Notes or Old Notes not tendered are to be sent to someone other than the registered holder of the Old Notes whose name(s) appear(s) above, or such registered holder at an address other than that shown above.

q Old Notes not tendered to: q Exchange Notes to:
Name: (Please Print)
Address:
(Include Zip Code)

IMPORTANT HOLDERS: SIGN HERE (PLEASE COMPLETE SUBSTITUTE FORM W-9 HEREIN)

Signature(s) of holder(s)
Date:
(Must be signed by the registered holder(s) exactly as name(s) appear(s) on Certificate(s) for the Old Notes hereby tendered or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith.  If signature is by trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other person acting, in a fiduciary or representative capacity, please provide the following information and see Instruction below)

Name(s):
(Please Print)
Capacity (full title):

Address:
(Include Zip Code)
Area Code and Telephone Number:
(SEE SUBSTITUTE FORM W-9 HEREIN)

GUARANTEE OF SIGNATURE(S) (SEE INSTRUCTION 2)
Authorized Signature:
Name: (Please Type or Print)
Title:
Name of Firm:
Address: (Include Zip Code)
Area Code and Telephone Number:
Date:

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER
1.     Delivery of Letter of Transmittal and Certificates; Guaranteed Delivery Procedures.  This Letter of Transmittal is to be completed either if (a) Certificates are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in “The Exchange Offer” in the Prospectus and an agent's message is not delivered. Certificates, or timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, as well as this Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Tenders by book-entry transfer may also be made by delivering an agent's message in lieu thereof. Old Notes may be tendered in whole or in part in denominations of principal amount of $1.00 and any integral multiple of $1.00.
Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in “The Exchange Offer” in the Prospectus.  Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Issuers, must be received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in “The Exchange Offer” in the Prospectus.
The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For Old Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the Expiration Date. As used herein and in the Prospectus, “Eligible Institution” means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association.
The method of delivery of Certificates, this Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, then registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The Issuers will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a Letter of Transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.
2.    Guarantee of Signatures.  No signature guarantee on this Letter of Transmittal is required if:

•
this Letter of Transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Old Notes (the “holder”)) of Old Notes tendered herewith, unless such holder(s) has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” above,

or

•	such Old Notes are tendered for the account of a firm that is an Eligible Institution.
In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal. See Instruction 5.
3.    Inadequate Space.  If the space provided in the box captioned “Description of Old Notes” is inadequate, the Certificate number(s) and or the principal amount of Old Notes and any other required information should be listed on a separate signed schedule that is attached to this Letter of Transmittal.
4.    Partial Tenders and Withdrawal Rights.  Tenders of Old Notes will be accepted only in denominations of principal amount of $1.00 and any integral multiple of $1.00. If less than all the Old Notes evidenced by any Certificate submitted are to be tendered, fill in the principal amount of Old Notes that are to be tendered in the box entitled “Principal Amount of Old Notes Tendered.” In such case, new Certificate(s) for the remainder of the Old Notes that were evidenced by your old Certificate(s) will only be sent to the holder of the Old Notes, promptly after the Expiration Date. All Old Notes represented by Certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.
Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective on or prior to that time, a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth above or in the Prospectus on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if Certificates have been tendered) the name of the registered holder of the Old Notes as set forth on the Certificate, if different from that of the person who tendered such Old Notes. If Certificates have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Certificates, the tendering holder must submit the serial numbers shown on the particular Certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under “The Exchange Offer,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in the Prospectus under “The Exchange Offer.”

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuers, in their sole discretion, whose determination shall be final and binding on all parties. The Issuers, any affiliates or assigns of the Issuers, the Exchange Agent or any other person shall not be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the holder thereof without cost to such holder promptly after withdrawal.
5.    Signatures on Letter of Transmittal, Assignments and Endorsements.  If this Letter of Transmittal is signed by the registered holder(s) of the Old Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Certificates without alteration, enlargement or any change whatsoever.
If any Old Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.
If any tendered Old Notes are registered in different name(s) on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of Certificates.
If this Letter of Transmittal or any Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Issuers, must submit proper evidence satisfactory to the Issuers, in their sole discretion, of each such person's authority to so act.
When this Letter of Transmittal is signed by the registered owner(s) of the Old Notes listed and transmitted hereby, no endorsement(s) of Certificate(s) or separate bond power(s) is required unless Exchange Notes are to be issued in the name of a person other than the registered holder(s). Signature(s) on such Certificate(s) or bond power(s) must be guaranteed by an Eligible Institution.
If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Old Notes listed, the Certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner(s) appear(s) on the Certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Issuers or the Trustee for the Old Notes may require in accordance with the restrictions on transfer applicable to the Old Notes. Signatures on such Certificates or bond powers must be guaranteed by an Eligible Institution.
6.    Secial Issuance and Delivery Instructions.  If Exchange Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Certificates not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.
7.    Irregularities.  The Issuers will determine, in their sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination shall be final and binding on all parties. The Issuers reserve the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for which may, in the view of counsel to the Issuers be unlawful. The Issuers also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under “The Exchange Offer” or any conditions or irregularities in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding.  No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. The Issuers, any affiliates or assigns of the Issuers, the Exchange Agent, or any other person shall not be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

8.    Questions, Requests for Assistance and Additional Copies.  Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent or from your broker, dealer, commercial bank, trust company or other nominee.
9.    Backup Withholding; Substitute Form W-9.  Under U.S. federal income tax law, a holder (including, for purposes of this section, beneficial owners of the Old Notes) whose tendered Old Notes are accepted for exchange is required to provide the Exchange Agent with such holder's correct taxpayer identification number (“TIN”) and certain other information on Substitute Form W-9 below. If the Exchange Agent is not provided with the correct TIN and such other information on such substitute Form W-9, the Internal Revenue Service (the “IRS”) may subject the holder or other payee to a $50 penalty. In addition, payments to such holders or other payees with respect to Old Notes exchanged pursuant to the Exchange Offer may be subject to backup withholding at a rate equal to 28%.
The box in Part 2 of the Substitute Form W-9 may be checked if the tendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 2 is checked, the holder or other payee must also complete the box captioned Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part 2 is checked and the box captioned Certificate of Awaiting Taxpayer Identification Number is completed, the holder will be subject to backup withholding on all payments made prior to the time a properly certified TIN is provided to the Exchange Agent. The Exchange Agent will retain such amounts withheld during the 60-day period following the date of the Substitute Form W-9. If the holder furnishes the Exchange Agent with its TIN within 60 days after the date of the Substitute Form W-9, the amounts retained during the 60-day period will be remitted to the holder and no further amounts shall be retained or withheld from payments made to the holder thereafter. If, however, the holder has not provided the Exchange Agent with its TIN within such 60-day period, amounts withheld will be remitted to the IRS as backup withholding. In addition, backup withholding will apply to all payments made thereafter until a correct TIN is provided.
Certain holders (including, among others, corporations, financial institutions and certain foreign persons) may not be subject to the backup withholding and reporting requirements. Such holders should nevertheless complete the attached Substitute Form W-9 and write “Exempt” on the face thereof, to avoid possible erroneous backup withholding. A foreign person may qualify as an exempt recipient by submitting a properly completed and appropriate IRS Form W-8, signed under penalties of perjury, attesting to that holder's exempt status. Please consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which holders are exempt from backup withholding.
Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.
10.    Waiver of Conditions.  The Issuers reserve the absolute right to waive satisfaction of any or all conditions enumerated in the Prospectus.
11.    No Conditional Tenders.  No alternative, conditional or contingent tenders will be accepted. All tendering holders of Old Notes, by execution of this Letter of Transmittal, shall waive any right to receive notice of the nce of Old Notes for exchange.
Neither the Issuers, the Exchange Agent nor any other person is obligated to give notice of any defect or irregularity with respect to any tender of Old Notes nor shall any of them incur any liability for failure to give any such notice.
12.    Lost, Destroyed or Stolen Certificates.  If any Certificates representing Old Notes have been lost, destroyed or stolen, the holder should promptly notify the Exchange Agent. The holder will then be instructed as to the steps that must be taken in order to replace the Certificates. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Certificates have been followed.

13.    Security Transfer Taxes.  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
TO BE COMPLETED BY ALL TENDERING SECURITY HOLDERS
(SEE INSTRUCTION 9)

PAYER'S NAME: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
SUBSTITUTE FORM W-9	PART 1 - PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	TIN: __________________ Social Security Number OR Employer Identification Number
Department of The Treasury Internal Revenue Service Payer's Request For Taxpayer Identification Number (“TIN”)	PART 2 - TIN Applied for

CERTIFICATION - UNDER PENALTIES OF PERJURY, I CERTIFY THAT:
(1)The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me); and
(2)I am not subject to backup withholding either because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)I am a U.S. person (including a U.S. resident alien).

Signature: _______________________________ Date: ______________, 2012
CERTIFICATION INSTRUCTIONS - You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting of interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the attached Guidelines.)

NOTE:
FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU IN CONNECTION WITH THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING (OR WILL SOON APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of the exchange, all reportable payments made to me thereafter will be subject to backup withholding until I provide a taxpayer identification number.

Signature: ______________________________________________________ Date:

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the name and number to give the Payor.

For this type of account:	Give the name and SOCIAL SECURITY number of:
1.An individual's account	The individual
2.Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3.Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4.a.The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)
b.So-called trust account that is not a legal or valid trust under state law	The actual owner (1)
5.Sole proprietorship or disregarded entity owned by an individual	The owner (3)

For this type of account:	Give the name and EMPLOYER IDENTIFICATION number of:
6.Disregarded entity not owned by an individual	The owner
7.A valid trust, estate or pension trust	Legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.) (4)
8.Corporation or entity electing corporate status on Form 8832	The corporation
9.Association, club, religious, charitable, educational or other tax exempt organization account	The organization
10.Partnership or entity treated as a partnership for tax purposes	The partnership
11.A broker or registered nominee	The broker or nominee
12.Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

1.	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number that person's number must be furnished.

2.	Circle the minor's name and furnish the minor's social security number.

3.
You must show your individual name. You may also enter your business or “doing business as” name. You may use either your social security number or, if you have one, your employer identification number.

4.
List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9 - (Continued)

Obtaining a Number
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at a local office of the Social Security Administration or the Internal Revenue Service and apply for a number. You may also obtain Form SS-4 by calling the IRS at 1-800-TAX-FORM.
Payees Exempt from Backup Withholding
Payees specifically exempted from backup withholding on ALL payments include the following:

•
An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

•
The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality or any one or more of the foregoing.

•	A foreign government and political subdivisions, agencies or instrumentalities thereof.

•	An international organization or any agency or instrumentality thereof.
Payees specifically exempted from backup withholding on interest and dividend payments include the following:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank of issue.

•	A middleman known in the investment community as a nominee or who is listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee list.

•	A trust exempt from tax under Section 664 as described in Section 4947.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and that have at least one nonresident partner.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9 - (Continued)

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.
Payments of interest not generally subject to backup withholding include the following:

•
Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).

•	Payments described in Section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under Section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage interest paid to you.

Exempt payees described above may file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER.
Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, 6050N, and their regulations.
Privacy Act Notice. Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS also may provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.
Penalties
(1)    Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)    Civil Penalty for False information With Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a penalty of $500.

(3)    Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit 99.2
NOTICE OF GUARANTEED DELIVERY
U.S. WELL SERVICES, LLC
USW FINANCING CORP.

For Tender of
Any And All Outstanding
14.50% Senior Secured Notes due 2017 In Exchange For
14.50% Senior Secured Notes due 2017
Which Have Been Registered Under the Securities Act of 1933
Pursuant to the Prospectus Dated ___________, 2012

This Notice of Guaranteed Delivery, or one substantially equivalent to this form, must be used to accept the Exchange Offer (as defined below) if (i) certificates for the 14.50% Senior Secured Notes due 2017 (the “Old Notes”), of U.S. Well Services, LLC and USW Financing Corp. are not immediately available, (ii) the Old Notes, the Letter of Transmittal and all other required documents cannot be delivered to The Bank of New York Mellon Trust Company, N.A. (the “Exchange Agent”), on or prior to the Expiration Date (defined below) or (iii) the procedures for delivery by book-entry transfer cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand, overnight courier or mail, or transmitted by facsimile transmission, to the Exchange Agent. See “The Exchange Offer - Procedures for Tendering - Guaranteed Delivery,” in the Prospectus. In addition, in order to utilize the guaranteed delivery procedure to tender Old Notes pursuant to the Exchange Offer, a completed, signed and dated Letter of Transmittal relating to the Old Notes (or facsimile thereof) must also be received by the Exchange Agent on or prior to the Expiration Date. Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ___________, 2012 (the “Expiration date”) UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery or Regular Mail:
The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay St., Floor 7E New York, NY 10286 Attn: Carolle Montreuil	(212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5920	The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay St., Floor 7E New York, NY 10286 Attn: Carolle Montreuil

DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS NOTICE OF GUARANTEED DELIVERY VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THIS NOTICE OF GUARANTEED DELIVERY IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN “ELIGIBLE INSTITUTION” UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

2802337v2

Ladies and Gentlemen:

The undersigned hereby tenders to U.S. Well Services, LLC and USW Financing Corp. (collectively, the “Issuers”), upon the terms and subject to the conditions set forth in the Prospectus dated ___________, 2012 (as the same may be amended or supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal (which together constitute the “Exchange Offer”), receipt of which is hereby acknowledged, the aggregate principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer - Procedures for Tendering - Guaranteed Delivery.”

Aggregate Principal		Name(s) of Registered holder(s):
Amount

Amount Tendered:	$

Certificate No(s)
(if available):

$

(TOTAL PRINCIPAL AMOUNT REPRESENTED BY OLD NOTES CERTIFICATE(S))
If Old Notes will be tendered by book-entry transfer, provide the following information:

DTC Account Number:

Date:

* Must be in denominations of principal amount of $1.00 and any integral multiples of $1.00.
All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and every obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

PLEASE SIGN HERE

x		x

x		x

	Signature(s) of Owner(s) or		Date:
Authorized Signatory

Area Code and Telephone Number:

Must be signed by the holder(s) of the Old Notes as their name(s) appear(s) on certificates for Old Notes or on a security position listing, or by person(s) authorized to become registered holder(s) by endorsement and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below and, unless waived by the Issuers, provide proper evidence satisfactory to the Issusers of such person's authority to so act.

PLEASE PRINT NAME(S) AND ADDRESS(ES)

Name(s):

Capacity:
Address(es):

GUARANTEE OF DELIVERY
(NOT TO BE USED FOR SIGNATURE GUARANTEE)
The undersigned, a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as an “eligible guarantor institution,” including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker, government securities broker or government securities dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each of the foregoing being referred to as an “Eligible Institution”), hereby guarantees to deliver to the Exchange Agent, at one of its addresses set forth above, either the Old Notes tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such Old Notes to the Exchange Agent's account at The Depository Trust Company (“DTC”), pursuant to the procedures for book-entry transfer set forth in the Prospectus, in either case together with one or more properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) and any other required documents within three trading days after the date of execution of this Notice of Guaranteed Delivery.

The undersigned acknowledges that it must deliver the Letter(s) of Transmittal (or facsimile thereof) and the Old Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.

Name of Firm    Authorized Signature

Address        Title

(Please Type or Print)
Zip Code

Area Code and Telephone
Number:             Date:

NOTE:    DO NOT SEND CERTIFICATES FOR OLD NOTES WITH THIS FORM, CERTIFICATES FOR OLD NOTES SHOULD ONLY BE SENT WITH YOUR LETTER OF TRANSMITTAL.